Filed with the SEC on May 1, 1996                      Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           -----------------------

                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                           -----------------------

                             DEPOSIT GUARANTY CORP.
             (Exact name of registrant as specified in its charter)


       MISSISSIPPI                        6711                   64-072169
(State or other jurisdiction  (Primary Standard Industrial (IRS Employer Identi-
of incorporation or           Classification Code Number)   fication Number)
organization)

                                             ARLEN L. MCDONALD
   210 EAST CAPITOL STREET                   210 EAST CAPITOL STREET
   POST OFFICE BOX 730                       POST OFFICE BOX 730
   JACKSON, MISSISSIPPI  39205               JACKSON, MISSISSIPPI  39205
   TELEPHONE NUMBER: (601)354-8497           TELEPHONE NUMBER: (601)354-8497
   (Address, including zip code,             (Name, address, including zip
   and telephone number, including           code, and telephone number,
   area code of registrant's                 including area code, of agent
   principal executive offices)              for service)

                                   Copies to:

   L. Keith Parsons, Esq.                    Lisa M. Buchanan, Esq.
   Watkins Ludlam & Stennis. P.A.            Jones, Walker, Waechter, Poitevent,
   633 North State Street                    Carrere & Denegre, L.L.P.
   Post Office Box 427                       201 St. Charles Avenue, Suite 5100
   Jackson, Mississippi  39205-0427          New Orleans, Louisiana 70170
   Telephone Number: (601)949-4701           Telephone Number: (504) 582-8310

Approximate date of commencement of proposed sale of securities to the public:
At the Effective Date of the merger of Bank of Gonzales Holding Company, Inc. into Commercial National Corporation as described in the attached Proxy Statement/Prospectus.

If the securities being registered on this form are being offered in conjunction with the formation of a holding company and there is compliance with General Instruction G, check the following box. /__/

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                 Proposed Maximum         Proposed Maximum
 Title of Each Class of         Amount to be      Offering Price     Aggregate Offering Price(2)       Amount of
 Securities to be Registered    Registered(1)       Per Unit                                       Registration Fee
- --------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value      634,000                NA                 $11,769,731                 $4,058.53
====================================================================================================================

 (1) Plus such additional shares as may be issued as a result of the adjustment provisions contained in the Agreement and Plan of Merger. Based upon the anticipated maximum number of shares to be issued in connection with the transaction described herein.

 (2) Estimated in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee on the basis of the book value of the outstanding shares of Bank of Gonzales Holding Company, Inc. common stock as of March 31, 1996.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A),
 MAY DETERMINE.

                             DEPOSIT GUARANTY CORP.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


                                                 Caption or Location
                                                       in Proxy
Items in Form S-4                                Statement/Prospectus
- -----------------                                --------------------
1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus.......................       Cover Page of
                                                 Registration Statement;
                                                 Cross Reference Sheet;
                                                 Cover Page of the Proxy
                                                 Statement/Prospectus

2.       Inside Front and Outside Back
         Cover Pages of Prospectus........       Available Information;
                                                 Incorporation of
                                                 Certain Documents by
                                                 Reference

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information......................       Summary

4.       Terms of the Transaction.........       Summary; The Merger; Comparison
                                                 of the Rights of Holders of
                                                 Gonzales Holding Common Stock
                                                 and Deposit Guaranty Common
                                                 Stock

5.       Pro Forma Financial Information..       Not Applicable

6.       Material Contracts with the
         Company Being Acquired...........       Not Applicable

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Under-
         writers..........................       Not Applicable

8.       Interest of Named Experts and
         Counsel..........................       Legal Opinion; Experts

9.       Disclosure of Commission
         Position on Indemnification
         for Securities Act Liabilities...       Not Applicable

10.      Information with Respect to
         S-3 Registrants..................       Available Information;
                                                 Incorporation of
                                                 Certain Documents by
                                                 Reference

11.      Incorporation of Certain Infor-
         mation by Reference..............       Available Information;
                                                 Incorporation of
                                                 Certain Documents by
                                                 Reference

12.      Information with Respect to S-2
         or S-3 Registrants...............       Not Applicable

13.      Incorporation of Certain Infor-
         mation by Reference..............       Not Applicable

14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants..................       Not Applicable

15.      Information with Respect to S-3
         Companies........................       Not Applicable

16.      Information with Respect to S-2
         or S-3 Companies.................       Not Applicable

17.      Information with Respect to
         Companies Other Than S-3 or
         S-2 Companies....................       Information Concerning Gonzales
                                                 Holding ; Market Prices of and
                                                 Dividends on Gonzales Holding
                                                 Common Stock; Management's
                                                 Discussion and Analysis of
                                                 Financial Condition and Results
                                                 of Operations for the Years
                                                 Ended December 31, 1995 and
                                                 1994; Index to Financial
                                                 Statements

18.      Information if Proxies, Consents
         or Authorizations Are to be
         Solicited........................       Incorporation of Certain
                                                 Documents by Reference;
                                                 Summary; Introduction; The
                                                 Merger--Interests of Certain
                                                 Persons in the Merger;  Stock
                                                 Ownership of Management of
                                                 Gonzales Holding; Principal
                                                 Shareholders of Gonzales
                                                 Holding ; Experts

19.      Information if Proxies, Consents
         or Authorizations Are Not to be
         Solicited or in an Exchange
         Offer............................       Not Applicable

                     BANK OF GONZALES HOLDING COMPANY, INC.
                   916 SOUTH BURNSIDE AVENUE AT WORTHEY ROAD
                              POST OFFICE BOX 1089
                         GONZALEZ, LOUISIANA 70707-1089

                                                                    May __, 1996

To Our Shareholders:

         You are cordially invited to attend a Special Meeting (the "Meeting") of Shareholders of Bank of Gonzales Holding Company, Inc. ("Gonzales Holding") to be held at [2:00 p.m]., local time, on May __, 1996 at the [Holiday Inn - Gonzales at 1500 West Highway 30, Gonzales, Louisiana].

         At the Meeting you will be asked to consider and vote upon the proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 5, 1996, by and among Deposit Guaranty Corp., a Mississippi corporation ("Deposit Guaranty"), Commercial National Corporation ("CNC"), a Louisiana corporation and a wholly-owned subsidiary of Deposit Guaranty, and Citizens National Bank ("Citizens Bank"), a national bank and a wholly-owned subsidiary of CNC, on the one hand, and Gonzales Holding and its wholly-owned subsidiary, Bank of Gonzales ("Gonzales Bank"), on the other hand, pursuant to which (a) Gonzales Holding will merge into CNC (the "Holding Company Merger") and Gonzales Bank will merge into Citizens Bank (the "Bank Merger" and together with the Holding Company Merger, the "Mergers"), and (b) each outstanding share of Gonzales Holding common stock will be converted into shares of Deposit Guaranty common stock as more fully described in the accompanying Proxy Statement/Prospectus.

         The affirmative vote of the holders of at least a majority of the outstanding shares of common stock of Gonzales Holding must approve the Merger Agreement. Consummation of the Mergers also requires certain regulatory approvals.

         The Board of Directors of Gonzales Holding believes the Mergers are in the best interests of Gonzales Holding and its shareholders and unanimously recommends that you vote for approval of the Merger Agreement. The reasons for such recommendation are set forth in the accompanying Proxy Statement/Prospectus. Furthermore, Gonzales Holding's financial advisor, Alex Sheshunoff & Co. Investment Banking, has issued its opinion to the effect that, as of the date of such opinion and based upon the considerations described therein, the terms of the Mergers are fair, from a financial point of view, to the shareholders of Gonzales Holding.

         We believe that the Mergers represent an exceptional opportunity for Gonzales Holding shareholders to join on favorable terms in a combined enterprise with greater financial resources and a more geographically diversified business. As a result of the proposed Mergers, you, as a shareholder of Deposit Guaranty, will own common stock in a bank holding company whose shares are actively traded. Combining Gonzales Holding with Deposit Guaranty through the Mergers should thus provide Gonzales Holding shareholders with a continued equity interest in a larger, more diversified banking company.

         We urge you to read the enclosed materials carefully so that you can evaluate the Mergers for yourself.

         All shareholders are invited to attend the Meeting in person. However, in order to ensure that your shares will be represented at the Meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope whether or not you plan to attend the Meeting. If you attend the Meeting in person, you may, if you wish, vote personally on all matters brought before the Meeting.

                                           Very truly yours,


                                           D. Dale Gaudet
                                           President and Chief Executive Officer

                     BANK OF GONZALES HOLDING COMPANY, INC.
                      916 SOUTH BURNSIDE AVENUE AT WORTHEY
                              POST OFFICE BOX 1089
                         GONZALES, LOUISIANA 70707-1089

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


To the Shareholders of Bank of Gonzales Holding Company, Inc.:

         Notice is hereby given that a Special Meeting (the "Meeting") of Shareholders of Bank of Gonzales Holding Company, Inc. ("Gonzales Holding ") will be held at [the Holiday Inn - Gonzales at 1500 West Highway 30, Gonzales, Louisiana] on May __, 1996 at [2:00 p.m.], local time, for the purpose of considering and voting upon the following matters:

         1. To consider and vote upon the proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 5, 1996, by and among Deposit Guaranty Corp., a Mississippi corporation ("Deposit Guaranty"), Commercial National Corporation ("CNC"), a Louisiana corporation and a wholly-owned subsidiary of Deposit Guaranty, and Citizens National Bank ("Citizens Bank"), a national bank and a wholly-owned subsidiary of CNC, on the one hand, and Gonzales Holding, and its wholly-owned subsidiary, Bank of Gonzales ("Gonzales Bank"), a Louisiana state bank, on the other hand, pursuant to which (a) Gonzales Holding will merge into CNC (the "Holding Company Merger") and Gonzales Bank will merge into Citizens Bank (the "Bank Merger"), and (b) each outstanding share of Gonzales Holding common stock will be converted into shares of Deposit Guaranty common stock in accordance with the terms of the Merger Agreement; and

         2. To transact such other business as may lawfully come before the meeting or any adjournment or postponement thereof.

         DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES IF THE HOLDING COMPANY MERGER IS EFFECTED UPON APPROVAL BY LESS THAN EIGHTY PERCENT (80%) OF THE TOTAL VOTING POWER OF GONZALES HOLDING.

         The affirmative vote of the holders of a majority of the outstanding shares of Gonzales Holding Common Stock is required for approval of the Merger Agreement. Only shareholders of record as of the close of business on April __, 1996, are entitled to vote at the Meeting. All shareholders are invited to attend the Meeting in person. However, in order to ensure that your shares will be represented at the Meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, whether or not you plan to attend the Meeting. Your proxy may be revoked by appropriate notice to the Secretary of Gonzales Holding at any time prior to the voting thereof. If you attend the Meeting in person, you may, if you wish, vote personally on all matters brought before the Meeting.

                                              By Order of the Board of Directors



                                              Ida N. Reine
                                              Secretary

May __, 1996
Gonzales, Louisiana

PROSPECTUS                               PROXY STATEMENT
- ----------                               ---------------

DEPOSIT GUARANTY CORP.                   BANK OF GONZALES HOLDING COMPANY, INC.

___________________                      ______________

634,000 SHARES OF                        SPECIAL MEETING OF
COMMON STOCK, NO PAR VALUE               SHAREHOLDERS TO BE HELD
                                         MAY__, 1996


         This Proxy Statement/Prospectus is being furnished to the shareholders of Bank of Gonzales Holding Company, Inc. ("Gonzales Holding") in connection with the solicitation of proxies by the Board of Directors of Gonzales Holding for use at its Special Meeting (the "Meeting") of Shareholders to be held on May __, 1996. This Proxy Statement/Prospectus was first mailed to shareholders of Gonzales Holding on or about May _____, 1996.

         At the Meeting, the holders of Gonzales Holding common stock, no par value, ("Gonzales Holding Common Stock"), will be asked to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 5, 1996, by and among Deposit Guaranty Corp. ("Deposit Guaranty"), a Mississippi corporation, Commercial National Corporation ("CNC"), a Louisiana corporation and a wholly-owned subsidiary of Deposit Guaranty and Citizens National Bank ("Citizens Bank") a wholly-owned subsidiary of CNC, on the one hand, and Gonzales Holding and its wholly-owned subsidiary, Bank of Gonzales ("Gonzales Bank"), a Louisiana state bank, on the other hand, pursuant to which Gonzales Holding will merge into CNC (the "Holding Company Merger") and Gonzales Bank will merge into Citizens Bank (the "Bank Merger", and together with the Holding Company Merger, the "Mergers"). Upon consummation of the Mergers, each outstanding share of Gonzales Holding common stock ("Gonzales Holding Common Stock"), other than shares held by Gonzales Holding shareholders who perfect dissenters' rights, will be converted into shares of Deposit Guaranty common stock, no par value per share ("Deposit Guaranty Common Stock"), and cash in lieu of any fractional shares, all in accordance with the terms of the Merger Agreement. For a more complete description of the Merger Agreement and the terms of the Mergers, see "The Mergers." A conformed copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A. For a more complete description of dissenters' rights see "Dissenters' Rights".

         Deposit Guaranty has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 634,000 shares of Deposit Guaranty Common Stock to be issued in connection with the Mergers. This document constitutes a Proxy Statement of Gonzales Holding in connection with the Meeting and a Prospectus of Deposit Guaranty with respect to the shares of Deposit Guaranty Common Stock to be issued upon consummation of the Mergers. Each of Deposit Guaranty and Gonzales Holding has furnished all information included herein with respect to it and its consolidated subsidiaries.

         No person is authorized to give any information or to make any representation concerning the Mergers not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities made under this Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Proxy Statement/Prospectus.

         This Proxy Statement/Prospectus does not cover any resales of Deposit Guaranty Common Stock to be received by Gonzales Holding shareholders upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

                           _________________________

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           __________________________


         The date of this Proxy Statement/Prospectus is May ___, 1996.

                             AVAILABLE INFORMATION

         Deposit Guaranty is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Deposit Guaranty can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at its Regional Offices located in the Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

         Deposit Guaranty has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the common stock offered by this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the Rules and Regulations of the Commission, and to which portions reference is hereby made for further information with respect to Deposit Guaranty and the securities offered hereby.

         AS INDICATED BELOW, THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN INFORMATION WITH RESPECT TO DEPOSIT GUARANTY, WHICH IS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH INFORMATION OR DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN, ARE AVAILABLE WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY___ , 1996, AND SUCH REQUESTS SHOULD BE DIRECTED TO DEPOSIT GUARANTY'S PRINCIPAL EXECUTIVE OFFICES AT 210 EAST CAPITOL STREET, JACKSON, MISSISSIPPI 39201, ATTENTION:
ARLEN L. MCDONALD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TELEPHONE NUMBER (601) 354-8497.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Deposit Guaranty with the Commission are hereby incorporated by reference:

        (1) Deposit Guaranty's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

                  The description of capital stock contained in Item 14 of Deposit Guaranty's Registration Statement on Form 10 filed April 21, 1970, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1982, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1986, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1987, relating to the description of Deposit Guaranty's Common Stock.


         All documents filed by Deposit Guaranty pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting of shareholders of Gonzales Holding are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               TABLE OF CONTENTS


                                                                                                         Page
                                                                                                         ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Purpose of the Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Date, Time and Place of the Meeting; Record Date   . . . . . . . . . . . . . . . . . . . . . . .  1
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Reasons for the Merger; Recommendation of the Board of Directors . . . . . . . . . . . . . . . .  2
         Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Other Conditions to Consummation of the Mergers  . . . . . . . . . . . . . . . . . . . . . . . .  3
         Exchange of Gonzales Holding Certificates; No Fractional Shares  . . . . . . . . . . . . . . . .  3
         Effective Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Interests of Certain Persons in the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Deposit Guaranty - Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Bank of Gonzales Holding Company, Inc. and Subsidiaries - Selected Financial Data  . . . . . . .  6
         Deposit Guaranty Corp. and Subsidiaries - Selected Financial Data  . . . . . . . . . . . . . . .  7
         Comparative Per Share Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         Record Date; Voting Rights; Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

THE MERGERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         Structure and Terms of the Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         Background of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         Reasons for the Mergers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         Effective Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Other Conditions to the Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Interests of Certain Persons in the Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Exchange of Gonzales Holding Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Amendment; Waiver; Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Conduct of Business Pending the Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         Resales of Deposit Guaranty Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         Filing Written Objection and Vote Against the Mergers  . . . . . . . . . . . . . . . . . . . . . 21
         Notice of the Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         Written Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

         Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         Payment and Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

COMPARATIVE RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Cumulative Voting Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         Limitations on Directors' and Officers' Liability  . . . . . . . . . . . . . . . . . . . . . . . 23
         Supermajority Voting Requirements; Business Combinations; Control Shares . . . . . . . . . . . . 23
         Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Vacancies in the Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Amendment of the Articles of Incorporation or Bylaws . . . . . . . . . . . . . . . . . . . . . . 24
         Special Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Shareholder Proposals and Nominations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

MARKET PRICES OF AND DIVIDENDS ON GONZALES HOLDING COMMON STOCK . . . . . . . . . . . . . . . . . . . . . 25

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GONZALES HOLDING   . . . . . . . . . . . . 26

INFORMATION CONCERNING GONZALES HOLDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         Supervision and Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED
         DECEMBER 31, 1995 AND 1994
         GONZALES HOLDING AND SUBSIDIARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

INDEX TO GONZALES HOLDING FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

Exhibit A - Agreement and Plan of Merger

Exhibit B - Fairness Opinion of Sheshunoff

Exhibit C - Section 131 of the Louisiana Business Corporation Law

                                    SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement/ Prospectus and the documents incorporated herein by reference. This summary is necessarily incomplete and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Exhibits and the documents incorporated in this Proxy Statement/Prospectus by reference. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.

PURPOSE OF THE MEETING

         The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated February 5, 1996 (the "Merger Agreement"), by and among Deposit Guaranty Corp., a Mississippi corporation ("Deposit Guaranty"), its wholly-owned subsidiary, Commercial National Corporation, a Louisiana corporation ("CNC"), and CNC's wholly-owned subsidiary, Citizens National Bank, a national banking association ("Citizens Bank"), on the one hand, and Bank of Gonzales Holding Company, Inc., a Louisiana corporation ("Gonzales Holding") and its wholly-owned subsidiary, Bank of Gonzales, a Louisiana state bank ("Gonzales Bank"), on the other hand, pursuant to which, among other things, (a) Gonzales Holding will be merged into CNC (the "Holding Company Merger"), (b) Gonzales Bank will be merged into Citizens Bank (the "Bank Merger" and together with the Holding Company Merger, the "Mergers"), and (c) on the effective date of the Mergers (the "Effective Date"), each outstanding share of Gonzales Holding common stock, no par value per share ("Gonzales Holding Common Stock"), will be converted into a number of shares of common stock, no par value per share, of Deposit Guaranty ("Deposit Guaranty Common Stock") determined by dividing 634,000 by the number of shares of Gonzales Holding Common Stock outstanding on the date immediately preceding the Effective Date. As a result of the Mergers, the business and properties of Gonzales Holding will become the business and properties of CNC, the business and properties of Gonzales Bank will become the business and properties of Citizens Bank, and shareholders of Gonzales Holding will become shareholders of Deposit Guaranty.

DATE, TIME AND PLACE OF THE MEETING; RECORD DATE

         A Special Meeting (the "Meeting") of the Shareholders of Gonzales Holding will be held on May ____, 1996, at [2:00 p.m.], at the[ Holiday Inn - Gonzales at 1500 West Highway 30, Gonzales, Louisiana]. The Board of Directors of Gonzales Holding has fixed the close of business on_____________, 1996, as the record date (the "Record Date") for determining holders of outstanding shares of Gonzales Holding Common Stock entitled to notice of and to vote at the Meeting. Only holders of Gonzales Holding Common Stock of record on the books of Gonzales Holding at the close of business on the Record Date are entitled to vote at the Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 561,801 shares of Gonzales Holding Common Stock issued and outstanding, each of which is entitled to one vote. See "Introduction -- General" and "Introduction -- Record Date; Voting Rights; Proxies."

VOTE REQUIRED

         Approval of the Merger Agreement requires the affirmative vote at the Meeting of the holders of not less than a majority of the outstanding shares of Gonzales Holding Common Stock. As of the Record Date, the executive officers and directors of Gonzales Holding as a group had the power to vote approximately 119,102 shares of Gonzales Holding Common Stock, representing approximately 22% of the outstanding shares, all of which are expected to be voted in favor of the Merger Agreement.

THE PARTIES

         Deposit Guaranty Corp. Deposit Guaranty is a bank holding company headquartered at 210 East Capitol Street, Jackson, Mississippi 39201, telephone
(601) 354-8497. Its principal subsidiaries are Deposit Guaranty National Bank, a national banking association with its principal office in Jackson, Mississippi; Commercial National Bank, a national banking association with its principal office in Shreveport, Louisiana; Citizens National Bank, a national banking association with
its principal office in Hammond, Louisiana;   Merchants National Bank, a
national banking association with its principal office in Fort Smith, Arkansas; and two full-service mortgage banking firms, Deposit Guaranty Mortgage Company, headquartered in Jackson, Mississippi and First Mortgage Corp., headquartered in Omaha, Nebraska. Deposit Guaranty, through its subsidiaries, provides comprehensive corporate, commercial, correspondent and individual banking services, mortgage loan servicing, and personal and corporate trust services.

         As of December 31, 1995, Deposit Guaranty had total assets of $6 billion, total deposits of $4.8 billion, total loans of $3.6 billion and shareholders' equity of $539.1 million. Based on total assets at December 31, 1995, Deposit Guaranty ranked first among Mississippi-based bank holding companies.

         Commercial National Corporation. Commercial National Corporation is a Louisiana corporation, which owns 100% of Commercial National Bank and Citizens Bank. Deposit Guaranty acquired 100% of the stock of Commercial National Corporation in February, 1990. Other than its ownership of Commercial National Bank and Citizens National Bank, Commercial National Corporation does not engage in substantial business activities.

         Citizens National Bank. Citizens Bank is a national bank headquartered at 201 NW Railroad Ave., Hammond, Louisiana. Citizens Bank provides a full complement of consumer and commercial banking services in Tangipahoa Parish, Louisiana.

         Bank of Gonzales Holding Company, Inc. Gonzales Holding is a bank holding company headquartered at 916 South Burnside Avenue at Worthey Road, Gonzales, Louisiana 70707-1089, telephone number (504) 542-2265. Its only subsidiary is Gonzales Bank. Gonzales Holding, through its subsidiary, provides a full complement of consumer and commercial banking services in Ascension Parish, Louisiana. As of December 31, 1995, Gonzales Holding had total assets of $124.4 million, total deposits of $108.2 million, loans of $59.6 million and shareholders' equity of $12.4 million.

         Bank of Gonzales. Gonzales Bank, a Louisiana state banking association, is a full service commercial bank offering consumer and commercial banking services primarily in Ascension Parish, Louisiana. It conducts its business through its main office at South Burnside Avenue at Worthey, Gonzales, Louisiana and at two branch offices in eastern Ascension Parish, Louisiana.
The Bank offers a full range of traditional commercial banking services, including demand, savings and time deposits, consumer, commercial and real estate loans, safe-deposit boxes and access to two retail credit plans -- "VISA" and "Mastercard".

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Gonzales Holding Board has unanimously approved the Mergers and the Merger Agreement and has determined that the Mergers are in the best interests of Gonzales Holding and its shareholders. In approving the Mergers, Gonzales Holding's directors considered among other factors the financial terms of the transaction; the liquidity afforded to shareholders of Gonzales Holding through ownership of a publicly traded stock; a review of the business and prospects of Gonzales Holding and Deposit Guaranty; the federal income tax consequences of the Mergers; the likelihood of the Mergers being approved by regulatory authorities without undue conditions or delays; and an opinion from Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") regarding the fairness of the terms of the Mergers, from a financial point of view, to Gonzales Holding 's shareholders. THE GONZALES HOLDING BOARD OF DIRECTORS BELIEVES THE MERGERS ARE IN THE BEST INTEREST OF GONZALES HOLDING 'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT GONZALES HOLDING 'S SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

         The Board of Directors of Deposit Guaranty has approved the Merger Agreement because it believes that the Merger will enhance Deposit Guaranty's earnings capacity by enabling it to deliver products and provide services to a larger geographic customer base and that the combination of Deposit Guaranty and Gonzales Holding can take advantage of increased overall efficiencies and economies of scale. See "The Mergers -- Reasons for the Mergers; Recommendation of the Gonzales Bank Board of Directors.

FAIRNESS OPINION

         The Board of Directors of Gonzales Holding has received the written opinion of Sheshunoff, Gonzales Holding's financial advisor, that the terms of the Mergers are fair, from a financial point of view, to Gonzales Holding and Gonzales Holding shareholders. The opinion of Sheshunoff is attached hereto as Exhibit B and should be read in its entirety. See "The Merger -- Opinion of Financial Advisor."

REGULATORY APPROVALS

         It is a condition to the consummation of the Mergers that all required regulatory approvals, including the approval of the Office of the Comptroller of the Currency (OCC) , be obtained. OCC approval was obtained on April 24 ,
1996.   See "The Mergers -- Regulatory Approvals."

OTHER CONDITIONS TO CONSUMMATION OF THE MERGERS

         In addition to regulatory approvals and the approval by the shareholders of Gonzales Holding, the respective obligations of each party under the Merger Agreement are subject, among other conditions, to receipt of an opinion of Watkins Ludlam & Stennis, P.A. substantially to the effect that the transactions contemplated by the Merger Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Code, and the absence of a material adverse change in the financial condition, results of operations or business of the other party's consolidated group. See "The Merger -- Other Conditions to the Mergers" for a fuller discussion of the conditions to consummation.

EXCHANGE OF GONZALES HOLDING CERTIFICATES; NO FRACTIONAL SHARES

         As soon as practicable after the Effective Date, The Bank of New York (the "Exchange Agent") will mail to each holder of record of Gonzales Holding Common Stock, a letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Date, represented outstanding shares of Gonzales Holding Common Stock in exchange for certificates representing Deposit Guaranty Common Stock. See "The Merger -- Exchange of Gonzales Holding Certificates." Cash will be paid in lieu of any fractional share interests in Deposit Guaranty Common Stock. See "The Mergers
- -- Structure and Terms of the Mergers." Certificates representing Gonzales Holding Common Stock should not be surrendered until the transmittal form is received.

EFFECTIVE DATE

         If the Merger Agreement is approved by the requisite vote of the shareholders of Gonzales Holding and the Mergers are approved by all required regulatory agencies and the other conditions to the Mergers are satisfied or waived (where permissible), the Merger will become effective at the date (the "Effective Date") a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of Louisiana, or as of such later date in time to which Deposit Guaranty and Gonzales Holding agree, which may be specified in the Certificate of Merger to be filed with the Louisiana Secretary of State pursuant to the Business Corporation Law of the State of Louisiana (the "Louisiana BCL"). It is expected that the Effective Date will occur in mid-1996; however, there can be no assurance that the conditions to the Merger will be satisfied or waived so that the Merger can be consummated. See "The Merger -- Effective Date" and "The Mergers -- Other Conditions to the Mergers."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Gonzales Holding's management and Board of Directors have interests in the Mergers in addition to their interests as shareholders of Gonzales Holding generally. Those interests relate to, among other things, provisions in the Merger Agreement regarding indemnification and eligibility to participate in certain Deposit Guaranty employee benefit plans. Executive officers of Gonzales Holding also have an interest in the Mergers as a result of change in control severance arrangements in their existing employment agreements. See "The Mergers - Interests of Certain Persons in the Mergers."

TERMINATION

         Among other reasons, the Merger Agreement may be terminated at any time prior to the Effective Date (i) in the event the Merger Agreement is not approved by the shareholders of Gonzales Holding at the Meeting, (ii) if the number of shares of Gonzales Holding Common Stock, the holders of which perfect dissenters' rights, exceeds 10% of the outstanding shares of Gonzales Holding Common Stock, or (iii) if the Closing has not occurred by December 31, 1996. The Merger Agreement may also be terminated by mutual consent, or by Gonzales Holding's Board of Directors if necessary to fulfill its fiduciary duties based on advice of counsel upon payment of certain expenses. See "The Mergers -- Amendment; Waiver; Termination."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Consummation of the Mergers is conditioned upon receipt of an opinion of counsel substantially to the effect that the Mergers will be treated, for federal income tax purposes, as a tax-free reorganization, with the result that, no gain or loss will be recognized by Gonzales Holding or by holders of Gonzales Holding Common Stock who exchange all of their Gonzales Holding Common Stock solely for Deposit Guaranty Common Stock pursuant to the Mergers (except with respect to cash, if any, received in lieu of fractional shares). Gonzales Holding shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Mergers. See "The Mergers -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The purchase method of accounting will be used to reflect the Mergers upon consummation. "The Mergers -- Accounting Treatment."

DISSENTERS' RIGHTS

         Under certain conditions and by complying with the specific procedures required by Louisiana law and described herein, Gonzales Holding 's shareholders will have the right to dissent from the Holding Company Merger, in which event, if the Holding Company Merger is consummated, such shareholders may be entitled to receive in cash the fair value of their shares of Gonzales Holding Common Stock. See "Dissenters Rights" and Exhibit C hereto.

DEPOSIT GUARANTY - RECENT DEVELOPMENTS

         On April 16, 1996, Deposit Guaranty reported that consolidated net income for the three months ended March 31, 1996, was $21.5 million, or $1.11 per share, compared to $18.0 million, or $.93 per share, for the same period in 1995. This increase in earnings was primarily due to an increase in net interest income resulting largely from a 19% increase in loan volume. The first quarter of 1996 also included a gain of $1.7 million, after income taxes, resulting from the disposition of assets related to lease financing transactions as well as approximately $750 thousand resulting from adoption of a new accounting pronouncement relating to mortgage service rights.

         Deposit Guaranty's return on average assets for the first quarter of 1996 was 1.44% compared to 1.39% for the same period in 1995. Return on average equity for the first quarter of 1996 was 15.97% compared to 15.10% for the first quarter of 1995.

         Deposit Guaranty's total assets were $6.0 billion at March 31, 1996, up from $5.4 billion at March 31, 1995. Stockholder's equity was $520 million at March 31, 1996, compared to $483 million at March 31, 1995.

         On April 26, 1996, Deposit Guaranty issued unsecured 7 1/4% Senior Notes Due May 1, 2006 in the aggregate principal amount of $100,000,000. The proceeds of the offering will be used for general corporate purposes, including investments in, and advances to, Deposit Guaranty's banking and nonbanking subsidiaries, reduction of short-term borrowings, investments, and financing possible future acquisitions, including, without limitation, the acquisition of banking and nonbanking companies and financial assets and liabilities.

SELECTED FINANCIAL DATA

         The following selected financial data for Deposit Guaranty and Gonzales Holding has been derived from the consolidated financial statements of Deposit Guaranty and Gonzales Holding. The information set forth below should be read in conjunction with the consolidated financial statements of Deposit Guaranty and Gonzales Holding incorporated by reference or included elsewhere herein.

BANK OF GONZALES HOLDING COMPANY, INC. AND SUBSIDIARIES - SELECTED FINANCIAL
DATA
 (In Thousands Except Per Share Amounts)

                                                                            Year Ended December 31,
                                                    -----------------------------------------------------------------------
                                                             1995           1994           1993         1992        1991
                                                    -----------------------------------------------------------------------
 STATEMENTS OF  EARNINGS
 Interest income                                        $9,981         $8,940         $8,800       $8,512      $8,888
 Interest expense                                        3,258          2,488          2,432        3,100       4,587
                                                    -----------------------------------------------------------------------
 Net interest income                                     6,723          6,452          6,368        5,412       4,301
 Provision for possible loan losses                         60           (250)          (398)         385       1,195
                                                    -----------------------------------------------------------------------
 Net interest income after provision for                 6,663          6,702          6,766        5,027       3,106
   possible loan losses
 Other operating income                                  1,419          1,477          1,324        1,198       1,145
 Other operating expense                                 4,241          4,302          4,673        4,058       3,497
                                                    -----------------------------------------------------------------------
 Income before income taxes, extraordinary               3,841          3,877          3,417        2,167         754
   item, and cumulative effect of accounting
   change
 Income tax expense                                                     1,251            620          737          --
                                                         1,230
 Income before extraordinary item and               -----------------------------------------------------------------------
   cumulative effect of accounting change                2,611          2,626          2,797        1,430         754
 Extraordinary item                                         --             --             --          686          --
 Cumulative effect of accounting change                     --             --          4,282           --          --
 Net income                                             $2,611         $2,626         $7,079       $2,116        $754
                                                    =======================================================================
 NET INCOME PER SHARE
 Income before extraordinary item and                    $4.82          $4.86          $4.99        $2.80       $1.73
   cumulative effect of accounting change
 Extraordinary item                                         --             --             --         1.35          --
 Cumulative effect of accounting change                     --             --           7.63           --          --
                                                    -----------------------------------------------------------------------
 Net income per share                                    $4.82          $4.86         $12.62        $4.15       $1.73
                                                    =======================================================================

 Weighted average shares outstanding                   541,611        540,587        560,907      510,013     435,072
 Cash dividends per share                           $     5.40     $     5.40     $     0.50     $      -     $    --


 STATEMENTS OF CONDITION - AVERAGES
 Total assets                                         $121,664       $117,916       $113,450     $104,342     $97,814
 Investment Securities                                  50,712         47,806         44,485       34,371      22,301
 Loans, net of unearned income                          60,049         59,352         57,522       56,487      58,988
 Total deposits                                        105,523        101,687        100,673       98,745      93,158
 Total stockholders' equity                             11,771         12,009         11,927        4,871       3,122

 SELECTED RATIOS
 Return on average assets                                 2.15%          2.23%          6.24%        2.03%       0.77%
 Return on average equity                                22.18          21.87          59.35        43.44       24.15
 Net interest margin - tax equivalent                     5.96           5.98           5.60         5.39        4.93
 Allowance for possible loan losses to loans,             2.44           2.62           3.11         4.04        3.49
 net of unearned income
 Net charge-offs to average loans, net of                  .28            .10            .05          .18        2.70
   unearned income
 Dividend payout                                        112.03         111.21           3.93           --          --
 Average equity to average assets                         9.68          10.18          10.51         4.67        3.19
 Leverage ratio                                           9.60           9.84           9.20         5.97        5.62
 Tier I risk-based capital                               19.30          19.33          18.24        11.58          --
 Total risk-based capital                                20.56          21.08          19.91        13.29          --

        DEPOSIT GUARANTY CORP. AND SUBSIDIARIES - SELECTED FINANCIAL DATA (In Thousands Except Per Share Amounts)


                                                                     Year Ended December 31,
                                             -----------------------------------------------------------------------
                                               1995             1994          1993            1992           1991
                                             -----------------------------------------------------------------------
 STATEMENTS OF  EARNINGS
 Interest income                                $ 402,704    $  307,272    $  299,327    $    322,114   $   382,432
 Interest expense                                 173,432       125,881       124,687         155,459       231,473
                                             -----------------------------------------------------------------------
 Net interest income                              229,272       181,391       174,640         166,655       150,959
 Provision for possible loan losses                 2,160        (4,750)      (16,000)         10,378        17,260
                                             -----------------------------------------------------------------------

 Net interest income after provision for          227,112       186,141       190,640         156,277       133,699
   possible loan losses
 Other operating income                            91,989        93,499        74,781          67,977        61,439
 Other operating expense                          211,452       180,047       171,567         164,470       152,828
                                             -----------------------------------------------------------------------

 Income before income taxes                       107,649        99,593        93,854          59,784        42,310
 Income tax expense                                35,029        32,463        27,302          14,270        10,090
                                             -----------------------------------------------------------------------

 Net income                                     $  72,620    $   67,130    $   66,552    $     45,514   $    32,220
                                             =======================================================================

 NET INCOME PER SHARE
   Primary                                      $     3.78   $     3.80    $     3.77    $       2.67   $      2.04
   Fully diluted                                      3.78         3.80          3.77            2.63          1.93

 WEIGHTED AVERAGE SHARES OUTSTANDING
   Primary                                      19,215,581   17,668,062    17,649,852      17,033,664    15,799,996
   Fully diluted                                19,215,581   17,668,062    17,649,852      17,465,282    17,442,388

 CASH DIVIDENDS PER SHARE                       $     1.21   $     1.06    $      .93    $        .80   $       .78


 STATEMENTS OF CONDITION - AVERAGES
 Total assets                                   $5,571,697   $4,940,977    $4,826,726    $  4,777,596   $ 4,814,533
 Earning assets                                  4,961,261    4,413,938     4,333,740       4,275,345     4,329,336
 Securities available for sale                     186,194      712,184     1,308,634       ---           ---
 Investment securities                           1,365,070      718,891       396,011       1,616,658     1,417,299
 Loans, net of unearned income                   3,273,408    2,581,724     2,293,416       2,261,034     2,411,731
 Deposits                                        4,438,797    3,997,038     3,867,669       3,876,927     3,990,963
 Long-term debt                                        ---          ---            ---          6,320        24,020
 Total stockholders' equity                        498,023      429,967       367,592         315,833       275,345

 SELECTED RATIOS
 Return on average assets                             1.30%        1.36%          1.38%           .95%          .67%
 Return on average equity                            14.58        15.61          18.10          14.41         11.70
 Net interest margin - tax equivalent                 4.75         4.24           4.18           4.12          3.77
 Allowance for possible loan losses to loans,
    net of unearned income                            1.64         1.95           2.56           3.30          3.74
 Net charge-offs (recoveries) to average
    loans, net of unearned income                      .12          .10           (.14)          1.02           .77
 Dividend payout                                     32.01        27.89          24.67          29.96         38.24
 Average equity to average assets                     8.94         8.70           7.62           6.61          5.72
 Leverage ratio                                       7.87         8.43           8.13           6.80          5.42
 Tier I risk-based capital                           11.05        12.49          13.28          12.00          9.95
 Total risk-based capital                            12.30        13.75          14.54          13.27         12.11

        COMPARATIVE PER SHARE INFORMATION

                                                         Deposit
                                       Historical       Guaranty and   Gonzales
                               ----------------------    Gonzales      Holding
                                                        Holding Pro   Pro Forma
                                Deposit      Gonzales     Forma       Equivalent
    Per Common Share            Guaranty     Holding    Combined(a)      (b)
 --------------------          ----------------------  -------------  ----------
 NET INCOME (C)
   For the year ended
    December 31,
    1995                          $3.78        $4.82       $3.82       $4.47
    1994                          $3.80        $4.86       $3.85       $4.50
    1993                          $3.77       $12.62       $4.07       $4.76


 CASH DIVIDENDS (D)
   For the year ended
     December 31,
     1995                         $1.21        $5.40       $1.21       $1.42
     1994                         $1.06        $5.40       $1.06       $1.24
     1993                         $ .93        $ .50       $ .93       $1.09

 BOOK VALUE (E)
   As of December 31, 1995       $27.82       $22.96      $27.82      $32.54
   As of December 31, 1994       $25.23       $20.39      $25.23      $29.52

(a) In accordance with generally accepted accounting principles, Deposit Guaranty will account for the Merger using the purchase accounting method. Deposit Guaranty has been authorized to purchase in the open market up to 100% of the Deposit Guaranty common stock to be issued in the Holding Company Merger. The pro forma calculations.

(b) Gonzales Holding pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by assuming the maximum number of shares issued which results in an assumed Conversion Number of 1.17.

(c) Net income per common share is based on weighted average common shares outstanding.

(d) Pro forma cash dividends represent historical cash dividends of Deposit Guaranty.

(e) Book value per common share is based on total period-end shareholders' equity.

                                  INTRODUCTION

GENERAL

       This Proxy Statement/Prospectus is being furnished to shareholders of Gonzales Holding in connection with the solicitation by the Board of Directors of Gonzales Holding of proxies for use at a Special Meeting of Shareholders (the "Meeting") to be held at [2:00 p.m]., local time, on May __, 1996 at the [Holiday Inn - Gonzales at 1500 West Highway 30, Gonzales, Louisiana], and at any adjournment or postponement thereof.

       At the Meeting, shareholders will consider and vote upon a proposal to approve the Merger Agreement, by and among Deposit Guaranty, CNC, Citizens Bank, Gonzales Holding, and Gonzales Bank pursuant to which Gonzales Holding will merge into CNC, Gonzales Bank will merge into Citizens Bank and each share of Gonzales Holding Common Stock issued and outstanding immediately prior to the Effective Date of the Merger (except Dissenting Shares, as hereinafter defined) will be converted into and exchangeable for a number of shares of Deposit Guaranty Common Stock, determined by dividing 634,000 by the number of shares of Gonzales Holding Common Stock outstanding on the date immediately preceding the Effective Date. As a result of the Merger, the shareholders of Gonzales Holding will become shareholders of Deposit Guaranty.

       This Proxy Statement/Prospectus constitutes a proxy statement of Gonzales Holding with respect to the Meeting and a prospectus of Deposit Guaranty with respect to the shares of Deposit Guaranty Common Stock to be issued in connection with the Mergers. The information in this Proxy Statement/Prospectus concerning Deposit Guaranty and its subsidiaries and Gonzales Holding and its subsidiary has been furnished by each of such entities, respectively.

       The principal executive office of Deposit Guaranty is located at 210 East Capitol Street, Jackson, Mississippi 39201, and its telephone number is
(601) 354-8497. The principal executive office of Gonzales Holding is located at 916 South Burnside Avenue at Worthey Road, Gonzales, Louisiana 70707-1089, and its telephone number is (504) 542-2265.

       This Proxy Statement/Prospectus is first being mailed to shareholders of Gonzales Holding on or about May __, 1996.

RECORD DATE; VOTING RIGHTS; PROXIES

       The Board of Directors of Gonzales Holding has fixed the close of business on ___________________, 1996 as the Record Date for determining holders of outstanding shares of Gonzales Holding Common Stock entitled to notice of and to vote at the Meeting. Only holders of Gonzales Holding Common Stock of record on the books of Gonzales Holding at the close of business on the Record Date are entitled to vote at the Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 561,801 shares of Gonzales Holding Common Stock issued and outstanding, each of which is entitled to one vote. The presence, in person or by proxy, of a majority of the total voting power of Gonzales Holding Common Stock is necessary to constitute a quorum of the stockholders to take action at the Meeting. Shares of Gonzales Holding Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the proposal to approve the Merger Agreement and, in the discretion of the proxy holders, as to any other matter which may properly come before the Meeting or any adjournment or postponement thereof. A shareholder who has given a proxy may revoke it at any time before it is voted by (a) filing with the Secretary of Gonzales Holding
(i) a notice in writing revoking it, or (ii) a duly executed proxy bearing a later date or (b) voting in person at the Meeting.

       Approval of the Merger Agreement requires the affirmative vote at the Meeting of the holders of a majority of the outstanding shares of the Gonzales Holding Common Stock. Therefore, an abstention or failure to return a properly executed proxy will have the same effect as a vote against the Merger Agreement, as will a broker's submitting a proxy without exercising discretionary authority with respect to approval of the Merger Agreement. As of the Record Date, the executive officers and directors of Gonzales Holding as a group had the power to vote approximately 119,102 shares of Gonzales Holding Common Stock, representing approximately 22% of the outstanding shares, all of which are expected to be voted in favor of the Merger Agreement.

       Deposit Guaranty's shareholders are not required to approve the Merger Agreement or the issuance of shares of Deposit Guaranty Common Stock.

       Gonzales Holding will bear the costs of soliciting proxies from its shareholders. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of Gonzales Holding in person, or by telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Gonzales Holding Common Stock held of record by such persons, and Gonzales Holding may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.


                                  THE MERGERS

GENERAL

       The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all related waiting periods and the approval by the shareholders of Gonzales Holding, Gonzales Holding will be merged with and into CNC, and the Gonzales Bank will be merged with and into Citizens Bank. As a result of the Mergers, the separate corporate existence of Gonzales Holding and Gonzales Bank will cease and the shareholders of Gonzales Holding will become shareholders of Deposit Guaranty. The date on which the Mergers will be consummated is herein referred to as the "Effective Date." See "The Merger -- Effective Date."

       The description of the Merger Agreement included in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Exhibit A.

STRUCTURE AND TERMS OF THE MERGERS

       Upon consummation of the Merger, Gonzales Holding will be merged with and into CNC and each share of Gonzales Holding Common Stock issued and outstanding at the Effective Date (other than shares owned by shareholders who, pursuant to the Louisiana BCL, perfect any right to receive the fair value of such shares ("Dissenting Shares")) will be converted into and exchangeable for a number of shares of Deposit Guaranty Common Stock determined by dividing 634,000 by the number of shares of Gonzales Holding Common Stock outstanding on the date immediately preceding the Effective Date (the "Exchange Ratio"). If prior to the Effective Date Deposit Guaranty should split or combine Deposit Guaranty Common Stock, or pay a dividend or other distribution in Deposit Guaranty Common Stock, then the exchange ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

       The Exchange Ratio was determined by a process of arm's length negotiations involving the managements of Gonzales Holding and Deposit Guaranty and their respective financial advisors. The 634,000 shares of Deposit Guaranty Common Stock to be issued upon consummation of the Mergers will constitute approximately 3.3% of the shares of Deposit Guaranty Common Stock outstanding immediately after the Effective Date. This calculation does not make any adjustment for fractional shares or Dissenting Shares and is based upon the number of shares of Gonzales Holding Common Stock and Deposit Guaranty Common Stock outstanding on the Record Date.

       No fractional shares of Deposit Guaranty Common Stock will be issued in the Mergers. Any shareholder otherwise entitled to receive a fractional share of Deposit Guaranty Common Stock will be paid a cash amount in lieu of any such fractional share determined by multiplying (i) the closing sale price of a share of Deposit Guaranty Common Stock on the date immediately proceeding the Effective Date as quoted on the National Association of Securities Dealers Automated Quotation System, by (ii) the fraction of a share of Deposit Guaranty Common Stock to which such holder would otherwise be entitled.

BACKGROUND OF MERGERS

       In early 1994 after receiving expressions of interest from several regional banks to acquire Gonzales Holding, the Gonzales Holding Board engaged Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to value Gonzales Holding and invite acquisition offers. Of the four preliminary offers received, in the judgment of the Board, only one represented the appropriate value of Gonzales Holding and, after a due diligence examination of Gonzales Holding by the high bidder, that offer was reduced substantially. The Board concluded that the offering price was inadequate and the offer was rejected.

       Acquisition offers are often based in part on a multiple of the target's book value and the adequacy of such offers is often evaluated by this multiple of book value. However, if a banking company is excessively capitalized, as was the case with Gonzales Holding in early 1994, the excess capitalization is customarily acquired on a dollar for dollar basis rather than as a multiple of book value.

       In 1994, the Board adopted a dividend policy designed to distribute the excess capitalization to shareholders through a series of special dividends. After the payment of these dividends, which reduced the capital of Gonzales Holding to normal levels, in late 1995 the Board again engaged Sheshunoff to value Gonzales Holding and seek acquisition offers. In late 1995, offering packages were sent to nine large banks resulting in the receipt of nine non-binding offers.

       During December 1995, the four largest bidders were permitted to perform due diligence examinations of Gonzales Holding, after which one offer was withdrawn, one offer was reduced and one offer was increased. Negotiations were conducted with the two highest bidders over a period of three weeks, resulting in the enhancement of both offers. After considerable examination and analysis, the Board determined that the offer submitted by Deposit Guaranty was the highest and best offer and on February 5, 1996 executed the Merger Agreement with Deposit Guaranty.

       The decision of the Board to enter into the Merger Agreement with Deposit Guaranty was based on a careful analysis of various factors and after consulting with the Board's financial, legal and other advisors and Gonzales Holding management. Although the two highest offers received were very similar in terms of exchange ratios, the Board selected Deposit Guaranty because of its historic and expected stock performance.

REASONS FOR THE MERGERS

       In reaching its decision that the Merger Agreement is in the best interests of Gonzales Holding and its shareholders, the Board considered a number of factors in addition to the financial terms, including, but not limited to the following:

         (a) the financial condition and results of operations of, and prospects for, each of Gonzales Holding and Deposit Guaranty;

         (b) the likelihood that Gonzales Bank would experience significant increased competitive pressures in its market area from larger banking and other financial institutions capable of offering a broader array of technologically advanced financial services and products;

         (c) the lack of marketability of Gonzales Holding Common Stock and the liquidity that would be offered to Gonzales Holding's shareholders through the ownership of securities of a publicly traded company such as Deposit Guaranty;

         (d) The financial terms of the Mergers, including the relationship of the value of the Deposit Guaranty Common Stock issuable in the Mergers to the market value, book value, and earnings per share of Gonzales Holding Common Stock;

         (e) The nonfinancial terms of the Mergers, including the treatment of the Mergers as a tax-free exchange of Gonzales Holding Common Stock for Deposit Guaranty Common Stock for federal and state income tax purposes;

         (f) The likelihood of the Mergers being approved by applicable regulatory authorities without undue conditions or delay; and

         (g) The opinion rendered by Sheshunoff, Gonzales Holding's financial advisor, to the effect that the terms of the Mergers, as provided in the Merger Agreement, are fair from a financial point of view, to the holders of Gonzales Holding Common Stock.

         Gonzales Holding's Board did not assign any specific or relative weight to the foregoing factors in its considerations. Gonzales Holding's Board believes that the Merger Agreement will provide significant value to all Gonzales Holding shareholders and will enable them to participate in opportunities for growth that Gonzales Holding's Board believes the Mergers make possible.

         BASED ON THE FOREGOING, THE BOARD OF DIRECTORS OF GONZALES HOLDING HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF GONZALES HOLDING'S SHAREHOLDERS AND RECOMMENDS THAT ALL SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         DEPOSIT GUARANTY. The Deposit Guaranty Board of Directors believes that by expanding Deposit Guaranty's customer base into the southern portion of Louisiana, the Mergers should enhance Deposit Guaranty's earnings capacity by enabling it to deliver products and provide services to that enlarged customer base, and by permitting cost savings through consolidation of operations. In addition, the Deposit Guaranty Board of Directors believes that the combination of Deposit Guaranty and Gonzales Holding will allow Deposit Guaranty and Gonzales Holding to increase overall efficiency and take advantage of economies of scale in several areas. In evaluating the Mergers, the Deposit Guaranty Board of Directors considered a variety of factors, including the respective results of operations, financial condition and prospects of Deposit Guaranty and Gonzales Holding; the compatibility and complimentary nature of the respective businesses and managerial philosophies of Deposit Guaranty and Gonzales Holding; and the relative prices paid in recent acquisitions of financial institutions.

OPINION OF FINANCIAL ADVISOR

         In October 1995, Gonzales Holding, retained Sheshunoff, an investment banking firm based in Austin, Texas, on the basis of its experience, to prepare an information package and contact potential purchasers identified by Sheshunoff for the purpose of effecting a sale, merger, exchange or other similar transaction with respect to the shares of Gonzales Holding. Additionally, Gonzales Holding retained Sheshunoff to render a written fairness opinion (the "Opinion") to the Board of Directors of Gonzales Holding. Sheshunoff has been in the business of consulting for the banking industry for over twenty years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Sheshunoff has a long history of familiarity and involvement with the banking industry nationwide, as well as familiarity with the Louisiana market and recent transactions in this market. Sheshunoff reviewed the negotiated terms of the Merger Agreement. Prior to being retained for this assignment, Sheshunoff has provided professional services and products to Gonzales Holding. The revenues derived from such services and products are insignificant when compared to Sheshunoff's total gross revenues.

         On January 18, 1996, in connection with its consideration of the Merger Agreement, Sheshunoff issued its Oral Opinion to the Board of Directors of Gonzales Holding that, in its opinion as investment bankers, the terms of the Mergers as provided in the Merger Agreement are fair and equitable, from a financial perspective, to Gonzales Holding's shareholders. The Oral Opinion, which was confirmed in a written opinion dated May __, 1996, is based upon conditions as they existed on December 31, 1995. A copy of the Opinion is attached as Exhibit B to this Proxy Statement/Prospectus and should be read in its entirety by Gonzales Holding shareholders. Sheshunoff's written opinion does not constitute an endorsement of the Mergers or a recommendation to any shareholder as to how such shareholder should vote.

         In rendering its Opinion, Sheshunoff reviewed certain publicly available information concerning Gonzales Holding and Deposit Guaranty. Sheshunoff considered many factors in making its evaluation. In arriving at its Opinion regarding the fairness of the transaction, Sheshunoff reviewed: (i) the Merger Agreement; (ii) the external auditor's reports to the Board of Directors of Gonzales Holding and the internal audit function of Deposit Guaranty; (iii) the audited balance sheet and income statement for each of the past three years for each organization; (iv) each organization's rate sensitivity analysis reports; (v) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value;
(vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization; (x) the minutes of the Board of Directors meetings of Gonzales Holding; (xi) the Board report for each organization; (xii) the listing and description of significant real properties for each organization; and (xiii) market conditions and current trading levels of outstanding equity securities of both organizations. Sheshunoff conducted an on-site review of Gonzales Holding and Deposit Guaranty.

         In reaching its Opinion, Sheshunoff analyzed the total purchase price basis using standard evaluation techniques (as discussed below) including comparable sales multiples (market value), net present value, cash flow analysis, return on investment and the price as a percentage of total assets based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 12% to 15%. Sheshunoff also considered as one of the methods of determining the fairness of the transaction, the projected pro forma impact on Gonzales Holding shareholders' equivalent earnings per share and equity per share (appreciation/dilution analysis), which was based upon stand-alone financial projections for both Gonzales Holding and Deposit Guaranty compared with pro forma financial projections.

         In performing its analysis, Sheshunoff relied upon financial projections for Gonzales Holding which were prepared and furnished by the management of Gonzales Holding. Deposit Guaranty's projections were prepared by Sheshunoff based on its review of publicly available information, discussions with the management of Deposit Guaranty and an on-site due diligence review of Deposit Guaranty. Gonzales Holding and Deposit Guaranty do not publicly disclose internal management projections of the type provided to Sheshunoff in connection with its review of the Mergers and such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

         In addition, Sheshunoff discussed with the management of Gonzales Holding and Deposit Guaranty the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and each organization's performance within the industry. Sheshunoff compared the results of operation of Gonzales Holding with the results of operation of a peer group comprised of all Louisiana banks with total assets of $100 to $499 million (50 banks). Sheshunoff compared the results of operation of Deposit Guaranty with the results of operation of a national peer group comprised of all bank holding companies with total assets between $5 billion and $10 billion (31 holding companies).

         Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the
valuation variables differs in different situations.   The primary financial
variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the bank's stock, nature and relationship of the other shareholders in the bank, and special ownership or management considerations.

         "Market value" is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region.

         Sheshunoff has access to a substantial database detailing the prices paid for banking institutions nationwide. The database includes transactions involving banking organizations in Louisiana and the surrounding states with total assets of less than $250 million which sold for 100% stock from March 22, 1995 through March 22, 1996 (the "Market Comparables") and over the past five years. The database provides comparable pricing and financial performance data for banking organizations sold or acquired. Organized by different peer groups, the data presents averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Gonzales Holding, Sheshunoff has considered the market approach and has evaluated price to equity and price to earnings multiples of the Market Comparables. The following table provides the 13 banking organizations included in the Market Comparables relative to the ratios of the transaction as of the date of the fairness opinion:

                                                 PURCHASE PRICE    PURCHASE PRICE    PURCHASE PRICE TO
SELLER                    CITY             STATE  TO EQUITY (X)   TO EARNINGS (X)    TOTAL ASSETS (%)
American Bancshares       Houma            LA       2.13             17.64               20.28
Cedar Creek Bncshes       Seven Points     TX       2.70             14.00               21.26
Canadian Bancshares       Canadian         TX       1.59             11.24               19.19
New Iberia Bancorp        New Iberia       LA       2.40             23.28               21.85
Delta B&TC                Belle Chasse     LA       2.16             17.76               17.10
Equitable BankShares      Dallas           TX       2.87             21.67               17.85
First Citizens BncSt      Morgan City      LA       2.52             18.03               27.28
Weatherford Nat Bksh      Weatherford      TX       2.18             12.15               18.73
Bunkie Bancshares         Bunkie           LA       2.27             15.84               18.59
Tom Green Nat'l Bank      San Angelo       TX       1.98             18.66               13.00
FNB Bancshares, Inc.      Lake Providence  LA       1.93             12.91               13.52
Peoples Bancshares        Chalmette        LA       2.01             21.09               17.36
Valley-Hi Inv. Co.        San Antonio      TX       1.24              6.87                8.79

                                      AVERAGES     2.15X            16.24X              18.06%

Gonzales Holding          Gonzales         LA       2.38             13.22               23.82

         COMPARABLE SALES MULTIPLES. Sheshunoff calculated a "Purchase price based on book value" of $49.36 per share based on Gonzales Holding's December 31, 1995 equity and the average price to equity multiple of 2.15x for the Market Comparables. Sheshunoff calculated a "Purchase price based on earnings" of $67.23 per share based on Gonzales Holding's estimated 1996 earnings and the average price to earnings multiple of 16.24x for the Market Comparables. The financial performance characteristics of the banking organizations in the Market Comparables vary, sometimes substantially, from those of Gonzales Holding. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

         NET PRESENT VALUE ANALYSIS. The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually cash flows with an estimated residual value based on a range of multiples of earnings or book value at some point in the future. Sheshunoff's cash flow computations are based on Gonzales Holding's dividend paying capacity available to common shareholders while maintaining a 6.00% tier 1 leverage ratio and using a net present value discount rate range of 12.00% to 15.00%. Assuming a residual value based on book value in the year 2005 and a price to book range of 1.30x to 1.80x resulted in a present value range from $31.95 per share to $44.83 per share. Assuming a residual value based on a price to earnings range of 10x to 15x resulted in a present value range from $29.12 per share to $41.26 per share.

         PROJECTED IMPACT ON GONZALES HOLDING SHAREHOLDERS. Consideration was given to the levels of book value and earnings per share appreciation or dilution percentages between the merger partners over the next five years after consummation. To justify the fairness of the transaction for Gonzales Holding shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for Gonzales Holding shareholders. It is important to note that the appreciation/dilution analysis is one of the methods utilized by Sheshunoff. The projected appreciation/dilution analysis supports Sheshunoff's Opinion as to the fairness of the transaction to Gonzales Holding's shareholders from a financial point of view. This analysis does not address future shareholder transactions involving Deposit Guaranty stock after consummation of the transaction.

         MARKETING EFFORTS. In rendering its opinion Sheshunoff considered the marketing efforts Gonzales Holding undertook prior to signing the Merger Agreement with Deposit Guaranty. In connection with the sale, the management of Gonzales Holding believed the value of Gonzales Holding would be maximized by soliciting offers from prospective buyers.

A marketing effort was undertaken by Sheshunoff, which produced indications of interest from nine regional holding companies. The highest four bidders where invited to perform due diligence at Gonzales Holding. After a final round of offers were analyzed, Gonzales Holding entered into discussions with Deposit Guaranty which led to the Merger Agreement.

         There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

         Neither Gonzales Holding nor Deposit Guaranty imposed any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating such Opinion. In rendering its Opinion, Sheshunoff did not independently verify the asset quality and financial condition of Gonzales Holding or Deposit Guaranty, but instead relied upon the data provided by or on behalf of Gonzales Holding and Deposit Guaranty to be true and accurate in all material respects.

         For its services as independent financial analyst for the transaction, including the rendering of its Opinion referred to above, Gonzales Holding has agreed to pay Sheshunoff aggregate fees of 0.75% of the total consideration paid, which includes the professional fee for the Opinion.

EFFECTIVE DATE

         The Mergers will be consummated and become effective at the time a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of Louisiana, or as of such later date or time to which Deposit Guaranty and Gonzales Holding agree, which may be specified in the Certificate of Merger. Unless Deposit Guaranty and Gonzales Holding otherwise agree, the Mergers will be consummated as soon as practicable following receipt of Gonzales Holding shareholder and necessary regulatory approvals and satisfaction or waiver of the other conditions to the Mergers. It is expected that the Effective Date will occur in mid-1996; however, there can be no assurance that the conditions to the Merger will be satisfied or waived so that the Merger can be consummated. See "The Merger -- Regulatory Approvals" and -- "Other Conditions to the Mergers."

REGULATORY APPROVALS

         Consummation of the Mergers is conditioned on approval by all required regulatory authorities, including approval by the OCC. OCC approval was obtained on April 24, 1996. The Board of Governors of the Federal Reserve System, the Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation must also review the Bank Merger and comment on the competitive factors involved. The Bank Merger may not be consummated until the expiration of fifteen (15) days after approval by the OCC has been obtained. During this 15-day period, the United States Department of Justice, if it objects to the proposed Bank Merger for antitrust reasons, may file suit to enjoin the Bank Merger.

OTHER CONDITIONS TO THE MERGERS

         In addition to Gonzales Holding shareholder and regulatory approval, the respective obligations of each party under the Merger Agreement are subject, among other conditions, to (i) the absence of any order, decree or injunction of a court or agency of competent jurisdiction enjoining or prohibiting consummation of the Mergers, (ii) receipt of an opinion of Watkins Ludlam & Stennis, P.A. substantially to the effect that the transactions contemplated by the Merger Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Code, (iii) that on the date of closing the representations and warranties made in the Merger Agreement by each party are true and correct in all material respects, (iv) that prior to the Effective Date there not have been a material adverse change in the financial condition, results of operations or business of the other party's consolidated group and (v) the receipt of customary legal opinions.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

         INDEMNIFICATION. The Merger Agreement provides that CNC shall indemnify the former directors, officers, employees and agents of Gonzales Holding against all claims to which they become subject arising out of actions or omissions occurring at or prior to the Effective Date of the Mergers, including the transactions contemplated by the Merger

Agreement, to the full extent permitted by Louisiana law or by Gonzales Holding 's Articles of Incorporation and Bylaws. The Merger Agreement also provides that Citizens Bank shall indemnify the former directors, officers, employees and agents of Gonzales Bank against all claims to which they become subject arising out of actions or omissions occurring at or prior to the Effective Date of the Mergers, including the transactions contemplated by the Merger Agreement, to the full extent permitted by Louisiana law or by Gonzales Bank 's Articles of Incorporation and Bylaws. CNC and Citizens Bank have agreed to use their best efforts to maintain Gonzales Holding 's and Gonzales Bank's existing directors' and officers' liability insurance policies (or a policy providing at least comparable coverage) for a period of five (5) years after the Effective Date of the Mergers. The Merger Agreement also provides for indemnification by Deposit Guaranty of Gonzales Holding and its officers, directors and control persons from and against liability arising under the Securities Act or otherwise if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated in the Registration Statement, of which this Proxy Statement/Prospectus forms a part, or in any amendment or supplement thereto, or necessary to make the statements made not misleading. This indemnification does not apply to statements made in reliance on information furnished to Deposit Guaranty by or on behalf of Gonzales Holding or Gonzales Bank for use in the Registration Statement.

         EMPLOYEE BENEFITS. The Merger Agreement provides that, after the Effective Date of the Mergers, Deposit Guaranty will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all employees of Gonzales Holding and Bank of Gonzales under Deposit Guaranty's benefit plans for which they are eligible, as soon as practicable after the Effective Date. All prior years of service of Gonzales Bank employees will be counted for vesting and eligibility purposes under all applicable Deposit Guaranty employee benefit plans to the extent permitted by applicable law. Any Gonzales Bank employee who, immediately prior to the Effective Date, is covered by or is a participant in a Gonzales Bank employee benefit plan, shall, on the Effective Date, be covered by or participate in the comparable Deposit Guaranty employee benefit plan if a comparable plan otherwise is maintained by Deposit Guaranty and if the eligibility requirements of the Deposit Guaranty plan are met.

         EMPLOYMENT AND SEVERANCE ARRANGEMENTS. Gonzales Holding is a party to an Amended and Restated Employment Agreement (the "Employment Agreement") with its Chief Executive Officer, Mr. Dale Gaudet, which terminates on December 31, 1998. In accordance with this agreement, if the Gonzales Bank terminates the Mr. Gaudet's employment without cause, then Gonzales Holding shall pay him his full salary through the date of termination, and in lieu of any further salary payments to him for periods subsequent to the date of termination, shall pay as severance an amount equal to the present value (using a discount rate of 5%) of the remaining salary due to him under the agreement.

         Gonzales Holding is also a party to Amended and Restated Contingency Severance Agreements ("Severance Agreements") with each of three (3) senior vice-presidents, namely Rachel P. Cherco, James H. May, Jr. and Ida N. Reine, the latest of which terminates on December 31, 1998. Under the Severance Agreements, if the executive officer's employment with Gonzales Holding or Gonzales Bank of Gonzales is terminated without "Cause" (as defined in the Employment Agreement) within two years after a "Change in Control," then the executive officer will be entitled to receive certain severance payments and benefits. For purposes of the agreements, "Cause" generally will exist only if the executive officer dies or is disabled for a continuous period of 180 days, if he or she commits or is charged with a felony or any crime involving moral turpitude, the willful and continuing failure by the executive officer to promptly and efficiently discharge and perform those duties assigned to the executive him or her in a manner in which such duties were performed prior to the "Change in Control," or certain other criminal or unethical activities.

         The Mergers will constitute a "Change in Control" for purposes of the Severance Agreements. If an executive officer who is a party to a Severance Agreement is discharged within two years after the Mergers without "Cause," he or she will be entitled to receive, in addition and without prejudice to any other rights he or she may have, including the right to bring a claim for damages, an amount equal to the excess, if any, of (i) two times his or her salary over (ii) the amount of compensation paid to the executive officer after the Change in Control.

         Deposit Guaranty has agreed in the Merger Agreement to assume Gonzales Holding 's obligations under these Employment and Severance Agreements.

         ELECTION TO CITIZENS BANK BOARD. The Merger Agreement provides that for a period of not less than three years after the Mergers are consummated, at least two former directors of Gonzales Bank will be elected to serve as directors of Citizens Bank.

EXCHANGE OF GONZALES HOLDING CERTIFICATES

         At the Effective Date, each Gonzales Holding shareholder will cease to have any rights as a shareholder of Gonzales Holding and his or her sole rights will pertain to the shares of Deposit Guaranty Common Stock to which such holder's shares of Gonzales Holding Common Stock shall have been converted pursuant to the Mergers, except for the right to receive cash for any fractional shares.

         As soon as practicable following the Effective Date, the Exchange Agent for the Deposit Guaranty Common Stock will mail to each holder of record of Gonzales Holding Common Stock a letter of transmittal and instructions for effecting the surrender of the stock certificates which, immediately prior to the Effective Date, represented outstanding shares of Gonzales Holding Common Stock in exchange for certificates representing shares of Deposit Guaranty Common Stock. SHAREHOLDERS OF GONZALES HOLDING ARE REQUESTED NOT TO SURRENDER THEIR GONZALES HOLDING CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. Upon surrender of a certificate representing Gonzales Holding Common Stock for exchange and cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Gonzales Holding Common Stock shall be entitled to receive in exchange therefor a Deposit Guaranty certificate representing the number of whole shares of Deposit Guaranty Common Stock to which such holder of Gonzales Holding Common Stock shall have become entitled pursuant to the Merger Agreement, and a check in payment for any fractional share of Deposit Guaranty Common Stock to which such holder may be entitled.

         After the Effective Date and until surrendered, certificates representing Gonzales Holding Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Deposit Guaranty Common Stock, to represent the number of whole shares of Deposit Guaranty Common Stock into which such shares of Gonzales Holding Common Stock have been converted. Deposit Guaranty will not pay former shareholders of Gonzales Holding who become holders of Deposit Guaranty Common Stock pursuant to the Mergers any dividends or other distributions that may have become payable to holders of record of Deposit Guaranty Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of Gonzales Holding Common Stock along with a properly completed letter of transmittal.

         Gonzales Holding shareholders who cannot locate their certificates are urged to contact promptly the Secretary of Gonzales Holding at South Burnside Avenue at Worthey Road, Post Office Box 1089, Gonzales, Louisiana 70707, telephone number (504) 621-7200. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify Gonzales Holding and Deposit Guaranty and their transfer agents and registrars against any claim that may be made against Gonzales Holding or Deposit Guaranty by the owner of the certificate(s) alleged to have been lost or destroyed. Gonzales Holding or Deposit Guaranty may also require the shareholder to post a bond in such sum as is sufficient to support the shareholders' agreement to indemnify Gonzales Holding and Deposit Guaranty.

AMENDMENT; WAIVER; TERMINATION

         The Merger Agreement may be amended at any time before or after its approval by the shareholders of Gonzales Holding by written agreement of Gonzales Holding and Deposit Guaranty, except that no amendment may be made after Gonzales Holding shareholder approval that by law would require further shareholder approval unless such further shareholder approval is obtained.

         The Merger Agreement provides that either party may (i) extend the time for performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement other than the satisfaction of all requirements prescribed by law for consummation of the Mergers.

         The Merger Agreement may be terminated at any time prior to the Effective Date (a) by mutual written consent of the parties, properly authorized by their respective Boards of Directors; (b) by Deposit Guaranty, CNC, and Citizens Bank, (i) if at the time of such termination there shall be a material adverse change in the consolidated financial condition of Gonzales Bank or Gonzales Holding from that set forth in Gonzales Bank's or Gonzales Holding's financial statements for the period ended December 31, 1995; (ii) in the event there are dissenting shareholders who hold more than ten percent (10%) of the shares of Gonzales Holding Common Stock, or (iii) if the transaction is not consummated by December 31, 1996; (c) by any party, if (i) a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the transactions contemplated by this Agreement violate the antitrust laws of the United States; or (ii) the Merger Agreement shall not have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Gonzales Holding Common Stock; or (d) by Gonzales Holding's Board of Directors if necessary to fulfill its fiduciary duties based on advice of counsel upon payment of certain expenses.

CONDUCT OF BUSINESS PENDING THE MERGERS

         The Merger Agreement provides that Gonzales Bank and Gonzales Holding will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice. Without the prior consent of Deposit Guaranty, neither Gonzales Bank nor Gonzales Holding shall (i) increase by more than ten percent (10%) the compensation payable by Gonzales Bank or Gonzales Holding to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase would be in excess of $25,000 per annum, grant or pay any extraordinary bonus, percentage compensation, service award or other like benefit to any such director, officer, agent, consultant or employee, or make or agree to any extraordinary welfare, pension, retirement or similar payment or arrangement for the benefit of any such director, officer, agent, consultant or employee, (ii) sell or dispose of material assets except in the ordinary course of business, (iii) enter into any new capital commitments or make any capital expenditures, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business, or (iv) authorize or issue any additional shares of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, or otherwise authorize or affect any change in its capitalization. In addition, no dividends shall be paid by Gonzales Holding, except for (i) a special dividend by Gonzales Holding in February, 1996 of $2.00 per share, and (ii) regular quarterly dividends in 1996 of $.35 per share for each complete calendar quarters that elapses prior to the Effective Date, and no dividends shall be paid by Gonzales Bank except dividends by Gonzales Bank to Gonzales Holding to the extent necessary to fund authorized dividends of Gonzales Holding and to pay necessary and routine expenses of Gonzales Holding.

         In addition, Gonzales Holding has agreed that, without the prior approval of Deposit Guaranty, it will not solicit or encourage inquiries or proposals with respect to, or, except to the extent required in the opinion of its counsel to discharge properly its fiduciary duties to Gonzales Holding's consolidated group and its shareholders, furnish any information relating to or participate in any negotiations or discussion concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, or any business combination with, Gonzales Holding or Gonzales Bank, other than as contemplated by the Merger Agreement. Gonzales Holding has also agreed to instruct its officers, directors, agents and affiliates to refrain from doing any of the above and to notify Deposit Guaranty immediately if any such inquiries or proposals are received by, any such information is requested from, or any negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates.

RESALES OF DEPOSIT GUARANTY COMMON STOCK

         The shares of Deposit Guaranty Common Stock to be issued to the holders of Gonzales Holding Common Stock pursuant to the Merger Agreement are being registered under the Securities Act pursuant to a Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, thereby allowing such shares to be freely transferred without restriction by persons who will not be "affiliates" of Deposit Guaranty or who were not "affiliates" of Gonzales Holding within the meaning of Rule 145 under the Securities Act. In general, affiliates of Gonzales Holding include its executive officers and directors and any person who controls, is controlled by or is under common control with Gonzales Holding. Holders of Gonzales Holding Common Stock who are affiliates of Gonzales Holding will not be able to resell the Deposit Guaranty Common Stock received by them in the Mergers unless the Deposit Guaranty Common Stock is registered for resale under the Securities Act, is sold in compliance with Rule 145 under the Securities Act or is sold in compliance with another exemption from the registration requirements of the Securities Act.

         Pursuant to Rule 145 under the Securities Act, the sale of Deposit Guaranty Common Stock held by former affiliates of Gonzales Holding will be subject to certain restrictions. Such persons may sell Deposit Guaranty Common Stock under Rule 145 only if (i) Deposit Guaranty has filed all reports required to be filed by it under Section 13 or 15(d) of the Exchange Act during the preceding twelve months, (ii) such Deposit Guaranty Common Stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which (a) the seller does not solicit or arrange for orders to buy the securities, (b) the seller does not make any payment other than to the broker, (c) the broker does no more than execute the order and receive a normal commission and (d) the broker does not solicit customer orders to buy the securities, and (iii) such sale and all other sales made by such person within the preceding three months do not exceed the greater of (x) one percent of the outstanding shares of Deposit Guaranty Common Stock or (y) the average weekly trading volume of Deposit Guaranty Common Stock on the Nasdaq National Market during the four-week period preceding the sale. Any affiliate of Gonzales Holding who is not an affiliate of Deposit Guaranty after the Mergers may sell Deposit Guaranty Common Stock without restriction following the second anniversary of the Effective Date.

         Gonzales Holding has agreed to use its best efforts to cause each of its directors and executive officers and each person who is a beneficial owner of 5% or more of the outstanding Gonzales Holding Common Stock (each of whom may be deemed to be an affiliate under the Securities Act) to enter into an agreement not to sell shares of Deposit Guaranty Common Stock received by him or her in violation of the Securities Act or the rules and regulations of the Commission thereunder.

EXPENSES AND FEES

         All legal and other costs and expenses incurred in connection with the Mergers and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that if the Merger Agreement is terminated by Gonzales Holding's Board of Directors to fulfill its fiduciary duties based on advice of counsel, Gonzales Holding will be required to indemnify Deposit Guaranty for all expenses incurred by it in connection with the Mergers.

ACCOUNTING TREATMENT

         The Mergers, if consummated as proposed, will be treated as a purchase for accounting and financial reporting purposes. The purchase method accounts for a business combination as the acquisition of one enterprise by another, the value of the company's shares issued in the transaction is included in stockholders' equity and any of such amount in excess of net fair values of tangible and identifiable intangible assets of the acquired company is treated as an intangible asset on the acquiring company's financial statements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion of the principal federal income tax consequences of the Mergers is based on provisions of the Internal Revenue Code of 1986 (the "Code"), the regulations thereunder, judicial authority, and administrative rulings and practice as of the date hereof or before the Effective Date. Consummation of the Mergers is conditioned on the receipt by Deposit Guaranty and Gonzales Holding of an opinion of counsel to Deposit Guaranty to the effect that the Merger will be treated, for federal income tax purposes, as a tax-free reorganization under Section 368(a) of the Code.

         Any Gonzales Holding shareholder who, pursuant to the Mergers, exchanges all of the Gonzales Holding Common Stock that such holder owns solely for Deposit Guaranty Common Stock will not recognize any gain or loss upon such exchange. The aggregate tax basis of Deposit Guaranty Common Stock received by such a holder in exchange for Gonzales Holding Common Stock will equal such holder's tax basis in the Gonzales Holding Common Stock surrendered. If such shares of Gonzales Holding Common Stock are held as capital assets at the Effective Date, the holding period of the Deposit Guaranty Common Stock received will include the holding period of the Gonzales Holding Common Stock surrendered therefor. Gonzales Holding shareholders should consult their tax advisors as to the determination of their tax basis and holding period in any one share of Deposit Guaranty Common Stock, as several methods of determination may be available.

         To avoid the expense and inconvenience to Deposit Guaranty of issuing fractional shares, no fractional shares of Deposit Guaranty Common Stock will be issued pursuant to the Mergers. Any Gonzales Holding shareholder who receives cash pursuant to the Mergers in lieu of a fractional share interest will be treated as having received such fractional share pursuant to the Mergers, and then as having exchanged such fractional share for cash in a redemption by Deposit Guaranty subject to Section 302(a) of the Code, provided that such deemed redemption is not "substantially disproportionate" with respect to such Gonzales Holding shareholder or is "not essentially equivalent to a dividend." If the Deposit Guaranty Common Stock represents a capital asset in the hands of the shareholder, then the shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the difference between the amount of cash received for such fractional share and the shareholder's tax basis in the fractional share.

         Gonzales Holding shareholders who perfect dissenters' rights will be treated as having received the fair value of the Gonzales Holding Common Stock, as determined in the dissenters' rights proceeding, in redemption of the Gonzales Holding Common Stock subject to the proceeding. Such deemed redemption will be subject to Section 302(a) of the Code, if such deemed redemption is "substantially disproportionate" with respect to the Gonzales Holding shareholder who exercises dissenters' rights or is "not essentially equivalent to a dividend," with the result that a holder who exercises dissenters' rights will recognize gain or loss equal to the difference between the amount realized and such holder's tax basis in the Gonzales Holding Common Stock subject to the proceeding. Any such gain or loss recognized on such redemption will be treated as capital gain or loss if the Gonzales Holding Common Stock with respect to which dissenters' rights were exercised were held as capital assets. Each Gonzales Holding shareholder who contemplates exercising dissenters' rights should consult a tax advisor as to the possibility that all or a portion of the payment received pursuant to the dissenters' proceeding will be treated as dividend income.

         Unless an exemption applies under the applicable law and regulations, the Exchange Agent will be required to withhold thirty-one percent (31%) of any cash payments to which a shareholder or other payee is entitled pursuant to the Mergers unless the shareholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to Deposit Guaranty and the Exchange Agent.

         THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH GONZALES HOLDING SHAREHOLDER. GONZALES HOLDING SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.


                               DISSENTERS' RIGHTS

         Under Section 131 of the Louisiana BCL (a copy of which is attached hereto as Exhibit C), any holder of record of shares of Gonzales Holding Common Stock, who files a written objection to the Mergers prior to or at the Meeting at which the vote on the Mergers is taken, and who votes against the Mergers, may demand in writing that such shareholder be paid in cash the fair cash value of such shares ("Dissenters' Rights"). HOWEVER, INTERESTED PARTIES SHOULD NOTE THAT, IF THE MERGER AGREEMENT IS APPROVED BY EIGHTY PERCENT (80%) OR MORE OF THE OUTSTANDING SHARES OF GONZALES HOLDING COMMON STOCK, SECTION 131 OF THE LOUISIANA BCL PROVIDES THAT NO GONZALES HOLDING SHAREHOLDER WILL HAVE DISSENTERS' RIGHTS. A person who is a beneficial owner, but not a registered owner, of shares of Gonzales Holding Common Stock who wishes to exercise the rights of a dissenting shareholder under the Louisiana BCL cannot do so in his own name but should have the record ownership of the shares transferred to his or her name or instruct the record owner thereof to take all required action to comply on his behalf with the procedures under Section 131 of the Louisiana BCL.

         Any shareholder of record contemplating exercising Dissenters' Rights is urged to review carefully the provisions of Section 131 of the Louisiana BCL, particularly the procedural steps required to perfect Dissenters' Rights thereunder. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF
SECTION 131 ARE NOT FULLY SATISFIED.

         Set forth below is a summary of the procedures relating to the exercise of Dissenters' Rights. The following summary does not purport to be a complete statement of the provisions of Section 131 of the Louisiana BCL and is qualified in its entirety by reference to Exhibit C hereto and to any amendments to such sections as may be adopted after the date of this Proxy Statement/Prospectus.

FILING WRITTEN OBJECTION AND VOTE AGAINST THE MERGERS

         To exercise the right of dissent, a shareholder (each a "Dissenter") must (i) deliver to Gonzales Holding a written objection to the Merger Agreement prior to or at the Meeting AND ALSO (ii) vote the shares of Gonzales Holding Common Stock held by him (in person or by proxy) against the Merger Agreement at the Meeting. Neither a vote against the Merger Agreement nor a specification in a proxy to vote against the Merger Agreement will in and of itself constitute the necessary written objection to the Merger Agreement. Moreover, by voting in favor of, or abstaining from voting on, the Merger Agreement, or by returning the enclosed proxy without instructing the proxy holders to vote against the Merger Agreement, a shareholder waives his or her rights under Section 131.

NOTICE OF THE EFFECTIVE DATE

         If the Merger Agreement is approved by less than eighty percent (80%) of the outstanding shares of Gonzales Holding Common Stock, then, promptly after the Effective Date, notice will be given to each Dissenter that the Mergers have become effective. The notice shall be sent by registered mail, addressed to the Dissenter at such Dissenter's last address on Gonzales Holding's records immediately prior to the Effective Date.

WRITTEN DEMAND

         Within twenty (20) days after the mailing of such notice a Dissenter must file with CNC a demand in writing (the "Demand") for payment of the fair cash value of such Dissenter's shares as of the day prior to the Meeting, stating the amount demanded and a post office address to which CNC may reply. Simultaneously with the filing of the Demand, the Dissenter shall also deposit the certificate(s) representing his shares of Gonzales Holding Common Stock (duly endorsed and transferred to CNC upon the sole condition that the certificate(s) will be delivered to CNC upon payment of the value of the shares in accordance with Section 131 of the Louisiana BCL) in escrow with a chartered bank or trust company located in Ascension Parish, Louisiana (the "Escrow Bank"). Along with the Demand, the Dissenter shall deliver to CNC a written acknowledgment of the Escrow Bank that it holds such certificate(s), endorsed as specified above.

         A Dissenter who fails to satisfy any of the foregoing conditions within the proper time periods will conclusively be presumed to have acquiesced to the Mergers and will forfeit any right to seek payment pursuant to Section
131.  Such written demand may be sent to CNC.

APPRAISAL

         If CNC does not agree to the amount demanded by the Dissenter, or does not agree that any payment is due, it will, within twenty (20) days after receipt of such Demand and acknowledgment, notify such Dissenter in writing of either (i) the value it will agree to pay, or (ii) its belief that no payment is due. If the Dissenter does not agree to accept the offered amount, or disagrees with CNC's assertion that no payment is due, he must within sixty
(60) days after the receipt of such notice file suit against CNC in Ascension Parish, Louisiana for a judicial determination of the fair cash value of his shares. Any Dissenter who is also entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against CNC by another former shareholder of Gonzales Holding for a judicial determination of the fair cash value of such other shareholder's shares. If a Dissenter fails to bring or to intervene in such a suit within the applicable sixty-day period, the Dissenter will be deemed to have consented to accept either CNC's statement that no payment is due or, if CNC does not contend that no payment is due, to accept the value of his shares specified by CNC in its notice of disagreement.

         Dissenters considering exercising Dissenters' Rights should bear in mind that the fair cash value of their shares determined under Section 131 of the Louisiana BCL could be more than, the same as or less than the consideration they would otherwise receive pursuant to the Merger Agreement if they do not seek such rights, and that opinions of financial advisors as to fairness are not opinions as to fair cash value under Section 131 of the Louisiana BCL.

         Any Dissenter who has duly filed a Demand in compliance with Section 131 of the Louisiana BCL will, after filing the Demand, cease to have any of the rights of a shareholder, except those rights generally provided to Dissenters under Section 131 of the Louisiana BCL.

         A Dissenter has the right to voluntarily withdraw his or her Demand and to accept the terms offered in the Merger Agreement at any time before CNC gives its notice of disagreement, but thereafter the Dissenter may withdraw his or her Demand only with the consent of CNC. If a Demand is properly withdrawn, or the Dissenter otherwise loses his Dissenters' Rights, a Dissenter shall only be entitled to receive the consideration offered pursuant to the Merger Agreement.

         When the fair cash value of the Dissenter's Shares is agreed upon between the Dissenter and CNC, or CNC has become liable for the value demanded by the Dissenter because of its failure to give Notice of Disagreement, or the Dissenter has become bound to accept the value which CNC agrees is due because of his failure to bring suit within sixty (60) days after receipt of the Notice of Disagreement, CNC may, at its option, pay to the Escrow Bank the amount which the Dissenter is entitled to receive for his shares, and CNC shall be entitled to receive such shares from the Escrow Bank. Any action by the Dissenter to recover such value must be brought within five (5) years from the date the value was agreed upon, or the liability of CNC became fixed.

PAYMENT AND COSTS

         If upon the filing of any such suit or intervention CNC deposits with the court the amount, if any, which it specified in its Notice of Disagreement, and if in that notice CNC offered to pay such amount to the Dissenter on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the Dissenter if the amount finally awarded to the Dissenter, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be assessed against CNC.

NOTICES

         Prior to the Effective Date, dissenting shareholders of Gonzales Holding should send any communications regarding their rights to Ida N. Reine, Secretary, Bank of Gonzales Holding Company, Inc., South Burnside Avenue at Worthey Road, Post Office Box 1089, Gonzales, Louisiana 70707. On or after the Effective Date, dissenting shareholders should send any communications regarding their rights to J. Clifford Harrison, Secretary, Commercial National Corporation, Post Office Box 1200, Jackson, Mississippi 39215-1200. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Gonzales Holding. Deposit Guaranty, CNC and Citizens Bank have the right to terminate the Merger Agreement if the number of shares of Gonzales Holding Common Stock as to which holders thereof are legally entitled to assert dissenters' rights exceeds 10% of the outstanding shares of Gonzales Holding Common Stock. See "The Mergers - Amendment; Waiver; Termination."

         ANY GONZALES HOLDING SHAREHOLDER WHO DESIRES TO EXERCISE DISSENTERS' RIGHTS SHOULD CAREFULLY REVIEW THE LOUISIANA BCL AND IS URGED TO CONSULT SUCH SHAREHOLDER'S LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         Gonzales Holding is incorporated in the State of Louisiana and Deposit Guaranty is incorporated in the State of Mississippi. If the Mergers are consummated, shareholders of Gonzales Holding, whose rights as shareholders are currently governed by Louisiana law and by Gonzales Holding's Amended and Restated Articles of Incorporation (the "Gonzales Holding Articles") and Bylaws, will, upon consummation of the Mergers, become shareholders of Deposit Guaranty and their rights as such will be governed by Mississippi law and by Deposit Guaranty's Articles of Incorporation (the "Deposit Guaranty Articles") and Bylaws.

         Certain significant differences between the rights of shareholders of Gonzales Holding and shareholders of Deposit Guaranty are set forth below.
This summary is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by the Louisiana BCL and the Mississippi Business Corporation Act (the "Mississippi BCA") and by the Articles of Incorporation and Bylaws of each of Gonzales Holding and Deposit Guaranty, respectively, to which Gonzales Holding shareholders are referred.

CUMULATIVE VOTING RIGHTS

         GONZALES . Each outstanding share of Gonzales Holding stock is entitled to one (1) vote on each matter submitted to a vote. The Gonzales Holding Articles do not provide for cumulative voting in the election of directors.

         DEPOSIT GUARANTY. Pursuant to the Mississippi BCA and Deposit Guaranty's Bylaws, each outstanding share of Deposit Guaranty stock is entitled to one (1) vote on each matter submitted to a vote. However, in connection with the election of directors, holders of Deposit Guaranty Common Stock have cumulative voting rights. Pursuant to the Deposit Guaranty Bylaws, every shareholder entitled to vote in the election of directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate his votes by giving one (1) candidate the number of votes equal to the number of directors to be elected multiplied by the number of his shares, or by distributing such votes on the same principle among any number of candidates.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

         GONZALES HOLDING. Gonzales Holding's Articles provide that no director or officer of Gonzales Holding shall be liable to Gonzales Holding or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) any breach of his duty of loyalty to the Corporation or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) unlawful payment of dividends, distribution of assets, or purchase or redemption of Gonzales Holding shares, or (d) any transaction from which he derived an improper personal benefit.

         DEPOSIT GUARANTY. Deposit Guaranty's Articles and Bylaws do not contain any provision limiting the personal liability of Deposit Guaranty's directors and officers for monetary damages resulting from breach of fiduciary duty.

SUPERMAJORITY VOTING REQUIREMENTS; BUSINESS COMBINATIONS; CONTROL SHARES

         GONZALES HOLDING. The Gonzales Holding Articles provide that, except as is otherwise made mandatory by law, an agreement of merger or consolidation of Gonzales Holding, the sale of all or substantially all of the assets of Gonzales Holding, or the dissolution of Gonzales Holding may be authorized by the affirmative vote of two-thirds of the total voting power of Gonzales Holding, unless the transaction is approved by two-thirds of the Board of Directors in which case, only a majority of the total voting power is required to approve the transaction.

         Gonzales Holding is subject to Louisiana's Fair Price Protection Statute (Sections 132-134 of the Louisiana BCL), which requires that, in addition to any vote otherwise required by law or a corporation's articles of incorporation, any "business combination" (as defined in the statute) between a corporation and the holder of 10% or more of its total voting power be recommended by the corporation' s board of directors and approved by (i) at least 80% of the total voting power of the corporation and (ii) at least two-thirds of the votes entitled to be cast by shareholders other than the 10% shareholder, unless certain minimum price, form of consideration and procedural requirements are satisfied by the 10% shareholder, or if the board approves the business combination before the 10% shareholder becomes a 10% shareholder. The Fair Price Protection Statute does not apply to the Mergers.

         DEPOSIT GUARANTY. Deposit Guaranty's Articles require that any Business Combination (as defined below) involving Deposit Guaranty or a subsidiary of Deposit Guaranty and an Interested Shareholder (as defined below) or any affiliate or associate of an Interested Shareholder or any person that following such transaction would be an affiliate or associate of an Interested Shareholder be approved by the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of Deposit Guaranty, excluding shares held by the Interested Shareholder, unless the transaction is approved by a majority of the Continuing Directors (as defined below) or unless certain fair price and procedural requirements are satisfied.

REMOVAL OF DIRECTORS

         GONZALES HOLDING. Gonzales Holding's Articles provide that Gonzales Holding shareholders may remove a director upon the affirmative vote of shareholders holding 75% of the total voting power at any special meeting called for that purpose, even though the director's term has not expired.

         DEPOSIT GUARANTY. Deposit Guaranty's Articles provide that Deposit Guaranty shareholders may remove a director with or without cause, but only at a meeting expressly called for that purpose and upon the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of stock entitled to vote generally in the election of directors, and in the event that less than the entire Board is to be removed, not one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part.

VACANCIES IN THE BOARD OF DIRECTORS

         GONZALES HOLDING. Under Gonzales Holding's Bylaws, any vacancy occurring in the Gonzales Holding Board of Directors (including any vacancy resulting from an increase in the authorized number of directors, or from failure of the shareholders to elect the full number of authorized directors), may be filled by a majority vote of the remaining directors even though such remaining directors constitute less than a quorum, provided that the shareholders shall have the right at a special meeting called for that purpose prior to such action by the Board, to fill the vacancy.

         DEPOSIT GUARANTY. Under Deposit Guaranty's Bylaws, any vacancy, including one occurring as a result of an increase in the number of directors, may be filled only by the shareholders.

AMENDMENT OF THE ARTICLES OF INCORPORATION OR BYLAWS

         GONZALES HOLDING.   The Gonzales Holding Articles provide that the
amendment, repeal or adoption of any provision inconsistent with certain provisions of its Articles and Bylaws generally containing supermajority voting provisions requires a vote of 75% of the total voting power of Gonzales Holding. Otherwise, any amendment to the Articles requires only the affirmative vote of two-thirds of the voting power present. The Gonzales Holding Bylaws provide that the Gonzales Holding Board may amend or repeal the Gonzales Holding Bylaws, and the affirmative vote of 75% of the total voting power of Gonzales Holding may amend or repeal any Bylaws at any annual or special meeting, provided that notice of the proposed amendment or repeal was contained in the notice of such meeting.

         DEPOSIT GUARANTY. Under the Mississippi BCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as Deposit Guaranty, unless such power is expressly reserved for the shareholders. Deposit Guaranty's Articles provide that an amendment to the Bylaws relating to composition of the Board of Directors and removal of directors must be approved by the affirmative vote of at least eighty percent (80%) of the shareholders (the same proportion required in order to effect the removal of a director), excluding (except for purposes of determining whether a quorum is present) those shares beneficially owned by any Interested Shareholder. The affirmative vote of at least eighty percent (80%) of the shareholders is also required to amend the provisions of the Articles of Incorporation requiring a supermajority approval of Business Combinations. Amendments to the Articles of Incorporation that result in Dissenters' rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the Articles of Incorporation may be amended by a majority vote of the shares present at a meeting where a quorum is present.

SPECIAL MEETINGS OF SHAREHOLDERS

         GONZALES HOLDING . Under Gonzales Holding 's Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the President or the Board of Directors, or, upon the written request of any two directors or of any shareholder or shareholders holding in the aggregate not less than one-fifth of the total voting power of Gonzales Holding 's voting stock.

         DEPOSIT GUARANTY. Under Deposit Guaranty's Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the President or the Board of Directors, or upon the written request of shareholders holding in the aggregate not less than ten percent (10%) of the total voting power entitled to vote on an issue.

SHAREHOLDER PROPOSALS AND NOMINATIONS

         GONZALES HOLDING . Neither Gonzales Holding 's Articles nor Bylaws set forth any procedures with respect to submission by a shareholder of a proposal for consideration at a shareholders' meeting. The Gonzales Holding Bylaws provide that any shareholder entitled to vote in the election of directors may nominate any person for election as a director, provided the nomination is made to the Secretary of the Corporation and received not less than thirty (60) days or more than sixty (90) days prior to the meeting; provided, however, that if less than 60 days notice of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed.

         DEPOSIT GUARANTY. Deposit Guaranty's Bylaws provide procedures that must be followed to properly bring a proposal before a shareholders meeting or to nominate candidates for election as directors. At least sixty (60) days prior notice to the Secretary of Deposit Guaranty is required if a shareholder intends to nominate an individual for election to the Board of Directors or propose any shareholder action. These Bylaw provisions also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.


        MARKET PRICES OF AND DIVIDENDS ON GONZALES HOLDING COMMON STOCK

         No established public trading market for Gonzales Holding's common stock exists. The primary market area for Gonzales Holding's common stock is Ascension Parish. No sales of Gonzales Holding's common stock came to the attention of management of Gonzales Holding in 1995 or 1994. As of December 31, 1995, there were 756 holders of record of Gonzales Holding Common Stock.

         In 1995 and 1994, Gonzales Holding paid eight quarterly dividends of $0.35 per share, plus four extraordinary dividends totaling $8.00 per share, for total dividends of $5,849,000. The holders of Gonzales Holding Common Stock are entitled to receive dividends when and if declared by the Gonzales Holding Board out of funds that are legally available therefor. If the Mergers are not consummated, it is the intention of the Gonzales Holding Board to continue declaring quarterly cash dividends. However, there can be no assurance that Gonzales Holding 's dividend policy would remain unchanged.

                STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                         MANAGEMENT OF GONZALES HOLDING

         The following table indicates the beneficial ownership as of April __, 1996 of Gonzales Holding 's Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Gonzales Holding Common Stock, (ii) each director of Gonzales Holding, (iii) the CEO (who is also a director), and (iv) all directors and executive officers of Gonzales Holding as a group.

                                      AMOUNT AND NATURE OF         PERCENT OF
 NAME                                 BENEFICIAL OWNERSHIP           CLASS
 ----                                 --------------------           -------
 John P. Casey, Jr                         13,772(1)                   2.54

 Earl D. Dixon                              5,720(2)                   1.06


 John F. Fraiche, M.D.                        225                        *

 D. Dale Gaudet                            26,507(3)                   4.89

 Rosa B. Jackson                              225                        *

 Phillip A. Lewis, Jr., Ph.D.               6,600(4)                   1.22

 Roy L. Marchand, Jr.                      12,275(5)                   2.27

 Matthew G. McKay
 18332 N. Mission Hills
 Baton Rouge, LA 70810                       35,544                    6.56

 Elanie S. Neese
 2239 South Evergreen Avenue
 Gonzales, LA 70737                          68,820                   12.71

 John B. Noland
 Suite 2424
 One American Place
 Baton Rouge, LA 70825                       37,702                    6.96

 Gayle P. Robert                            2,938(6)                     *

 Randal J. Robert                            367(7)                      *

 Eric W. St. Amant                         17,040(8)                   3.15

 Penrose C. St. Amant
 P. O. Box 128
 Gonzales, LA 70707-0128                   48,878(9)                   9.02

 Cynthia S. Stafford                         5,044                       *

 ALL DIRECTORS AND EXECUTIVE
 OFFICERS AS A GROUP (15 PERSONS)           165,115                   30.49


__________________________________

    * Less than 1%.

  (1) Includes 13,222 shares as to which Mr. Casey shares voting and investment power.

  (2) Includes 400 shares as to which Mr. Dixon shares voting and investment power.

  (3) Includes 25,911 shares as to which Mr. Gaudet shares voting and investment power.

  (4) Includes 6,050 shares as to which Mr. Lewis shares voting and investment power.

  (5) Includes 2,511 shares as to which Mr. Marchand shares voting and investment power.

  (6) Includes 754 shares as to which Mr. G. Robert shares voting and investment power.

  (7) Includes 142 shares as to which Mr. R. Robert shares voting and investment power.

  (8) Includes 440 shares as to which Mr. E. St. Amant shares voting and investment power.

  (9) Includes 3,922 shares as to which Mr. P. St. Amant shares voting and investment power.

                    INFORMATION CONCERNING GONZALES HOLDING

GENERAL

         Gonzales Holding is a Louisiana business corporation and a one-bank holding company registered under the federal Bank Holding Company Act of 1956. It was formed in 1983 primarily for the purpose of holding all of the outstanding stock of the Gonzales Bank, which is Gonzales Holding's sole
subsidiary.   Gonzales Bank was formed in 1920 under the banking laws of the
State of Louisiana.   Gonzales Bank conducts a general commercial banking
business through its main office at South Burnside Avenue and Worthey Road, Gonzales, Louisiana and at two branch offices in eastern Ascension Parish,
Louisiana.   Gonzales Bank offers a full range of traditional commercial banking services, including demand, savings and time deposits, consumer, commercial and real estate loans, safe-deposit boxes and access to two retail
credit plans -- "VISA" and "MasterCard".   Gonzales Bank does not offer trust
services.  Drive-in banking facilities and automated teller machines ("ATMs")
are located at all three banking locations.   Gonzales Bank also maintains
three stand-alone ATMs within Ascension Parish.

COMPETITION

          Gonzales Bank competes actively with national and state banks and savings and loan institutions in Louisiana for all types of loans and deposits. Gonzales Bank also competes for loans with other financial institutions, such as insurance companies, real estate investment trusts, savings and loans, small loan companies, credit unions and certain government agencies. As of December 31, 1995, Gonzales Bank was the largest financial institution headquartered in Ascension Parish as measured by total deposits and total assets. Five other financial institutions have a total of eleven banking offices located in Ascension Parish.

EMPLOYEES

         As of December 31, 1995,  Gonzales Holding and  Gonzales Bank had
approximately 63 full time equivalent employees.   Gonzales Holding has no
salaried employees, although certain executive officers hold parallel positions with Gonzales Bank. No employees are represented by unions or other bargaining units, and management considers its relations with employees to be satisfactory.

SUPERVISION AND REGULATION

          Gonzales Holding and Gonzales Bank are extensively regulated under both federal and state laws. To the extent that the following information describes particular statutory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business and prospects of Gonzales Holding.

          Gonzales Holding is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"), and, as such, is subject to the provisions of the BHCA and to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Reserve Board"). Gonzales Holding is required to file with the Reserve Board annual reports containing such information as the Reserve Board may require pursuant to the BHCA and also is subject to periodic examination by the Reserve Board. The BHCA limits, with certain exceptions, the business in which a bank holding company may engage, directly or through subsidiaries, to banking, managing or controlling banks, and furnishing or performing activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is a proper incident to banking or managing or controlling banks, the Reserve Board must consider whether its performance by an affiliate of a bank holding company can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or other unsound banking practices. The Reserve Board has adopted regulations implementing the provisions of the BHCA with respect to the activities of bank holding companies. Whether or not a particular non-banking activity is permitted under the BHCA, the Reserve Board is authorized to require a bank holding company to terminate any activity or to divest itself of any non-banking subsidiary if its actions represent unsafe or unsound practices or violations of law.

         Under the BHCA, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit, the lease or sale of property or provision of any services. In addition, the BHCA prohibits a bank holding company from borrowing from its bank subsidiaries unless such loans are secured by specified amounts and types of collateral. Such secured loans are also subject to certain limitations based upon the subsidiary bank's capital and surplus.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Act") subjected bank holding companies as well as banks to significantly increased regulation and supervision. Among other things, the FDIC Act provides that undercapitalized institutions, as defined by regulatory authorities, must submit recapitalization plans, and a parent company of such an institution must either (i) guarantee the institution's compliance with the capital plan, up to an amount equal to the lesser of five percent of the institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan, or
(ii) suffer certain adverse consequences such as a prohibition of dividends by the parent company to its shareholders.

          Gonzales Holding is also subject to the Louisiana Bank Holding Company Act, as amended (the "Louisiana Act") which, among other things, provides that a bank holding company and its subsidiaries may not engage in any insurance activity in which a bank may not engage. The Louisiana Commissioner of Financial Institutions is authorized to administer the Louisiana Act and to issue orders and regulations thereunder.

         Federal and Louisiana laws provide for the enforcement of any pro rata assessment of shareholders of a bank to cover impairment of capital stock by sale, to the extent necessary, of the stock of any assessed shareholder failing to pay the assessment. Gonzales Holding, as shareholder of Gonzales Bank, is subject to these provisions.

         Both federal and state laws extensively regulate various aspects of Gonzales Bank's business, including requirements regarding the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching and restrictions on the nature and amounts of loans and investments that can be made. As a state bank, Gonzales Bank is subject to the supervisory authority of the Louisiana Commissioner of Financial Institutions, whose office conducts periodic examinations of Gonzales Bank.
As a federally insured bank, Gonzales Bank is also subject to supervision and regulation by the Federal Deposit Insurance Corporation (the "FDIC"). Under certain circumstances, regulatory authorities may prohibit the payment of dividends by a bank or its parent holding company. The FDIC Act and regulations promulgated thereunder classify banks into five categories generally relating to their regulatory capital ratios and institute a system of supervisory actions indexed to a bank's particular classification. Generally, banks that are classified as "well capitalized," or "adequately capitalized" are not subject to the supervisory actions specified in the FDIC Act for prompt corrective action, but may be restricted from taking certain actions that will lower their classification. Banks classified as "undercapitalized," significantly undercapitalized," or "critically undercapitalized" are subject to restrictions in supervisory actions of increasing stringency based on the level of classification. Under present regulation, Gonzales Bank is "well capitalized." While such a classification would exclude Gonzales Bank from the restrictions and actions envisioned by the prompt corrective action provisions of the FDIC Act, the regulatory agencies have broad powers under other provisions of federal law that would permit them to place restrictions on Gonzales Bank or to take other supervisory action regardless of such classification.

SUPPLEMENTAL FINANCIAL INFORMATION

Supplemental financial information for Gonzales Holding and Gonzales Bank is set forth below and on the following pages.

DISTRIBUTION OF ASSETS, LIABILITIES, AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

Average balance sheets, interest income and expenses, and average yields on interest-bearing assets and effective rates paid on interest-bearing liabilities for 1995 and 1994 were (In thousands of dollars):

                                                        DECEMBER 31, 1995
                                                     --------------------------
                                                     AVERAGE             YIELD/
                                                     BALANCE   INTEREST   RATE
                                                     -------   --------  ------
ASSETS
Interest-earning assets:
  Loans (1)                                          $ 60,049  $6,437    10.72%
  Taxable investment securities                        50,013   3,384     6.77
  Tax-exempt investment securities                        699      31     4.43
  Interest-bearing deposits with
    other banks                                           409      28     6.85
Federal funds sold                                      1,763     101     5.73
                                                     --------  ------   ------

Total interest-earning assets                        $112,933  $9,981     8.84%

Noninterest-earning assets:
  Cash and due
    from banks                                          4,161
  Premises and equipment, net                           2,318
  Other real estate owned                                 431
  Deferred tax asset                                    1,476
  Other assets                                          1,833
  Less allowance for loan losses                       (1,488)
                                                     --------

       Total Assets                                  $121,664
                                                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities:
  Interest-bearing demand deposits                   $ 19,132  $  407     2.13%
  Savings deposits                                     20,510     499     2.43
  Time deposits of $100,000 or more                     6,554     337     5.14
  Time deposits of less than $100,000                  38,057   1,793     4.71
  Federal funds purchased                                 148       9     6.08
  Other borrowed funds                                  3,330     213     6.40
                                                     --------  ------   ------

Total interest-bearing liabilities                   $ 87,731  $3,258     3.71%

Noninterest-bearing liabilities:
  Demand deposits                                      21,270
  Other                                                   892
                                                     --------
Total liabilities                                     109,893

Shareholders' equity                                   11,771
                                                     --------

      Total Liabilities and Shareholders' Equity     $121,664
                                                     ========
Net interest income                                            $6,723
                                                               ======
Net interest margin                                                       5.96%
                                                                          ====

                                                        DECEMBER 31, 1994
                                                   --------------------------
                                                    AVERAGE            YIELD/
                                                    BALANCE  INTEREST   RATE
                                                   --------  --------  ------
ASSETS

Interest-earning assets:
  Loans(1)                                         $  59,352  $6,114    10.30%
  Taxable investment securities                       47,317   2,772     5.86
  Tax-exempt investment securities                       489      20     4.09
  Interest-bearing deposits with
    other banks                                           77       3     3.90
Federal funds sold                                       748      31     4.14
                                                   ---------  ------   ------

Total interest-earning assets                      $ 107,983  $8,940     8.28%

Noninterest-earning assets:
  Cash and due
    from banks                                         4,124
  Premises and equipment, net                          2,420
  Other real estate owned                                658
  Deferred tax asset                                   2,924
  Other assets                                         1,539
  Less allowance for loan losses                      (1,732)
                                                   ---------

      Total Assets                                 $ 117,916
                                                   =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities:
  Interest-bearing demand deposits                 $  18,452  $  342     1.85%
  Savings deposits                                    20,541     473     2.30
  Time deposits of $100,000 or more                    5,968     210     3.52
  Time deposits of less than $100,000                 36,627   1,264     3.45
  Federal funds purchased                                569      23     4.04
  Other borrowed funds                                 2,711     176     6.49
                                                   ---------  ------   ------

Total interest-bearing liabilities                 $  84,868  $2,488     2.93%

Noninterest-bearing liabilities:
  Demand deposits                                     20,099
  Other                                                  940
                                                   ---------
Total liabilities                                    105,907

Shareholders' equity                                  12,009
                                                   ---------

      Total Liabilities and Shareholders' Equity   $ 117,916
                                                   =========
Net interest income                                           $6,452
                                                              ======

Net interest margin                                                      5.98%
                                                                         ====

________________________

(1) For the purpose of these computations, nonaccruing loans are included in the average balance. Also, installment loans are stated net of unearned income.

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates (In thousand of dollars):

                             1995 COMPARED TO 1994          1994 COMPARED TO 1993
                         INCREASE (DECREASE) DUE TO (1) INCREASE (DECREASE) DUE TO (1)
                         ------------------------------ ------------------------------
                            VOL.    RATE      NET           VOL.    RATE    NET
                            ----    ----      ---           ----    ----    ---
Interest-earning assets:
Loans(2)                   $  74   $ 249     $ 323        $  192   $ 316  $ 508
Taxable investment
  securities                 181     431       612           197      40    237
Tax-exempt invest-
  ment securities              9       2        11             9      (9)     -
Interest-bearing
  deposits with
  other banks                 21       4        25             1      (1)     -
Federal funds sold            58      12        70             3       8     11
                           -----   -----     -----        ------   -----  -----

Total interest-earn-
  ing assets                 343     698     1,041           402     354    756

Interest-bearing
  liabilities:
Interest-bearing
  demand deposits             13      52        65            39     (52)   (13)
Savings deposits             (1)      27        26            25     (35)   (10)
Time deposits of
  $100,000 or more            30      97       127          (23)       -    (23)
Time deposits of
  less than
  $100,000                    67     462       529          (74)     (12)   (86)
Federal funds
  purchased                 (26)      12      (14)            11       3     14
Other borrowed
  funds                       39     (2)        37           174       -    174
                           -----   -----     -----        ------   -----  -----

Total interest-bearing
  liabilities                122     648       770           152     (96)    56
                           -----   -----     -----        ------   -----  -----

                           $ 221   $  50     $ 271        $  250   $ 450  $ 700
                           =====   =====     =====        ======   =====  =====


___________________________

(1) The change in interest due to both rate and volume has been allocated entirely to volume.

(2) Balances of nonaccrual loans have been included for computational purposes.

The following table shows the interest rate sensitivity gaps for different time periods and the cumulative interest rate sensitivity gaps for the same periods as of December 31, 1995 (In thousands of dollars).

                                            3 MONTHS     3 TO 6     6 TO 12
                                             OR LESS     MONTHS      MONTHS
                                            --------     ------      ------
Interest-earning assets:
  Loans(1)                                  $ 21,424    $  2,015   $  2,946
  Taxable investment securities                  501           -      2,334
  Tax-exempt investment securities                 -         572          -
  Interest-bearing deposits
    with other banks                             300           -      1,000
  Federal funds sold                           2,634           -          -
                                            --------     -------   --------
Total interest-earning assets                 24,859       2,587      6,280

Interest-bearing liabilities:
  Interest-bearing demand deposits            20,039           -          -
  Savings deposits                            20,711           -          -
  Time deposits of $100,000 or more              900       2,409      2,765
  Time deposits of less than $100,000          9,614       7,821     11,099

  Other borrowed funds                             -           -          -
                                            --------     -------   --------
Total interest-bearing liabilities            51,264      10,230     13,864
                                            ========     =======   ========

Gap                                         $(26,405)   $ (7,643)  $ (7,584)
Cumulative gap                              $(26,405)   $(34,048)  $(41,632)


                                             1 TO 5      OVER 5
                                              YEARS       YEARS      TOTAL
                                              -----       -----      -----

Interest-earning assets:
  Loans(1)                                  $ 28,074    $  4,815   $ 59,274
  Taxable investment securities               16,334      32,023     51,192
  Tax-exempt investment securi-
    ties                                           -         995      1,567
  Interest-bearing deposits
    with other banks                               -           -      1,300
  Federal funds sold                               -           -      2,634
                                            --------     -------   --------
Total interest-earning assets                 44,408      37,833    115,967

Interest-bearing liabilities:
  Interest-bearing demand deposits          $      -    $      -   $ 20,039

  Savings deposits                                 -           -     20,711
  Time deposits of $100,000 or more            1,011           -      7,085
  Time deposits of less than $100,000         10,160           -     38,694

  Other borrowed funds                             -       3,260      3,260
                                            --------   ---------   --------
Total interest-bearing liabilities            11,171       3,260     89,789

Gap                                         $ 33,237   $  34,573   $ 26,178
Cumulative gap                              $ (8,395)  $  26,178          -

___________________________

(1)  Loans above exclude nonaccrual loans of $299,000.

INVESTMENT PORTFOLIO

The following table sets forth the maturities of investment securities at December 31, 1995 and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security). As discussed in the notes to the consolidated financial statements, Gonzales Holding has an unused net operating loss carry forward at December 31, 1995. Accordingly, tax-equivalent adjustments have not been made in calculating yields on obligations of states and political subdivisions. In addition, for purposes of this table, Federal Home Loan Bank stock with a book value of $572,000 has been excluded.

                                                                          AFTER ONE
                                                        WITHIN           BUT WITHIN
                                                       ONE YEAR           FIVE YEARS
                                                    ---------------   -----------------
SECURITIES AVAILABLE-FOR-SALE:                      AMOUNT    YIELD      AMOUNT   YIELD
                                                    ------    -----      ------   -----
                                                         (IN THOUSANDS OF DOLLARS)
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations          $ 2,523   6.97%   $ 10,725   6.45%
Obligations of states and political subdivisions           -      -           -      -
                                                     -------           --------

                                                     $ 2,523           $ 10,725
                                                     =======           ========

Mortgage-backed bonds and collateralized mortgage
  obligations                                        $   313   7.16%   $  4,650   5.98%
                                                     =======           ========

SECURITIES HELD-TO-MATURITY:

U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations          $     -       -   $    959    7.58%
Obligations of states and political subdivisions                   -          -       -
                                                     -------           --------

                                                     $     -           $    959
                                                     =======           ========

Mortgage-backed bonds and collateralized
  mortgage obligations                               $     -           $      -
                                                     =======           ========

                                                                   AFTER FIVE
                                                                    BUT WITHIN
                                                                    TEN YEARS           AFTER TEN YEARS
                                                              -------------------   ----------------------
SECURITIES AVAILABLE-FOR-SALE:                               AMOUNT      YIELD      AMOUNT         YIELD
                                                             ------      -----      ------         -----
                                                                     (IN THOUSANDS OF DOLLARS)
U.S. Treasury securities and obligations of other U.S.
  Government agencies and corporations                         $1,721      6.58%     $     -             -
Obligations of states and political subdivisions                    -          -           -             -
                                                               ------                -------

                                                               $1,721                $     -
                                                               ======                =======

Mortgage-backed bonds and collateralized
  mortgage obligations                                         $    -          -     $19,912         6.74%
                                                               ======                =======

SECURITIES HELD-TO-MATURITY:

U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations                    $2,504      6.86%     $     -             -
Obligations of states and political subdivisions                  519      3.55%         476         5.60%
                                                                -----                -------

                                                               $3,023                $   476
                                                               ======                =======

Mortgage-backed bonds and collateralized
  mortgage obligations                                         $4,742      5.63%     $ 3,144         6.65%
                                                               ======                =======


Gonzales Bank's mortgage-backed bonds and collateralized mortgage obligations stated maturity dates are as scheduled above, however principal and interest payments are received monthly causing a portion of the outstanding balance to paydown throughout the term.

Gonzales Holding does not own securities representing 10% or more of its shareholders' equity with any one issuer.


The following table sets forth the carrying amounts of investment securities at the dates indicated (In thousands of dollars):

                                                                            DECEMBER 31,
                                                                    ---------------------------
                                                                       1995             1994
                                                                    ---------        ----------
U.S. Treasury securities and obligations of other U.S. Government
  agencies and corporations                                            $18,432         $15,158
Obligations of state and political subdivisions                            995             499
Mortgage-backed bonds and collateralized
  mortgage obligations                                                  32,760          30,809
Federal Home Loan Bank stock                                               572             537
                                                                       -------         -------

    Total                                                              $52,759         $47,003
                                                                       =======         =======

LOAN PORTFOLIO

The table below sets forth Gonzales Bank's loan distribution at the end of each of the last two years (In thousands of dollars):

                                                                            DECEMBER 31,
                                                                    ----------------------------
                                                                         1995           1994
                                                                    -------------   ------------
Commercial, financial and agricultural                                 $27,327         $27,772
Real estate - mortgage                                                  20,210          20,586
Real estate - construction                                               1,894           1,618
Installment                                                             10,142           9,694
                                                                       -------         -------

    Total                                                              $59,573         $59,670
                                                                       =======         =======


The following table shows the maturity of loans (excluding real estate-mortgage and installment loans) outstanding as of December 31, 1995 (In thousands of dollars). Also provided are the amounts due after one year, classified according to sensitivity to changes in interest rates.

                                                            MATURING
                                         -----------------------------------------------
                                           WITHIN         AFTER ONE BUT          AFTER
                                          ONE YEAR      WITHIN FIVE YEARS      FIVE YEARS         TOTAL
                                          --------      -----------------      ----------         -----
Commercial, financial and agricultural    $6,018               $13,394            $7,915         $27,327

Real estate - construction                 1,894                     -                 -           1,894
                                          ------               -------            ------         -------
                                          $7,912               $13,394            $7,915         $29,221
                                          ======               =======            ======         =======

Loans maturing after one year with:
Fixed interest rates                                                                             $13,816
Variable interest rates                                                                            7,492
                                                                                                 -------
                                                                                                 $21,308
                                                                                                 =======

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes Gonzales Bank's loan loss experience for each of the two years ended (In thousands of dollars):

                                                               DECEMBER 31,
                                                        ----------------------------
                                                            1995             1994
                                                        ----------        ----------
Balance at beginning of period                              $1,525         $1,835
Charge-offs:
  Commercial, financial and agricultural                        25             32
  Real estate (construction and mortgage)                       10              9
  Installment                                                  184            133
                                                            ------         ------
      Total Charge-offs                                        219            174

Recoveries:
  Commercial, financial and agricultural                         8             67
  Real estate (construction and mortgage)                       15             11
  Installment                                                   28             36
                                                            ------         ------
      Total Recoveries                                          51            114

Net charge-offs                                                168             60
Provision charged (credited) to operations                      60           (250)
                                                            ------         ------
Balance at end of period                                    $1,417         $1,525
                                                            ======         ======

Ratio of net charge-offs to average loans
  outstanding                                                 .28%            .10%


The provision for loan losses, which is charged to income from operations, is based upon the changes in the loan portfolio, the amount of net loan losses incurred, and management's estimation of potential future losses based on several factors including, but not limited to, current economic conditions, loan portfolio composition, nonaccrual loans, problem loans and prior loan loss experience.

As a result of an improving economy and loan portfolio during 1994, management determined that the allowance for possible loan losses exceeded the required amount by $250,000 and credited the provision for possible loan losses for this amount.

The following table shows an allocation of the allowance for possible loan losses for each of the two years indicated (In thousands of dollars):

                                                      DECEMBER 31, 1995                DECEMBER 31, 1994
                                               ----------------------------------- ----------------------------
                                                               PERCENTAGE OF LOANS          PERCENTAGE OF LOANS
                                                               IN EACH CATEGORY             IN EACH CATEGORY
                                               AMOUNT          TO TOTAL LOANS      AMOUNT   TO TOTAL LOANS
                                               ------   -------------------------- ------   -------------------
Commercial, financial and agricultural          $1,059          45.87%           $  919            46.54%
Real estate -  mortgage                            332          33.92%              408            34.50%
Real estate -  construction                          -           3.18%               27             2.71%
Installment                                         20          17.03%              160            16.25%
Unallocated                                          6              -%               11                -%
                                                ------         -------           ------           -------
      Total                                     $1,417         100.00%           $1,525           100.00%
                                                ======         =======           ======           =======

RISK ELEMENTS

The following table summarizes nonperforming loans at December 31, 1995 and 1994 (In thousands of dollars):

                                                                      1995             1994
                                                                  ------------    ------------
Nonaccrual loans                                                    $299             $   123
Accruing loans past due 90 days or more                               26                  23
Restructured loans not included above                                833               1,076

If nonaccrual loans had performed in accordance with their original terms, interest income would have increased by approximately $17,000 in 1995 and $11,000 in 1994. Interest collected and recognized as interest income on these loans was $9,000 in 1995 and $126,000 in 1994.

DEPOSITS

The average deposits and rates paid on such deposits are summarized for the period indicated in the following tables (In thousands of dollars):

                                                                      YEARS ENDED DECEMBER 31,
                                                                  ------------------------------
                                                                  1995                    1994
                                                            ------------------      -----------------
                                                            AMOUNT      RATE        AMOUNT       RATE
                                                            ------      ----        ------       ----
Noninterest-bearing demand deposits                         $ 21,270               $ 20,099
Interest-bearing demand deposits                              19,132      2.13%      18,452     1.85%
Savings deposits                                              20,510      2.43%      20,541     2.30%
Time deposits                                                 44,611      4.77%      42,595     3.46%
                                                            --------               --------

  Total                                                     $105,523               $101,687
                                                            ========               ========

Maturities of time deposits of $100,000 or more outstanding as of December 31, 1995 are summarized as follows (In thousands of dollars):

                                                   TIME CERTIFICATES OF DEPOSIT
                                                   ----------------------------
3 months or less                                              $  900
Over 3 through 6 months                                        2,409
Over 6 through 12 months                                       2,765
Over 12 months                                                 1,011
                                                              ------

  Total                                                       $7,085
                                                              ======

RETURN ON EQUITY AND ASSETS

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                     1995                 1994
                                                     ----                 ----
Return on average assets                             2.15%                 2.23%
Return on average equity                            22.18%                21.87%
Dividend payout ratio                              112.03%               111.21%
Average equity to average assets                     9.68%                10.18%

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
          OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                        GONZALES HOLDING AND SUBSIDIARY


         The purpose of this discussion is to focus on information about the financial condition and results of operations of Gonzales Holding and Gonzales Bank that is not otherwise apparent from the consolidated financial statements and financial data presented elsewhere herein.

FINANCIAL CONDITION

         OVERVIEW. Total assets of Gonzales Holding at December 31, 1995 and 1994 were $124,435,000 and $117,569,000, respectively, a $6,866,000 or 5.8%
increase. Average assets for 1995 and 1994 were $121,664,000 and $117,916,000, a 3.2% increase. In order to better understand the reasons for the overall increase in total assets, and likewise, in liabilities and shareholders' equity, this discussion will focus on changes in the significant components of Gonzales Holding's balance sheet.

         Cash and due from banks represent coin and currency on hand at Gonzales Bank and amounts on deposit with correspondent banks, and are the primary source for the daily withdrawal needs of depositors and credit needs of loan customers. At December 31, 1995 and 1994, cash and due from banks were $5,068,000 and $4,957,000, an increase of $111,000. Average cash and due from banks were $4,161,000 in 1995 and $4,124,000 in 1994, which represents a $37,000 or 0.9% increase. As the largest nonearning asset on the balance sheet, management closely monitors the level of cash on hand and in correspondent banks as part of the overall asset/liability strategy, in order to maintain a balance between the needs of customers and management's obligation to endeavor to enhance shareholders' profits by assuring that the level of all nonearning assets is minimized.

         Earning assets include federal funds sold, investment securities, and loans and are Gonzales Holding's principal source of income. Earning assets averaged $113,403,000 in 1995 and $108,502,000 in 1994, a $4,901,000 or 4.5%
increase. Total interest earned on these assets in 1995 and 1994 were $9,981,000 and $8,940,000, respectively, which represents average yields of 8.80% and 8.24%.

         Banks must meet legal reserve requirements on a daily basis by maintaining a specified level of currency and coin on hand plus funds on deposit at Federal Reserve Banks. Banks with excess reserves on a particular day may sell the excess to other banks needing funds to meet their reserve requirements on that day. These federal funds sold represent unsecured loans to other banks, usually on a daily basis, and are made at an agreed rate of interest (the federal funds rate). At December 31, 1995 and 1994, federal funds sold were $2,634,000 and $627,000, respectively. Average federal funds sold were $1,763,000 in 1995 and $748,000 in 1994 and yielded 5.73% and 4.14%, respectively.

         INVESTMENT SECURITIES. Investment securities, in addition to providing a source of income, are used to manage interest rate and liquidity risk as part of Gonzales Bank's overall asset/liability strategy. On January 1, 1994, Gonzales Bank adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards number 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, investment securities of Gonzales Bank are classified as either "held-to-maturity" or "available-for-sale." Investments held-to-maturity are bonds and notes for which Gonzales Bank has the positive intent and ability to hold until their maturity, and are carried at cost, adjusted for amortization of premiums and accretion of discounts. Investments available-for-sale consist of bonds and notes not classified as held-to-maturity and are carried at their fair value.

         The carrying amounts of all investment securities at December 31, 1995 and 1994 were $52,759,000 and $47,003,000. At December 31, 1995 and 1994, the
amortized costs of all investment securities (available-for-sale and held-to-maturity) were $52,304,000 and $49,138,000, respectively, and the fair values were $52,682,000 and $46,083,000. Average carrying amounts of investments were $51,262,000 in 1995 and $48,325,000 in 1994, which include average unrealized losses on securities available-for-sale of $709,000 and $901,000, respectively. The decrease in interest rates in 1995 caused an increase in the fair values of the securities. At the end of 1994, the fair value of all securities was $3,054,000 less than the amortized cost. At the end of 1995, the fair value was $378,000 more than the amortized cost. Of this $378,000 net unrealized gain at December 31, 1995, unrealized gains of $455,000 have increased the carrying amount of securities available-for-sale, while unrealized losses of $77,000 have not affected the carrying amount of the securities held-to-maturity, which are carried at amortized cost. The average amortized cost of the investment securities increased by $2,745,000, from $49,226,000 in 1994 to $51,971,000 in
1995.

         LOANS. Gonzales Holding's primary use of funds is for loan demand. Loans outstanding at the end of 1995 and 1994 were $59,573,000 and $59,670,000, a decrease of only $97,000 or 0.2%. Average loans outstanding for 1995 and 1994 were $60,049,000 and $59,352,000, a $697,000 or 1.2% increase. Interest income generated from loans was $6,437,000 for 1995 and $6,114,000 for 1994, for average yields of 10.72% and 10.30%, respectively. The increase in average yield on loans does not reflect the general decrease in interest rates which occurred during the latter part of 1995. Management expects average loans to continue to increase due to the continued strong economic environment, aggressive marketing strategies, and the decline in rates.

         DEPOSITS. Deposits are Gonzales Holding's primary source of funds. Total deposits at December 31, 1995 and 1994 were $108,180,000 and $102,527,000, respectively. Deposits averaged $105,523,000 in 1995 and $101,687,000 in 1994, a $3,836,000 or 3.8% increase. Interest-bearing deposits in 1995 and 1994 averaged $84,253,000 and $81,588,000. Interest expense for these deposits was $3,036,000 in 1995 and $2,289,000 in 1994, for average rates paid of 3.60% and 2.81%. Although rates began falling during the latter part of 1995, the average rates paid in 1995 remained higher than the 1994 average.

         Stockholders' equity increased from $11,042,000 at December 31, 1994 to $12,435,000 at December 31, 1995 due to net income in 1995 of $2,611,000, dividends declared of $2,925,000, and an increase during 1995 in the fair values of investment securities available-for-sale, net of deferred income taxes, of $1,707,000. During 1995 and 1994, Gonzales Holding paid regular dividends of $0.35 per share per quarter, plus $4.00 per share per year in extraordinary dividends.

RESULTS OF OPERATIONS

         NET INTEREST INCOME. Net income for 1995 and 1994 was $2,611,000 and $2,626,000, respectively, a $15,000 or 0.6% decrease.

         Net interest income is the difference between interest income from loans, investments, and other interest- earning assets and interest expense on deposits and other interest-bearing liabilities. Net interest income for 1995 and 1994 was $6,723,000 and $6,452,000, a $271,000 or 4.2% increase. The various components of net interest income as they relate to the particular interest-earning assets and interest-bearing liabilities have been discussed in the previous section titled "Financial Condition." The net interest margin (that is, net interest income divided by average interest-earning assets) was 5.93% in 1995 and 5.95% in 1994. With close monitoring of the rates, along with proper asset/liability management, the net interest margin will be managed to maximize profits under both falling and rising interest rate environments.

         PROVISION FOR LOAN LOSSES. The provision for possible loan losses is based on changes in the loan portfolio, the amount of net loan losses incurred, and management's estimates of potential future losses based on several factors including, but not limited to, current economic conditions, loan portfolio composition, prior loan loss experience, and the level of impaired and other problem loans. The continued improvement of the economy and reduction of nonperforming and other problem loans contributed to management's decision to reduce the allowance for possible loan losses by $250,000 in 1994 through a credit to operations. In 1995, the allowance decreased by $108,000 due to net charge-offs of $168,000 offset by a charge to operations for the provision for loan losses of $60,000. Gonzales Holding adopted Statement of Financial Accounting Standard number 114, "Accounting by Creditors for Impairment of a Loan," in 1995, which did not have a material effect on financial condition or the results of operations. Loans which have been identified by management as impaired generally include nonaccrual loans, loans past due ninety days or more and still accruing, loans which have previously had some portion classified as either loss or doubtful, and other loans which for specific reasons have been identified as impaired. At December 31, 1995, loans totaling $1,746,000 were specifically classified as impaired. Nonperforming loans at December 31, 1994 include nonaccrual loans, loans which are past due ninety days or more as to principal or interest payments and still accruing, and loans for which the terms have been restructured due to the financial troubles of borrowers. Total nonperforming loans at December 31, 1994 were $1,222,000. In addition, management has identified other loans which are contractually current and not classified as either impaired or nonperforming, but the borrowers are experiencing financial difficulties. These other loans totaled $2,282,000 at the end of 1995 and $1,895,000 at the end of 1994.

         NON-INTEREST INCOME. Noninterest income was $1,419,000 for 1995 and $1,477,000 for 1994. Noninterest income consists primarily of service charges on deposit accounts and fees for other financial services, which were $1,164,000 in 1995 and $1,126,000 in 1994, a $38,000 or 3.3% increase. This increase is directly attributable to the 3.6% increase in demand, NOW, money market, and savings accounts during 1995. The net income from operation of foreclosed real estate was $60,000 in 1995 and $142,000 in 1994. The major portion of these amounts were from credits to the provision for loss on foreclosed real estate of $40,000 in 1995 and $100,000 in 1994.

         NON-INTEREST EXPENSE. Noninterest expense was $4,241,000 for 1995 and $4,302,000 for 1994, a $61,000 or 1.4% decrease. This decrease is attributable principally to two components of noninterest expense: (1) net occupancy expense, which was $307,000 in 1995 and $346,000 in 1994, a $39,000 decrease, and (2) equipment expense, which was $347,000 in 1995 and $373,000 in 1994, a $26,000 decrease. The decrease in net occupancy expense was primarily due to a $28,000 reduction in building repairs and maintenance. The decrease in equipment expense was primarily due to a $36,000 decrease in depreciation expense on furniture, equipment and automobiles.

         Income tax expense was $1,230,000 and $1,251,000 for 1995 and 1994.
These provisions for taxes include current expenses of $93,000 in 1995 and $66,000 in 1994, which represent alternative minimum tax that Gonzales Holding has paid. These taxes are expected to be recovered in future years as credit carryovers when Gonzales Holding again begins incurring taxes under the regular income tax system.

LIQUIDITY AND CAPITAL RESOURCES

         The primary functions of asset/liability management are to assure adequate liquidity and to maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. The principal sources of liquidity for Gonzales Holding are cash and due from bank accounts, investment securities which are available-for- sale, federal funds sold, maturing loans, short-term borrowings through federal funds lines of credit, and advances from the Federal Home Loan Bank.

         Gonzales Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on Gonzales Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Gonzales Bank must meet specific capital guidelines that involve quantitative measures of Gonzales Bank's assets, liabilities, and certain off- balance sheet items as calculated under regulatory accounting practices. Gonzales Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require Gonzales Bank to maintain minimum amounts and ratios of total and Tier 1 capital, as defined in the regulations, to risk-weighted assets, as defined, and of Tier 1 capital to average assets, as defined. Management believes, as of December 31, 1995, that Gonzales Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1995, the most recent notification from the Federal Deposit Insurance Corporation categorized Gonzales Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Gonzales Bank must maintain a total risk-based capital ratio of 10% or higher, Tier 1 risk-based capital ratio of 6% or higher, and Tier 1 leverage capital ratio of 5% or higher. No conditions or events have occurred since that notification that management believes have changed Gonzales Bank's category.

                                 LEGAL OPINION

         Watkins Ludlam & Stennis, P.A., of Jackson, Mississippi has rendered its opinion that the shares of Deposit Guaranty Common Stock to be issued in connection with the Mergers have been duly authorized and if and when issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

                                    EXPERTS

         The consolidated financial statements of Deposit Guaranty as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994, consolidated financial statements refers to a change in the method of accounting for debt securities.

         The consolidated financial statements of Gonzales Holding as of December 31, 1995 and 1994, and for each of the years in the two-year period ended December 31, 1995, have been audited by Basil M. Lee and Company, C.P.A., as indicated in their reports with respect thereto and have been included herein and in the registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, the Board of Directors of Gonzales Holding knows of no matters which will be presented for consideration at the Meeting other than as set forth in the Notice of such meeting attached to this Proxy Statement/Prospectus. However, if any other matters shall come before the Meeting or any adjournment or postponement thereof and be voted upon the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                         INDEX TO FINANCIAL STATEMENTS
                     BANK OF GONZALES HOLDING COMPANY, INC.
                                 AND SUBSIDIARY


                                                                                                                     Page
                                                                                                                     ----
Independent Auditors' Report                                                                                          F-2

Consolidated Statements of Financial Position at December 31, 1995 and 1994                                           F-3

Consolidated Statements of Income for each of the Years in the Two Year                                               F-4
    Period Ended December 31, 1995

Consolidated Statements of Cash Flows for each of the Years in the                                                    F-5
    Two Year Period Ended December 31, 1995

Consolidated Statements of Shareholders' Equity for each of the                                                       F-6
    Years in the Two Year Period Ended December 31, 1995

Notes to Consolidated Financial Statements for each of the Years in the                                               F-7
    Two Year Period Ended December 31, 1995

                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors of Bank of Gonzales Holding Company, Inc.


We have audited the accompanying consolidated statements of financial condition of Bank of Gonzales Holding Company, Inc. and its subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank of Gonzales Holding Company, Inc. and its subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




BASIL M. LEE AND COMPANY
Certified Public Accountants
Baton Rouge, Louisiana
January 31, 1996

BANK OF GONZALES HOLDING COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AT
DECEMBER 31, 1995 AND 1994
(IN THOUSANDS OF DOLLARS)

                                                                                                1995          1994
                                                        ASSETS                                --------      --------
Cash and due from banks                                                                       $  5,068      $  4,957
Federal funds sold                                                                               2,634           627
                                                                                              --------      --------
      Cash and cash equivalents                                                                  7,702         5,584

Interest-bearing deposits in banks                                                               1,300            --

Securities available-for-sale, at fair value                                                    40,416        33,275
Securities held-to-maturity, fair values of $12,266 in 1995
   and $12,808 in 1994                                                                          12,343        13,728
Loans receivable, net of allowance for loan losses of $1,417
   in 1995 and $1,525 in 1994                                                                   58,156        58,145
Premises and equipment                                                                           2,289         2,360
Foreclosed real estate                                                                             290           572
Accrued interest receivable                                                                        788           759
Deferred tax asset                                                                                 794         2,811
Other assets                                                                                       357           335
                                                                                              --------      --------
      Total assets                                                                            $124,435      $117,569
                                                                                              ========      ========

                                          LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Noninterest-bearing demand deposits                                                          $21,651       $20,438
  Interest-bearing demand, NOW's and MMDA's                                                     20,039        19,186
  Time deposits $100,000 and more                                                               20,711        20,589
  Savings                                                                                        7,085         5,716
  Other time deposits                                                                           38,694        36,598
                                                                                              --------      --------
      Total deposits                                                                           108,180       102,527

  Advance from Federal Home Loan Bank                                                            3,260         3,410
  Accrued interest payable                                                                         201           162
  Other liabilities                                                                                359           428
                                                                                              --------      --------
      Total liabilities                                                                        112,000       106,527
                                                                                              --------      --------
SHAREHOLDERS' EQUITY
  Common stock, no par value - 10,000,000 shares                                                13,227        13,227
    authorized, 561,801 shares issued and outstanding in 1995 and 1994
  Retained earnings (deficit)                                                                     (606)         (292)
  Treasury stock, at cost, 20,190 shares in 1995 and 1994                                         (485)         (485)
  Net unrealized appreciation (depreciation) on available-
    for-sale securities, net of tax of $154 in 1995 and $726 in
    1994                                                                                           299        (1,408)
                                                                                              --------      --------
      Total shareholders' equity                                                                12,435        11,042
                                                                                              --------      --------
      Total liabilities and shareholders' equity                                              $124,435      $117,569
                                                                                              ========      ========



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

BANK OF GONZALES HOLDING COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1995 AND 1994
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                                      1995                  1994
                                                                                   ---------              --------
Interest income
  Loans receivable                                                                 $   6,437              $  6,114
  Taxable investment securities                                                        3,384                 2,772
  Tax-exempt investment securities                                                        31                    20
  Federal funds sold                                                                     101                    31
  Other                                                                                   28                     3
                                                                                   ---------              --------
        Total interest income                                                          9,981                 8,940
                                                                                   ---------              --------
Interest expense
  Deposits                                                                             3,036                 2,289
  Federal Home Loan Bank Advance                                                         213                   176
  Other                                                                                    9                    23
                                                                                   ---------              --------
        Total interest expense                                                         3,258                 2,488
                                                                                   ---------              --------
Net interest income                                                                    6,723                 6,452
Provision for loan losses                                                                 60                  (250)
                                                                                   ---------              --------
Net interest income after provision for loan losses                                    6,663                 6,702
                                                                                   ---------              --------
Noninterest income
  Service charges on deposit accounts                                                  1,164                 1,126
  Other service charges and fees                                                          47                    71
  Net income from operation of foreclosed real estate                                     60                   142
  Other                                                                                  148                   138
                                                                                   ---------              --------
        Total noninterest income                                                       1,419                 1,477
                                                                                   ---------              --------
Noninterest expense
  Salaries and employee benefits                                                       2,028                 2,010
  Net occupancy expense                                                                  307                   346
  Equipment expense                                                                      347                   373
  Investment securities losses                                                            50                    43
  Other                                                                                1,509                 1,530
                                                                                   ---------              --------
        Total noninterest expense                                                      4,241                 4,302
                                                                                   ---------              --------
Income before income taxes                                                             3,841                 3,877
Income tax expense                                                                     1,230                 1,251
                                                                                   ---------              --------
        Net income                                                                    $2,611                $2,626
                                                                                   =========              ========
Net income per common and common equivalent share--
   based on weighted average number of shares
    outstanding (541,611 in 1995 and 540,587 in 1994)                              $    4.82              $   4.86
                                                                                   =========              ========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

BANK OF GONZALES HOLDING COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995 AND 1994
(IN THOUSANDS OF DOLLARS)

                                                                                           1995               1994
                                                                                        ---------          ---------
Cash flows from operating activities
  Net income                                                                            $   2,611          $   2,626
  Adjustments to reconcile net income to net cash provided by operating activities
      Deferred tax expense                                                                  1,137              1,186
      Depreciation and amortization                                                           241                296
      Provision for loan losses                                                                60               (250)
      Net realized losses on available-for-sale securities                                     50                 44
      Provision for losses on foreclosed real estate                                          (40)              (100)
      Net (accretion) amortization of securities                                              (70)               190
      (Gain) on sales of foreclosed real estate                                               (18)               (40)
      Loss on sales of premises and equipment                                                   -                 11
      (Increase) in accrued interest receivable                                               (29)              (150)
      (Increase) in other assets                                                              (43)               (52)
      Increase in accrued interest payable                                                     39                 19
      Increase (decrease) in accrued expenses and other liabilities                           (69)               131
                                                                                        ---------          ---------
  Net cash provided by operating activities                                                 3,869              3,911
                                                                                        ---------          ---------
Cash flows from investing activities
  Net (increase) in interest-bearing deposits with banks                                   (1,300)                 -
  Purchases of available-for-sale securities                                              (21,704)           (17,066)
  Proceeds from sales of available-for-sale securities                                     12,790             19,976
  Proceeds from maturities of available-for-sale securities                                 2,644              4,134
  Purchases of held-to-maturity securities                                                 (4,698)           (11,388)
  Proceeds from maturities of held-to-maturity securities                                   7,819                766
  Net (increase) in loans                                                                    (122)              (458)
  Proceeds from sales of foreclosed real estate                                               391                165
  Net purchases of premises and equipment                                                    (149)              (116)
                                                                                        ---------          ---------
  Net cash (used) by investing activities                                                  (4,329)            (3,987)
                                                                                        ---------          ---------
Cash flows from financing activities
  Net increase in demand, savings, NOW and money market accounts                            2,188              5,379
  Net (decrease) in time deposits $100,000 and more                                        (2,175)            (1,540)
  Net increase (decrease) in other time deposits                                            5,640               (507)
  Net (decrease) in federal funds purchased                                                     -             (1,050)
  Net increase (decrease) in F.H.L.B. advances                                               (150)             3,410
  Dividends paid                                                                           (2,925)            (2,874)
  Purchases of treasury stock                                                                   -                (19)
  Sales of treasury stock                                                                       -                 27
                                                                                        ---------          ---------
  Net cash provided by financing activities                                                 2,578              2,826
                                                                                        ---------          ---------
Net increase in cash and cash equivalents                                                   2,118              2,750
Cash and cash equivalents, beginning of year                                                5,584              2,834
                                                                                        ---------          ---------
Cash and cash equivalents, end of year                                                  $   7,702          $   5,584
                                                                                        =========          =========
Interest paid                                                                           $   3,219          $   2,469
                                                                                        =========          =========
Income taxes paid                                                                       $     102          $      40
                                                                                        =========          =========
Foreclosed real estate acquired in satisfaction of loans                                $      51          $      88
                                                                                        =========          =========

BANK OF GONZALES HOLDING COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995 AND 1994
(IN THOUSANDS OF DOLLARS)


                                                                                       Net Unrealized
                                                                                        Appreciation
                                                          Retained   Cost of Common  (Depreciation) on        Total
                                                          Earnings      Stock in     Available-for-Sale   Shareholders'
                                           Common Stock   (Deficit)     Treasury         Securities          Equity
                                           ----------------------------------------------------------------------------
Balance at January 1, 1994                    $13,203    $     75       $    (561)           $      -          $12,717
  Net unrealized appreciation at January
    1, 1994, due to adoption of SFAS
    115, net of taxes of $151                       -           -               -                 294              294
  Net income, 1994                                  -       2,626               -                   -            2,626
  Sale of 3,950 shares of treasury stock            1         (69)             95                   -               27
  Purchase of 783 shares of treasury
   stock                                            -           -             (19)                  -              (19)
  Dividends declared                                -      (2,924)              -                   -           (2,924)
  Deferred tax benefit from exercise
   of stock options                                23           -               -                   -               23
  Net changes in unrealized
    appreciation (depreciation) on
    available-for-sale securities, net of
    taxes of $877                                   -           -               -              (1,702)          (1,702)
                                              -------    --------       ---------            --------          -------
Balance at December 31, 1994                   13,227        (292)           (485)             (1,408)          11,042
  Net income, 1995                                  -       2,611               -                   -            2,611
  Dividends declared                                -      (2,925)              -                   -           (2,925)
  Net changes in unrealized
    appreciation (depreciation) on
    available-for-sale securities, net of
    taxes of $880                                   -           -               -               1,707            1,707
                                              -------    --------       ---------            --------          -------
Balance at December 31, 1995                  $13,227    $   (606)      $    (485)           $    299          $12,435
                                              =======    ========       =========            ========          =======




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

BANK OF GONZALES HOLDING COMPANY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting principles followed by Bank of Gonzales Holding Company, Inc. (the Company) and its wholly-owned subsidiary, Bank of Gonzales (the Bank), and the methods of applying those principles conform with generally accepted accounting principles consistently applied and generally practiced within the banking industry. The principles which significantly affect the determination of financial condition and net income are summarized below:

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated. Investment in the Bank is carried at the Company's equity in the underlying net assets.

Nature of operations: The Bank provides a variety of financial services to individual and business customers through its three offices in Ascension Parish, Louisiana, which is primarily an industrial area. The Bank's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate and consumer loans.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions, which depends heavily on the petrochemical industry. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Investment Securities: Investment securities are classified in two categories and accounted for as follows:

    Securities Held-to-Maturity. Bonds and notes for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

    Securities Available-for-Sale. Securities available-for-sale consist of bonds and notes not classified as securities held-to-maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Unrealized holding gains and losses, net of tax, on securities available- for-sale are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

Loans Receivable and Allowance for Loan Losses: Loans are stated at the amount of unpaid principal reduced by unearned income and the allowance for loan losses. Unearned income on discounted loans is recognized as income over the term of the loans using a method that approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are generally placed on nonaccrual when principal or interest is delinquent for ninety days or more. Interest income generally is not recognized on nonaccrual loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Impaired loans generally include nonaccrual loans, loans past due ninety days or more and still accruing, and restructured loans. Loans reviewed for impairment include all loans (except consumer installment loans, which are generally smaller balance, homogeneous loans) which management has identified as warranting special attention, such as past due loans, large loans, and loans for which management is aware of a borrower's financial difficulties.

The allowance for loan losses represents an amount which, in management's judgment, will be adequate to absorb possible losses on existing loans that may become uncollectible. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values. Ultimate losses may vary from current estimates. A loan is charged off when it is determined to be uncollectible. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Repairs and maintenance expenditures which extend the useful life of an asset are capitalized, and routine maintenance and repair expenditures are expensed as incurred. Depreciation expense is computed using the straight-line method over the estimated useful lives of the respective assets.

Foreclosed Real Estate: Foreclosed real estate is comprised of properties acquired through foreclosure proceedings or acceptance of deed in lieu of foreclosure. These properties are carried at the lower of cost or estimated fair market value. Losses arising at the time of acquisition of such property are charged against the allowance for loan losses. Subsequent losses are included in net income from operation of foreclosed real estate.

Federal Income Taxes: Provision for deferred income taxes is made as a result of temporary differences between the financial and taxable bases of assets and liabilities. These differences relate principally to the provision for possible loan losses, foreclosed real estate expense, accretion of discounts on investment securities, and the tax net operating loss carryforward.

Statement of Cash Flows: For purposes of the statement of cash flows, the Company considers due from bank accounts and federal funds sold to be cash equivalents.

Treasury Stock: Treasury stock is accounted for by the cost method on an average cost basis.

Fair Values of Financial Instruments: Statement of Financial Accounting Standards number 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Reclassifications: Certain items included in the financial statements for 1994 have been reclassified to conform with the 1995 presentation and have no effect on net income previously reported.

NOTE B--RESTRICTIONS ON SHAREHOLDERS' EQUITY

Under applicable law, the Bank cannot, without the prior approval of regulatory authorities, pay dividends during any year which exceed the combined net income of that year and the immediately preceding year. Additionally, under applicable law, the Bank cannot make loans, extensions of credit, repurchase agreements, investments, or advances, which will exceed 10% of its capital stock and surplus, to an affiliate. At December 31, 1995, the Bank had no such loans or advances to its affiliate.


NOTE C--RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the years ended December 31, 1995 and 1994 was approximately $811,000 and $787,000, respectively.


NOTE D--INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments in debt securities are as follows (In thousands of dollars):


                                                                               December 31, 1995
                                                           ----------------------------------------------------------
                                                           Amortized            Gross           Gross       Estimated
                                                              Cost           Unrealized       Unrealized       Fair
Securities available-for-sale:                                                  Gains           Losses        Value
                                                           ----------------------------------------------------------
U.S. Treasury securities                                      $  3,973          $     64         $    -      $  4,037
U.S. Government agencies and corporations                       10,781               199             48        10,932
Mortgage-backed securities and collateralized
   mortgage obligations                                         24,635               357            117        24,875
                                                              --------          --------         ------      --------
                                                              $ 39,389          $    620         $  165      $ 39,844
                                                              ========          ========         ======      ========

                                                                               December 31, 1995
                                                           ----------------------------------------------------------
                                                           Amortized      Gross Unrealized      Gross       Estimated
                                                              Cost              Gains         Unrealized    Fair Value
Securities held-to-maturity:                                                                    Losses
                                                           ----------------------------------------------------------
                                                                             (In thousands of dollars)
U.S. Government agencies and corporations                     $  3,463         $      46       $      -     $  3,509
Obligations of states and political subdivisions                   995                17             46          966
Mortgage-backed securities and collateralized
   mortgage obligations                                          7,885                22            116        7,791
                                                              --------         --------        --------     --------
                                                              $ 12,343         $      85       $    162     $ 12,266
                                                              ========         =========       ========      =======
Debt securities pledged to secure public funds and
   for other purposes                                         $  4,116                                       $ 4,058
                                                              ========                                      ========

                                                                               December 31, 1994
                                                           ----------------------------------------------------------
                                                           Amortized      Gross Unrealized      Gross       Estimated
                                                              Cost              Gains         Unrealized    Fair Value
Securities available-for-sale:                                                                  Losses
                                                           ----------------------------------------------------------
                                                                              (In thousands of dollars)
U.S. Treasury securities                                      $  6,455         $      -        $    185     $  6,270
U.S. Government agencies and corporations                        2,199                -             292        1,907
Mortgage-backed securities and collateralized
   mortgage obligations                                         26,218                -           1,657       24,561
                                                              --------         --------        --------     --------
                                                              $ 34,872         $      -        $  2,134     $ 32,738
                                                              ========         ========        ========     ========
Securities held-to-maturity:

U.S. Government agencies and corporations                     $  6,981         $     14        $    201     $  6,794
Obligations of states and political subdivisions                   499                -              87          412
Mortgage-backed securities and collateralized
    mortgage obligations                                         6,248                -             646        5,602
                                                              --------         --------        --------     --------
                                                              $ 13,728         $     14        $    934     $ 12,808
                                                              ========         ========        ========     ========
Debt securities pledged to secure public funds and
   for other purposes                                         $  3,214                                      $  3,149
                                                              ========                                      ========

The following is a summary of maturities of securities available-for-sale and held-to-maturity as of December 31, 1995 (in thousands of dollars):


                                             Securities available-for-sale            Securities held-to-maturity
                                             -----------------------------------------------------------------------
                                             Amortized          Estimated          Amortized           Estimated
Contractual maturities:                        Cost            Fair Value            Cost              Fair Value
                                             -----------------------------------------------------------------------
Due in one year or less                       $   2,807           $   2,836          $        -          $       -
Due after one year through five years            15,249              15,375                 959                976
Due after five years through ten years            1,704               1,721               7,764              7,632
Due after ten years                              19,629              19,912               3,620              3,658
                                              ---------           ---------          ----------          ---------

                                              $  39,389           $  39,844          $   12,343          $  12,266
                                              =========           =========          ==========          =========


Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Proceeds from sales of investments in debt securities during 1995 and 1994 were $12,790,000 and $19,976,000, respectively. Gross gains of $74,000 in 1995 and $111,000 in 1994, and gross losses of $124,000 in 1995 and $155,000 in 1994, were realized on those sales.

The Bank owns stock in the Federal Home Loan Bank of approximately $572,000 which was pledged to partially secure a line of credit totaling $6,204,000. Quarterly stock dividends are paid and the Federal Home Loan Bank will repurchase the stock at par if no advances are outstanding.


NOTE E--LOANS RECEIVABLE

Most of the Bank's loan customers are in Ascension Parish, Louisiana and its adjacent parishes. Loans, net of unearned discount, consisted of the following major categories at December 31 (In thousands of dollars):

                                                                   1995                    1994
                                                                  -------                 -------
Commercial, financial and agricultural                            $27,327                 $27,772
Real estate-mortgage                                               20,210                  20,586
Real estate-construction                                            1,894                   1,618
Installment                                                        10,973                  10,449
                                                                  -------                 -------
                                                                   60,404                  60,425
Unearned income                                                      (831)                   (755)
                                                                  -------                 -------
                                                                  $59,573                 $59,670
                                                                  =======                 =======

Changes in the allowance for loan losses for the years ended December 31, 1995 and 1994 were as follows (In thousands of dollars):

                                                                     1995                   1994
                                                                    ------                 ------
Balance at beginning of year                                        $1,525                 $1,835
  Provision charged (credited) to operations                            60                   (250)
  Loans charged-off                                                   (219)                  (174)
  Recoveries                                                            51                    114
                                                                    ------                 ------
Balance at end of year                                              $1,417                 $1,525
                                                                    ======                 ======


The Bank adopted Statement of Financial Accounting Standards number 114, "Accounting by Creditors for Impairment of a Loan," in 1995, which did not have a material effect on financial condition or the results of operations. At December 31, 1995, loans totaling $1,746,000 were specifically classified as impaired. Of the total impaired loans at December 31, 1995, $416,000 had a related allowance for loan losses of $104,000. The average balance of these loans in 1995 was approximately $2,178,000. In 1995, interest income recognized on these loans was approximately $175,000. No commitments to loan additional funds to borrowers of impaired loans were outstanding at December 31, 1955.

Nonperforming loans at December 31, 1994, prior to the adoption of Statement 114, consist of nonaccrual loans, past due loans and restructured loans. Nonaccrual loans are loans on which interest recognition has been suspended until realized because of doubts as to the borrower's ability to repay principal or interest. Past due loans are accruing loans that are contractually past due 90 days or more as to principal or interest. Restructured loans are loans whose terms have been modified, because of a deterioration in financial condition of the borrower, to provide for a reduction of either interest or principal payments. The following table summarizes the Company's nonperforming and restructured loans at December 31, 1994, in thousands of dollars:

    Nonaccrual loans                               $   123
    Accruing loans past due 90 days or more        $    23
    Restructured loans                             $ 1,076

In 1994, if nonaccrual loans had performed in accordance with their original terms, interest income would have increased by approximately $11,000. Interest collected and recognized as interest income on these loans in 1994 was $126,000.

In addition, at December 31, 1995 and 1994, the Bank had approximately $2,282,000 and $1,895,000, respectively, of loans which were contractually current and not considered impaired or nonperforming, but the borrowers were experiencing financial difficulties.


NOTE F--TRANSACTIONS WITH RELATED PARTIES

Loans have been made to directors, principal shareholders and executive officers and their associates. The balance of such loans at December 31, 1995 and 1994 was $5,091,000 and $5,542,000, respectively. During 1995, new loans of $755,000 were made and repayments of $1,206,000 were received. There were no nonaccrual, past due and other loans to related parties who are currently experiencing financial difficulties at December 31, 1995 and 1994.

At December 31, 1995 and 1994 related parties had deposit balances totaling approximately $4,016,000 and $3,587,000, respectively.

Consulting and other service fees amounting to approximately $9,000 in 1995 and $9,000 in 1994 have been paid to business affiliates of certain directors.

NOTE G--FORECLOSED REAL ESTATE

Changes in the allowance for losses on foreclosed real estate for the years ended December 31 were as follows:

                                                                 1995                   1994
                                                              ----------             ----------
                                                                   (In thousands of dollars)
Balance at beginning of year                                  $       50             $      150
  Provision (credited) to operations                                 (40)                  (100)
  Foreclosed real estate charged-down                                (10)                     -
                                                              ----------             ----------

Balance at end of year                                        $        -             $       50
                                                              ==========             ==========



NOTE H--PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows:

                                                                 1995                   1994
                                                              ----------             ----------
                                                                   (In thousands of dollars)
Land                                                          $    334               $    334
Buildings and improvements                                       4,072                  4,022
Furniture and equipment                                          1,240                  1,155
                                                              --------               --------
     Total                                                       5,646                  5,511

Less accumulated depreciation and amortization                   3,357                  3,151
                                                              --------               --------
Net                                                           $  2,289               $  2,360
                                                              ========               ========


NOTE I--PENSION PLAN

In 1989, the Bank established a 401(k) profit sharing plan and trust ("cash or deferred arrangement"). Under the plan, all employees who were employed at January 1, 1989, the effective date, are eligible to participate. Other employees become eligible on the first January 1 or July 1 following their attaining age 21 and completing 3 months of service. Participants may elect to defer from 1% up to 15% of their compensation as elective contributions. The Bank is not required to match employee contributions, but is permitted to make a discretionary contribution that would be allocated to all participants based on compensation. The Bank contributed $30,000 to the plan in 1995. No contributions were made by the Bank in 1994.

NOTE J--INCOME TAXES

The components of income tax expense for each of the two years ended December 31 were:

                                                               1995                   1994
                                                             --------               --------
                                                               (In thousands of dollars)
Current                                                      $     93               $     66
Deferred                                                        1,137                  1,185
                                                             --------               --------
                                                             $  1,230               $  1,251
                                                             ========               ========


The applicable federal income tax expense for financial reporting purposes differed from the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the following principal reasons:


                                                                        1995                            1994
                                                             Amount              Rate           Amount         Rate
                                                            --------           --------        --------       -------
                                                                                (In thousands of dollars)
Taxes at statutory rates                                    $  1,306               34.0%         $1,318          34.0%
Tax-exempt income                                                (23)             (0.6)%            (15)        (0.4)%
Nondeductible expenses                                             7                0.2%              5           0.1%
Alternative minimum tax                                           93                2.4%             66           1.7%
(Increase) decrease in tax credits carryforward                 (153)             (4.0)%           (123)        (3.1)%
                                                            --------           --------        --------       -------
                                                            $  1,230               32.0%       $  1,251          32.3%
                                                            ========           ========        ========       =======



At December 31, 1995 and 1994, a net deferred tax asset of $794,000 and $2,811,000 was recorded which consisted of:

                                                                                             1995             1994
                                                                                          ---------         --------
                                                                                           (In thousands of dollars)
Net unrealized (appreciation) depreciation on available-for-sale securities               $    (154)        $    726
Tax net operating loss carryforward                                                             853            2,032
Provision for real estate losses                                                                 73              160
Provision for loan losses                                                                      (161)            (181)
Depreciation expense                                                                           (118)            (107)
Credits carryforward                                                                            329              182
Other                                                                                           (28)              (1)
                                                                                          ---------         --------
                                                                                          $     794         $  2,811
                                                                                          =========         ========


A valuation allowance of $14,000 and $167,000 at December 31,1995 and 1994 was recorded to reduce the deferred tax asset related to the carryforward of tax credits due to expire in future years.

At December 31, 1995, the Company had available net operating loss carryforwards of approximately $2,509,000 which, if not used, will expire as follows: 2005 - $1,071,000 and 2006 - $1,438,000.


NOTE K--CREDIT ARRANGEMENTS

Pursuant to unsecured line of credit agreements for short-term borrowings with certain banks, the Company may borrow up to $5,400,000 on such terms as the Company and the banks mutually agree. At December 31, 1995, $5,400,000 remained available to the Company.

Pursuant to collateral agreements with the Federal Home Loan Bank ("FHLB"), the Company may borrow up to $6,204,000, which represents 65% of the Bank's first mortgage loans, in advances secured by FHLB stock, cash and interest-bearing deposits in FHLB and qualifying first mortgage collateral. FHLB advances may be short-term or long-term, and they may have either fixed or floating interest rates. The Company had $3,260,000 in outstanding advances from the FHLB at December 31, 1995 and $3,410,000 at December 31, 1994. Principal and interest is due monthly at an average weighted interest rate of 6.38%. Annual principal repayment requirements are (in thousands of dollars):

                        1996                                  $  160
                        1997                                     170
                        1998                                     181
                        1999                                     193
                        2000                                     206
                      Thereafter                               2,350
                                                              ------
                                                              $3,260
                                                              ======

NOTE L--BANK OF GONZALES HOLDING COMPANY, INC. (PARENT COMPANY ONLY) FINANCIAL
        INFORMATION

Statements of Financial Condition

                                                                                               December 31,
                                                                                         1995                1994
                                                                                       ---------           ---------
                                                                                         (In thousands of dollars)
ASSETS
  Cash                                                                                 $       5           $       5
  Investment in Bank of Gonzales, at equity                                               12,191              10,797
  Deferred tax asset                                                                         240                 240
  Dividends receivable                                                                       190                 190
                                                                                       ---------           ---------
       Total assets                                                                    $  12,626           $  11,232
                                                                                       =========           =========
LIABILITIES
  Dividends payable                                                                    $     190           $     190
  Other liabilities                                                                            1                   -
                                                                                       ---------           ---------
       Total liabilities                                                                     191                 190
                                                                                       ---------           ---------
SHAREHOLDERS' EQUITY
  Common Stock                                                                            13,227              13,227
  Retained earnings (deficit)                                                               (606)               (292)
  Less treasury stock, at cost                                                              (485)               (485)
  Net unrealized appreciation (depreciation) on available-for-sale securities
     of subsidiary, net of taxes                                                             299              (1,408)
                                                                                       ---------           ---------
       Total shareholders' equity                                                         12,435              11,042
                                                                                       ---------           ---------
       Total liabilities and shareholders' equity                                      $  12,626           $  11,232
                                                                                       =========           =========


Statements of Income

                                                                                        Years Ended December 31,
                                                                                        1995                1994
                                                                                       ------              ------
                                                                                        (In thousands of dollars)
Income
  Dividends from bank subsidiary                                                       $2,925              $2,924

Expenses                                                                                    1                   -
                                                                                       ------              ------

Income before equity in undistributed income of subsidiary                              2,924               2,924
Equity in undistributed income of Bank of Gonzales                                       (313)               (298)
                                                                                       -------             ------

                          Net income                                                   $2,611              $2,626
                                                                                       ======              ======

Statements of Cash Flows

                                                                                          Years ended December 31,
                                                                                          1995                1994
                                                                                        ---------            --------
                                                                                          (In thousands of dollars)
Cash flows from operating activities
  Net income                                                                            $   2,611            $  2,626
  Adjustments to reconcile net income to net cash provided by operating activities
      Equity in undistributed net income of bank                                              313                 298
      Deferred tax benefit                                                                      -                  (5)
      Increase in dividends receivable                                                          -                 (50)
      Increase in other liabilities                                                             1                   -
                                                                                        ---------            --------
  Net cash provided by operating activities                                                 2,925               2,869
                                                                                        ---------            --------
Cash flows from investing activities                                                            -                   -
                                                                                        ---------            --------
Cash flows from financing activities
  Proceeds from sales of treasury stock                                                         -                  27
  Purchases of treasury stock                                                                   -                 (19)
  Dividends paid                                                                           (2,925)             (2,874)
                                                                                        ---------            --------
  Net cash (used) by financing activities                                                  (2,925)             (2,866)
                                                                                        ---------            --------
Net increase in cash and cash equivalents                                                       -                   3
Cash and cash equivalents, beginning of year                                                    5                   2
                                                                                        ---------            --------
Cash and cash equivalents, end of year                                                  $       5            $      5
                                                                                        =========            ========


NOTE M--STOCK OPTION AGREEMENT

In 1991 and 1992 Gonzales Holding granted to all senior vice presidents (4 persons) an option to purchase up to 2,500 shares of common stock each of Bank of Gonzales Holding Company, Inc. at an exercise price equal to the book value of such shares on December 31, 1988. These options are not transferable and became exercisable in 1992 upon attainment of an $8.00 per share book value of stock and the termination of the Cease and Desist Order by FDIC. During 1994, 3,500 shares were exercised at $4.32 per share. The following is a summary of transactions for the year ended December 31, 1994:

         Shares Under Option                          1994
                                                      ----
         Outstanding, beginning of year               3,500
         Granted during the year                          -
         Exercised during the year                    3,500
         Canceled during the year                         -
         Outstanding, end of year                         -
         Exercisable, end of year                         -


NOTE N--FINANCIAL INSTRUMENTS

Gonzales Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve credit risk in excess of the amounts recognized in the balance sheets. The Bank's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amounts of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheets instruments, including collateral or other security to support the financial instruments.

At December 31, 1995 and 1994, commitments to extend credit totaled $5,873,000 and $5,485,000, respectively. These commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

At December 31, 1995 and 1994, commitments under standby letters of credit totaled $210,000 and $98,000, respectively. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The estimated fair values of Gonzales Holding's financial instruments at December 31, 1995 are as follows:

                                                                                      Carrying             Fair
                                                                                       Amount              Value
                                                                                      --------             -----
                                                                                      (In thousands of dollars)
Financial assets:
      Cash and due from banks                                                        $   5,068          $   5,068
      Federal funds sold                                                                 2,634              2,634
      Interest-bearing deposits in banks                                                 1,300              1,300
      Securities                                                                        52,759             52,682
      Loans receivable                                                                  58,156             59,315

Financial liabilities:
      Deposits                                                                         108,180            108,026
      Federal Home Loan Bank advance                                                     3,260              3,304

Unrecognized financial instruments:
      Commitments to extend credit                                                           -                 19
      Standby letters of credit                                                              -                  1




The following methods and assumptions were used by Gonzales Holding in estimating fair values of financial instruments:

Cash, due from banks, federal funds sold, and interest-bearing deposits in banks. The carrying amount is a reasonable estimate of fair value.

Securities. Fair value is based on quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans receivable. The fair value is estimated by discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits. The fair value of demand, savings, NOW and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank advance. Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit and standby letters of credit. The fair value is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.


NOTE O--OTHER EXPENSES

Other expenses for the years ended December 31 were:


                                                                           1995               1994
                                                                          ------             ------
                                                                          (In thousands of dollars)
Advertising                                                               $  148             $   73
Director fees                                                                116                110
Postage, freight, express                                                    116                102
Office supplies                                                              115                102
FDIC and State assessments                                                   140                247
Bank shares tax                                                              109                184
Other                                                                        765                712
                                                                          ------             ------
                                                                          $1,509             $1,530
                                                                          ======             ======


NOTE P--CONTINGENCIES

Gonzales Bank has entered into agreements with its senior officers (total of four persons) that, should the Bank terminate their employment for any reason, other than for cause, death or permanent disability, within two years after a change in control, each would be entitled to a lump sum payment of twice their annual compensation reduced by amounts paid by the Bank after a change in control. In addition, should the president of Gonzales Bank be terminated, other than for cause, death, or permanent disability, prior to December 31, 1998, Gonzales Bank would be obligated to pay as severance pay the present value of the remaining salary due him through December 31, 1998 in the form of a lump sum.

NOTE Q--DEPOSITS

At December 31, 1995, the scheduled maturities of time deposits, in thousands of dollars, are as follows:

                          1996                                $34,872
                          1997                                 10,163
                          1998                                    634
                          1999                                    110
                                                              -------
                                                              $45,779
                                                              =======

NOTE R--REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital, as defined in the regulations, to risk-weighted assets, as defined, and of Tier 1 capital to average assets, as defined. Management believes, as of December 31, 1995, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1995, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain a total risk-based capital ratio of 10% or higher, Tier 1 risk-based capital ratio of 6% or higher, and Tier 1 leverage capital ratio of 5% or higher. No conditions or events have occurred since that notification that management believes have changed the Bank's category.


NOTE S--SUBSEQUENT EVENTS

On January 18, 1996, Gonzales Holding's Board of Directors voted to merge the Company with Deposit Guaranty Corporation (the "Acquiror") of Mississippi. The Bank will become a branch of a subsidiary owned by the Acquiror, and shareholders of the Company will receive approximately 1.17 shares of the Acquiror's common stock in exchange for each share of their Company common stock. The merger is subject to the approval of the Company's shareholders and appropriate regulatory authorities. Such approval is expected by June, 1996.


NOTE T--IMPAIRMENT OF LONG-LIVED ASSETS

The Company will adopt Statement of Financial Accounting Standards number 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1996. SFAS 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and that an impairment loss be recognized if the sum of the future cash flows from the use of the asset is less than the carrying amount. Management expects that the adoption of SFAS 121 in 1996 will result in a charge to operations of approximately $190,000 related to the carrying amount of certain Bank premises.

                                   EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                            DEPOSIT GUARANTY CORP.,

                        COMMERCIAL NATIONAL CORPORATION

                     BANK OF GONZALES HOLDING COMPANY, INC.

                                      AND

                                BANK OF GONZALES

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                            DEPOSIT GUARANTY CORP.,

                        COMMERCIAL NATIONAL CORPORATION,

                            CITIZENS NATIONAL BANK,

                     BANK OF GONZALES HOLDING COMPANY, INC.

                                      And

                                BANK OF GONZALES

                               Table of Contents


Article I.       THE HOLDING COMPANY MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.01     Holding Company Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.02     Effective Date of the Holding Company Merger. . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.03     Effect of the Holding Company Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.04     Additional Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.05     Conversion of Gonzales Holding Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.06     Exchange of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 1.07     DGC to Make Shares Available. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 1.08     Shares of CNC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 1.09     Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Article II.      THE BANK MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.01     The Bank Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.02     Effective Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.03     Cancellation of Capital Stock of Gonzales Bank. . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.04     Capital Structure of the Receiving Association. . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.05     Effects of the Bank Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.06     Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Article III.     REPRESENTATIONS AND WARRANTIES OF GONZALES BANK AND GONZALES HOLDING . . . . . . . . . . . . . . . . . 4
                 3.01     Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 3.02     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 3.03     Investments; No Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 3.04     Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 3.05     Authority; No Violation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 3.06     Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 3.07     SEC Documents; Financial Statements; Other Reports; Liabilities.  . . . . . . . . . . . . . . 5
                 3.08     No Broker's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 3.09     Title to Properties; Encumbrances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 3.10     No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 3.11     Absence of Certain Changes or Events. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 3.12     Leases.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 3.13     Trademarks; Trade Names.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 3.14     Compliance with Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 3.15     Absence of Questionable Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 3.16     Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 3.17     Powers of Attorney; Guarantees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 3.18     Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 3.19     Benefit and Employee Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.20     Contracts and Commitments; No Default . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.21     Disclosure.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.22     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.23     Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.24     Contract Termination Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Article IV.      REPRESENTATIONS AND WARRANTIES OF DGC, CNC AND CNB . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 4.01     Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                 4.02     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 4.03     Authority; No Violation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 4.04     Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.05     SEC Documents; Financial Statements; Liabilities. . . . . . . . . . . . . . . . . . . . . .  14
                 4.06     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.07     Legality of DGC Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.08     Statements are True and Correct.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.09     No Shareholder Vote.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 4.10     Broker's and Finder's Fee.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 4.11     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Article V.       COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.01     Conduct of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.02     Limitation on Actions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.03     Current Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.04     Access to Properties and Records; Confidentiality.  . . . . . . . . . . . . . . . . . . . .  16
                 5.05     Interim Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.06     Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.07     Approval of Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.08     Compliance with SEC Rules 144 and 145.  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.09     Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.10     Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.11     Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.12     Election of Directors.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.13     Indemnification and Liability Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . .  18

Article VI.      CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 6.01     Conditions to Each Party's Obligations under this Agreement.  . . . . . . . . . . . . . . .  19
                 6.02     Conditions to the Obligations of DGC, CNC, and CNB under this Agreement.    . . . . . . . .  19
                 6.03     Conditions to the Obligations of Bank of Gonzales and Bank of Gonzales Holding
                          Company, Inc. under this Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Article VII.     CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 7.01     Time and Place. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 7.02     Deliveries at the Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Article VIII.    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 8.01     Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 8.02     Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

Article IX.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 9.01     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 9.02     Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 9.03     Parties in Interest.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 9.04     Amendment, Extension and Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 9.05     Complete Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 9.06     Non-Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .  25
                 9.07     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 9.08     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 9.09     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER, dated as of February 5, 1996, by and among Bank of Gonzales Holding Company, Inc. ("Gonzales Holding"), a corporation organized under the laws of the State of Louisiana, and its wholly-owned subsidiary Bank of Gonzales ("Gonzales Bank"), a state banking association organized under the laws of Louisiana, and Deposit Guaranty Corp. ("DGC"), a corporation organized under the laws of the State of Mississippi, its wholly-owned subsidiary Commercial National Corporation ("CNC"), a corporation organized under the laws of Louisiana, and CNC's wholly-owned subsidiary Citizens National Bank ("CNB"), a banking association organized under the laws of the United States, each acting pursuant to a resolution of its Board of Directors.

         In consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Gonzales Holding shall be merged into CNC (the "Holding Company Merger") on the terms and subject to the conditions set forth in this Agreement and simultaneously therewith or immediately following the Holding Company Merger, Gonzales Bank shall be merged into CNB (the "Bank Merger" and together with the Holding Company Merger, the "Mergers"), on the terms and subject to the conditions set forth in this Agreement.

                                   Article I.

                           THE HOLDING COMPANY MERGER

         1.01 Holding Company Merger. In accordance with the applicable provisions of the Louisiana Business Corporation Law ("LBCL"), Gonzales Holding shall be merged with and into CNC pursuant to a certificate of merger substantially in the form attached as Exhibit A and executed and acknowledged in the manner required by law; the separate existence of Gonzales Holding shall cease; and CNC shall be the corporation surviving the Holding Company Merger.

         1.02 Effective Date of the Holding Company Merger. The Holding Company Merger shall become effective on the date (the "Effective Date") set forth in the certificate of merger filed in the office of the Secretary of State of Louisiana.

         1.03    Effect of the Holding Company Merger.  On the Effective Date,
(i) the separate existence of Gonzales Holding shall cease and Gonzales Holding shall be merged with and into CNC, (ii) CNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall, on the Effective Date, become vested with and possess all rights, privileges and franchises possessed by Gonzales Holding, (iii) CNC shall be responsible for all of the liabilities and obligations of Gonzales Holding in the same manner as if CNC had itself incurred such liabilities or obligations, and the Holding Company Merger shall not affect or impair the rights of the creditors or of any persons dealing with Gonzales Holding, (iv) the Holding Company Merger will not of itself cause a change, alteration or amendment to the Articles of Incorporation or the Bylaws of CNC, (v) the Holding Company Merger will not of itself affect the tenure in office of any officer or director of CNC and no such person will succeed to such positions solely by virtue of the Holding Company Merger, and (vi) the Holding Company Merger shall, from and after the Effective Date, have all the effects provided by applicable Louisiana law.

         1.04 Additional Actions. If, at any time after the Effective Date, CNC shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in CNC, title to or the possession of any property or right of Gonzales Holding acquired or to be acquired by reason of, or as a result of, the Holding Company Merger, or (ii) otherwise to carry out the purposes of this Agreement, Gonzales Holding and its proper officers and directors shall be deemed to have granted to CNC an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in CNC and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of CNC are fully authorized in the name of Gonzales Holding to take any and all such action.

         1.05 Conversion of Gonzales Holding Shares. Each share of common stock, no par value, of Gonzales Holding (the "Gonzales Holding Common Stock") issued and outstanding immediately prior to the Effective Date other than shares of Gonzales Holding Common Stock owned by stockholders who, pursuant to the LBCL, perfect dissenters' rights ("Dissenting Shares"), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares of common stock, no par value, of DGC (the "DGC Common Stock") equal to the Exchange Ratio, as defined below, subject to adjustment as provided herein and, in respect of fractional shares, subject to Section 1.06 hereof. The Exchange Ratio shall equal 634,000 divided by the number of shares of Gonzales Holding Common Stock outstanding on the date immediately preceding the Effective Date. If prior to the Effective Date DGC should split or combine DGC Common Stock, or pay a dividend or other distribution in DGC Common Stock, then the exchange ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

         1.06 Exchange of Shares. (a) As soon as practicable after the Effective Date, Deposit Guaranty National Bank, acting as exchange agent (the "Exchange Agent"), shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented issued and outstanding shares of Gonzales Holding Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing DGC Common Stock. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of DGC Common Stock to which such holder of Gonzales Holding Common Stock shall have become entitled pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. Lost Certificates shall be treated in accordance with the existing procedures of Gonzales Holding.

         (b) No dividends or other distributions declared after the Effective Date with respect to DGC Common Stock and payable to the holders of record thereof after the Effective Date shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of DGC Common Stock into which the shares represented by such certificate have been converted.

         (c) If any certificate representing shares of DGC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of DGC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) After the Effective Date there shall be no transfers on the stock transfer books of Gonzales Holding of the shares of Gonzales Holding Common Stock which are outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of DGC Common Stock as provided herein.

         (e) No certificates or scrip representing fractional shares of DGC Common Stock shall be issued upon the surrender for exchange of such Certificates, no dividend or distribution with respect to DGC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of DGC. In lieu of any such fractional share, DGC shall pay to each former stockholder of Gonzales Holding who otherwise would be entitled to receive a fractional share of DGC Common Stock an amount in cash determined by multiplying (i) the closing sale price of a share of DGC Common Stock on the date immediately proceeding the Effective Date as quoted on the National Association of Securities Dealers Automated Quotation System, by (ii) the fraction of a share of DGC Common Stock to which such holder would otherwise be entitled.

         1.07 DGC to Make Shares Available. DGC shall make available a sufficient number of shares for conversion and exchange in accordance with
Section 1.05, by transferring such shares to the Exchange Agent for the benefit of the stockholders of Gonzales Holding.

         1.08 Shares of CNC. The shares of capital stock of CNC outstanding immediately prior to the Effective Date shall not be changed or converted by virtue of the Holding Company Merger.

         1.09 Tax Consequences. It is intended that the Holding Company Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" within the meaning of Section 368 of the Code.


                                  Article II.

                                THE BANK MERGER

         2.01    The Bank Merger.  On the Effective Date (as defined in
Section 2.02 hereof), Gonzales Bank shall be merged with and into CNB under the Articles of Association of CNB, as amended, existing under Charter No. 13648, pursuant to the provisions of, and with the effect provided in, 12 U.S.C.
Section 215a and La. R.S. 6:351 et seq. On the Effective Date, CNB, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in Hammond, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Gonzales Bank conducted business immediately prior to the Effective Date). The Articles of Association of CNB shall not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of CNB shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger. CNB shall file this Agreement with the Louisiana Commissioner of Financial Institutions (the "Commissioner") pursuant to La. R.S. 6:352 and make appropriate filings with the Office of the Comptroller of the Currency (the "OCC"). Gonzales Bank and CNB are sometimes referred to together as the "Merging Associations."

         2.02 Effective Date. The Bank Merger shall become effective on the Effective Date.

         2.03 Cancellation of Capital Stock of Gonzales Bank. On the Effective Date, by virtue of the Bank Merger, all shares of the capital stock of Gonzales Bank shall be cancelled and no cash, securities or other property shall be issued in the Bank Merger in respect thereof.

         2.04 Capital Structure of the Receiving Association. As of December 31, 1995, CNB had capital of $2,341,210 divided into 234,121 shares of common stock authorized, each of $10 par value ("CNB Common Stock"), surplus of $3,603,351 and undivided profits, including capital reserves, of $12,480,851. As of December 31, 1995, Gonzales Bank had capital of $4,400,000 divided into 440,000 shares of common stock authorized, each of $10 par value, surplus of $8,506,000 and an accumulated deficit, including capital reserves, of $775,000.

         On the Effective Date, the amount of capital of the Receiving Association shall be $2,341,210 divided into 234,121 shares of common stock, each of the par value of $10, and on the Effective Date, the Receiving Association shall have a surplus of $3,603,351, plus the value of the consideration to be paid by DGC in the Holding Company Merger, and undivided profits, including capital reserves, which when combined with capital and surplus will be equal to the capital structure of CNB, as set forth above, adjusted, however, for the results of operations of CNB between December 31, 1995 and the Effective Date.

         2.05 Effects of the Bank Merger. On the Effective Date, the corporate existence of each of the Merging Associations shall be merged into and continued in CNB, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by any one of the Merging Associations at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Date, be liable for all liabilities of the Merging Associations.

         2.06 Tax Consequences. It is intended that the Bank Merger shall constitute a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Code, and that the transactions made the subject matter of the plan shall constitute a "plan of reorganization" for purposes of the rules and regulations governing Code Section 368.


                                  Article III.

                       REPRESENTATIONS AND WARRANTIES OF
                       GONZALES BANK AND GONZALES HOLDING

         Gonzales Bank and Gonzales Holding hereby make the following representations and warranties to DGC, CNB, and CNC:

         3.01 Corporate Organization. (a) Gonzales Bank is a banking association duly organized, validly existing and in good standing under the laws of the State of Louisiana. Gonzales Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

         (b) Gonzales Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Gonzales Holding has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

         3.02 Capitalization. (a) The authorized capital stock of Gonzales Bank consists of 600,000 shares of common stock, $10.00 par value (the "Gonzales Bank Common Stock"). At the close of business on December 31, 1995, there were 440,000 shares of Gonzales Bank Common Stock issued and outstanding and no shares held in Gonzales Bank's treasury. Except as set forth on
Schedule 3.02 hereto, all issued and outstanding shares of Gonzales Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, Gonzales Bank has not issued any additional shares of Gonzales Bank Common Stock since December 31, 1995, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Gonzales Bank Common Stock or any security representing the right to purchase or otherwise receive any Gonzales Bank Common Stock. Gonzales Holding has good, valid and marketable title to, the Gonzales Bank Common Stock, and on the Effective Date the same will be free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever.

         (b) The authorized capital stock of Gonzales Holding consists of 10,000,000 shares of Gonzales Holding Common Stock. At the close of business on December 31, 1995, there were 561,801 shares of Gonzales Holding Common Stock issued and outstanding and 20,190 shares held in Gonzales Holding's treasury. Except as set forth on Schedule 3.02 hereto, all issued and outstanding shares of Gonzales Holding Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof.

Except as set forth on Schedule 3.02 hereof, Gonzales Holding has not issued any additional shares of Gonzales Holding Common Stock since December 31, 1995, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Gonzales Holding Common Stock or any security representing the right to purchase or otherwise receive any Gonzales Holding Common Stock.

         3.03 Investments; No Subsidiaries. The "Gonzales Consolidated Group," as such term is used in this Agreement, consists of Gonzales Holding and Gonzales Bank. Except as set forth on Schedule 3.03 hereof, neither Gonzales Bank nor Gonzales Holding has any subsidiaries or equity interest or other investment, direct or indirect, in any corporation, partnership, joint venture or other entity except for such equity interest or other investment which Gonzales Bank may have acquired as a result of foreclosure and is as of the date hereof holding subject to sale.

         3.04 Loan Portfolio. All loans, discounts and financing leases (in which any member of the Gonzales Consolidated Group is lessor) reflected on the Gonzales Latest Balance Sheet (as defined in Section 3.07) (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the Gonzales Consolidated Group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Set forth in
Schedule 3.04 hereto is a true and complete list of all real property in which Gonzales Bank has an interest as creditor or mortgagee in an amount greater than $50,000. Except as set forth in Schedule 3.04 hereto, there are no outstanding loans held by Gonzales Bank with an unpaid balance of $25,000 or more in which a material default has occurred. A material default for purposes of this Section 3.04 includes, without limitation, the failure to pay indebtedness or an installment thereof more than sixty (60) days after it is due and payable.

         3.05 Authority; No Violation. Each of Gonzales Bank and Gonzales Holding has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Gonzales Bank have been duly and validly approved by the Board of Directors of Gonzales Bank, and, except for approval by Gonzales Holding as the sole shareholder of Gonzales Bank, no other corporate proceedings on the part of Gonzales Bank are necessary to consummate the transactions so contemplated. The Board of Directors of Gonzales Holding has duly and validly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by Gonzales Holding, and, except for the approval of this Agreement by its shareholders, no other corporate proceedings on the part of Gonzales Holding are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Gonzales Bank and Gonzales Holding and constitutes a valid and binding obligation of Gonzales Bank and of Gonzales Holding enforceable against each in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles.

         3.06      Consents and Approvals.  Except as set forth in Schedule
3.06 hereto, no permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority or to the knowledge of Gonzales Bank and Gonzales Holding any third party is necessary in connection with (i) the execution and delivery by Gonzales Bank or Gonzales Holding of this Agreement, or (ii) the consummation by Gonzales Holding or Gonzales Bank of the Mergers and the other transactions contemplated hereby.

         3.07 SEC Documents; Financial Statements; Other Reports; Liabilities. (a) Gonzales Holding has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1992 (the "Gonzales Holding SEC Documents"), complete copies of which have been provided to DGC, CNC, and CNB. As of their respective dates, the Gonzales Holding SEC Documents, and any such reports, forms and documents filed by Gonzales Holdings with the SEC after the date hereof, complied, or will comply, as to form in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Gonzales Holding SEC Documents, and none of the Gonzales Holding SEC Documents contained, or will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Gonzales Holding SEC Document has been revised or superseded by a later filed Gonzales Holding SEC Document, none of the Gonzales Holding SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The consolidated financial statements of Gonzales Holding and its consolidated subsidiaries (collectively, the "Gonzales Financial Statements") included in the Gonzales Holding SEC Documents have been audited by Basil M. Lee and Company, certified public accountants (in the case of the audited Gonzales Financial Statements) in accordance with generally accepted auditing standards, have been prepared in accordance with generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly the financial position of Gonzales Holding and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the interim financial statements (collectively, the Gonzales Interim Financial Statements"), as permitted by Rule 10-01 of Regulation S-X of the SEC. The Gonzales Interim Financial Statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Neither Gonzales Holding nor any of its consolidated subsidiaries has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) that is material individually or in the aggregate, except as and to the extent reflected on the latest balance sheet included as part of the Gonzales Interim Financial Statements (the "Gonzales Latest Balance Sheet"), or as may have been incurred or may have arisen since the date of the Gonzales Latest Balance Sheet in the ordinary course of business.

         (c) Since the date of the Gonzales Latest Balance Sheet, there has been no change that has had or is likely to have a material adverse effect on any member of the Gonzales Consolidated Group.

         (d) Gonzales Holding has delivered to DGC, CNC and CNB true and complete copies of the annual report to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for the year ended December 31, 1994 of each member of the Gonzales Consolidated Group required to file such reports and all call reports made to the Federal Deposit Insurance Corporation ("FDIC") or the Federal Reserve Board, as the case may be, since December 31, 1992, of each member of the Gonzales Consolidated Group required to file such reports. All call reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency.

         3.08 No Broker's Fees. Except as fully described and set forth in Schedule 3.08 hereto, neither Gonzales Bank, Gonzales Holding nor any of their officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except for fees payable in connection with the financial services rendered by Alex Sheshunoff & Co.

         3.09      Title to Properties; Encumbrances.  Except as set forth in
Schedule 3.09 hereto, Gonzales Bank and Gonzales Holding have good, valid and marketable title to, or a valid leasehold interest in, (a) all their real properties and (b) all other properties and assets reflected in the Gonzales Latest Balance Sheet, other than any of such properties or assets which have been sold or otherwise disposed of since the date of the Gonzales Latest Balance Sheet in the ordinary course of business and consistent with past practice. Except as set forth in Schedule 3.09 hereto, all of such properties and assets are free and clear of all title defects, mortgages, pledges, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including, without limitation, leases, options to purchase, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any easements, building use restrictions, exceptions, reservations or limitations of any nature whatsoever, except, with respect to all such properties and assets (i) liens for current taxes and assessments not in default, (ii) minor imperfections of title, and encumbrances, if any, which have arisen in the ordinary course of business, which are not substantial in character, amount or extent and which do not detract from the value of or interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise impair the business operations conducted or contemplated by Gonzales Bank or Gonzales Holding, (iii) mortgages and encumbrances which secure indebtedness, which is properly reflected in the Gonzales Latest Balance Sheet, and (iv) liens arising as a matter of law in the ordinary course of business with respect to obligation incurred after the date of the Gonzales Latest Balance Sheet provided that such obligations are not delinquent or are being contested in good faith. All personal property material to the business, operations or financial condition of Gonzales Bank or Gonzales Holding, and all buildings, structures and fixtures used by Gonzales Bank or Gonzales Holding in the conduct of their businesses, are in good operating condition and repair, ordinary wear and tear excepted. Except as set forth in
Schedule 3.09 hereto, neither Gonzales Bank nor Gonzales Holding has received any notification of any violation (which has not been cured) of any building, zoning or other similar law, ordinance or regulation in respect of such property or structures or its use thereof.

         3.10      No Undisclosed Liabilities.  Except as set forth in Schedule
3.10 hereto, as of the date hereof neither Gonzales Bank nor Gonzales Holding has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (i) fully reflected or reserved against in the Gonzales Latest Balance Sheet or disclosed in the notes thereto or (ii) incurred since the date of the Gonzales Latest Balance Sheet in the ordinary course of business and consistent with past practice.

         3.11 Absence of Certain Changes or Events. (a) Except as set forth in Schedule 3.11 hereto, since the date of the Gonzales Latest Balance Sheet, there has not been:

                 i) any material adverse change in the business, operations, properties, assets or financial condition of Gonzales Bank or Gonzales Holding, or any event which has had or will have a material adverse effect on any of the foregoing;

                 ii) any loss, damage, destruction or other casualty materially and adversely affecting any of the properties, assets or business of Gonzales Bank or Gonzales Holding or any of their subsidiaries (whether or not covered by insurance);

                 iii) any increase of more than ten percent (10%) in the compensation payable by Gonzales Bank or Gonzales Holding to any of their directors, officers, agents, consultants, or any of their employees whose total compensation after such increase was in excess of $25,000 per annum, or any extraordinary bonus, percentage compensation, service award or other like benefit granted, made or accrued to the credit of any such director, officer, agent, consultant or employee, or any extraordinary welfare, pension, retirement or similar payment or arrangement made or agreed to by Gonzales Bank or Gonzales Holding for the benefit of any such director, officer, agent, consultant or employee;

                 iv) any change in any method of accounting or accounting practice of Gonzales Bank or Gonzales Holding;

                 v) any loan in excess of $25,000 or portion thereof rescheduled as to payments thereon, subject to a moratorium on payment thereof or written off by Gonzales Bank or Gonzales Holding as uncollectible; or

                 vi) any agreement or understanding, whether in writing or otherwise, of Gonzales Bank or Gonzales Holding to do any of the foregoing.

         (b) Except as set forth in Schedule 3.11 hereto, since the date of the Gonzales Latest Balance Sheet, neither Gonzales Bank nor Gonzales Holding has:

                 i) issued or sold any promissory note, stock, bond or other corporate security of which it is the issuer in an amount greater than $25,000;

                 ii) discharged or satisfied any lien or encumbrance or paid or satisfied any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) in an amount greater than $50,000 as to each such lien, encumbrance, obligation or liability other than current liabilities shown on the Gonzales Latest Balance Sheet and current liabilities incurred since the date of the Gonzales Latest Balance Sheet in the ordinary course of business and consistent with past practice and other than any such lien, encumbrance, obligation or liability of the nature (regardless of amount) required to be disclosed pursuant to Section 3.11(a)(iii) hereto;

                 iii) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, except for (i) a Special Dividend by Gonzales Holding in February 1996 of $2.00 per share, (ii) regular quarterly dividends in 1996 of $.35 per share for each complete calendar quarters elapsed prior to the Effective Date, and (iii) dividends by Gonzales Bank to Gonzales Holding to the extent necessary to fund authorized dividends of Gonzales Holding and to pay necessary and routine expenses of Gonzales Holding;

                 iv) split, combined or reclassified any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

                 v) sold, assigned or transferred any of its assets (real, personal or mixed, tangible or intangible) canceled any debts or claims or waived any rights of substantial value, except, in each case, in the ordinary course of business and consistent with past practice;

                 vi) paid any amounts or incurred any liability to or in respect of, or sold any properties or assets (real, personal or mixed, tangible or intangible) to, or engaged in any transaction (other than any transaction of the nature (regardless of amount) required to be disclosed pursuant to Section 3.11(a)(iii) hereof) or entered into any agreement or arrangement with, any corporation or business in which Gonzales Bank, Gonzales Holding or any of their officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of any such person, has any direct or indirect interest;

                 vii)     entered into any collective bargaining agreements; or

                 viii) entered into any other transaction other than in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement.

         3.12 Leases. Set forth in Schedule 3.12 hereto is an accurate and complete list of all leases calling for annual rent payments in excess of $10,000 pursuant to which Gonzales Bank or Gonzales Holding, as lessee, leases real or personal property, including, without limitation, all leases of computer or computer services and all arrangements for time-sharing or other data processing services, describing for each lease Gonzales Bank's or Gonzales Holding's financial obligations under such lease its rental payments, expiration date and renewal terms. Except as set forth in Schedule 3.12 hereto: (a) all such leases are in full force and effect in accordance with their terms and (b) there exists no event of default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any such lease.

         3.13 Trademarks; Trade Names. Set forth in Schedule 3.13 hereto is an accurate and complete list and brief description of all trademarks (either registered or common law), trade names and copyrights (and all applications and licenses therefor) owned by Gonzales Bank or Gonzales Holding or in which they have any interest. Gonzales Bank and Gonzales Holding own, or have the rights to use, all trademarks, trade names and copyrights used in or necessary for the ordinary conduct of their existing businesses as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule 3.13 hereto, no claims are pending by any person for the use of any trademarks, trade names or copyrights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, nor is there any valid basis for any such claim, challenge or question, and use of such trademarks, trade names and copyrights by Gonzales Bank or Gonzales Holding does not infringe on the rights of any person.

         3.14 Compliance with Applicable Law. Gonzales Bank and Gonzales Holding hold all licenses, franchises, permits and governmental authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any respect under any, applicable statutes, laws, ordinances, rules, regulations, and orders of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over them or over any part of their operations (to the extent that such default could result in a material limitation on the conduct of Gonzales Bank's or Gonzales Holding's business, or could cause Gonzales Bank or Gonzales Holding to incur a substantial financial penalty); and, except as set forth in Schedule 3.14 hereto, neither Gonzales Bank nor Gonzales Holding has received notice of a violation of, and does not know of any violation of or of any valid basis for any claim of a violation of, any of the above.

         3.15 Absence of Questionable Payments. Gonzales Bank and Gonzales Holding have not, and, to the knowledge of Gonzales Bank or Gonzales Holding, no director, officer, agent, employee, consultant or other person acting on behalf of, Gonzales Bank or Gonzales Holding has, (a) used any Gonzales Bank or Gonzales Holding corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any direct or indirect unlawful payments to government officials from any Gonzales Bank or Gonzales Holding corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Gonzales Bank or Gonzales Holding.

         3.16 Insurance. Set forth in Schedule 3.16 hereto is an accurate and complete list of all policies of insurance, including the amounts thereof, owned by Gonzales Bank or Gonzales Holding or in which Gonzales Bank or Gonzales Holding is named as the insured party. All such policies are valid, enforceable and in full force and effect, and no member of the Gonzales Consolidated Group has received any notice of material premium increase or cancellation with respect to any of its insurance policies now in effect. Such insurance with respect to Gonzales Bank's and Gonzales Holding's property and the conduct of their businesses is in such amounts and against such risks as are usually insured against by institutions of similar size operating similar properties and businesses in the State of Louisiana and, in the opinion of management of Gonzales Holding or Gonzales Bank, as the case may be, are adequate for the conduct of Gonzales Bank's and Gonzales Holding's businesses. Except as set forth in Schedule 3.16 hereto, within the past five (5) years, neither Gonzales Bank nor Gonzales Holding has ever been refused any insurance nor have their coverages been limited (other than certain exclusions for coverage of certain events or circumstances stated in such policies) by any insurance carrier to which they have applied for insurance or with which they have carried insurance.

         3.17      Powers of Attorney; Guarantees.  Except as set forth in
Schedule 3.17 hereto, other than in the ordinary course of business neither Gonzales Bank nor Gonzales Holding has given any power of attorney to any person to act on its behalf, or has any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

         3.18 Tax Matters. Gonzales Bank and Gonzales Holding make the following representations with respect to tax matters:

         (a) For purposes of this Section, the following definitions shall apply:

         (1) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state or local government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any member of the Gonzales Consolidated Group is required to pay, withhold or collect.

         (2) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         (b) To the knowledge of the Gonzales Consolidated Group, all material Returns required to be filed by or on behalf of members of the Gonzales Consolidated Group have been duly filed and, to the knowledge of the Gonzales Consolidated Group, such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Gonzales Consolidated Group with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement. Each member of the Gonzales Consolidated Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owning to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the Gonzales Consolidated Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Gonzales Consolidated Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

         (c) The Returns of the Gonzales Consolidated Group have never been audited by a government or taxing authority, nor to the knowledge of the Gonzales Consolidated Group, is any such audit in process, pending or threatened. To the knowledge of the Gonzales Consolidated Group, no deficiencies exist or have been asserted or are expected to be asserted with respect to Taxes of the Gonzales Consolidated Group, and no member of the Gonzales Consolidated Group has received notice or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. No member of the Gonzales Consolidated Group is a party to any action or proceeding for assessment or collection of Taxes, nor to the knowledge of the Gonzales Consolidated Group, has such event been asserted or threatened against any member of the Gonzales Consolidated Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Gonzales Consolidated Group.

         3.19 Benefit and Employee Matters. (a) Schedule 3.19(a) lists all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, employment, compensation arrangements, consulting, bonus, collective bargaining, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto established or maintained by Gonzales Holding or Gonzales Bank, for the benefit of any of the present or former directors, officers, or other employees of Gonzales Bank and Gonzales Holding. Schedule 3.19(a) also identifies each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by any member of the Gonzales Consolidated Group. Except as set forth in Schedule 3.19(a), all "employee benefit plans" maintained by Gonzales Bank or Gonzales Holding (all such plans being listed in Schedule 3.19(a) hereto) (collectively, the "Gonzales Bank Plans") are in material compliance with the provisions of ERISA and the applicable provisions of the Code. No member of the Gonzales Consolidated Group has ever maintained or become obligated to contribute to any "employee benefit plan" as such term is defined in Section 3(3) of ERISA, (i) that is subject to Title IV of ERISA or (ii) that is a multiemployer plan under Title IV of ERISA. To the knowledge of the Gonzales Consolidated Group, no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could result in liability to Gonzales Holding, Gonzales Bank or DGC, CNC or CNB. The Bank of Gonzales Savings Plan & Trust has been determined to be "qualified" within the meaning of Section 401(a) of the Code and neither Gonzales Bank nor Gonzales Holding knows of any fact which would adversely affect the qualified status of such plan. Gonzales Holding has provided to DGC copies of the most recent determination letter issued by the Internal Revenue Service with respect to such plan. No member of the Gonzales Consolidated Group has any current or projected liability in respect of post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

         (b) Except as set forth in Schedule 3.19(b) hereto, (i) each of Gonzales Bank and Gonzales Holding is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, occupational safety and health and neither is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Gonzales Bank or Gonzales Holding pending or threatened before, or on appeal from, the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Gonzales Bank or Gonzales Holding, (iv) no representation question exists respecting the employees of Gonzales Bank or Gonzales Holding, (v) no grievance which might have an adverse effect on Gonzales Bank or Gonzales Holding or the conduct of their businesses nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist, (vi) no collective bargaining agreement which is binding on Gonzales Bank or Gonzales Holding restricts them from closing any of their operations, and (vii) neither Gonzales Bank nor Gonzales Holding has experienced any work stoppage or other material labor difficulty during the last five (5) years.

         3.20 Contracts and Commitments; No Default. (a) The following information relating to Gonzales Bank and Gonzales Holding has been made available to DGC, CNC or CNB:

                 i) to the extent permitted by law, any bank regulatory agency reports relating to the examination of Gonzales Bank which have been made available to Gonzales Bank or Gonzales Holding for the past five (5) years;

                 ii) the name of each bank with which Gonzales Bank or Gonzales Holding has an account or safekeeping or custodial arrangement or correspondent relationship and the names of all persons who are authorized with respect thereto;

                 iii) all mortgages, indentures, promissory notes, deeds of trust, loan or credit agreements or similar instruments under which Gonzales Bank or Gonzales Holding is indebted in an amount greater than $50,000 for borrowed money or the price of purchased property, accompanied by originals or certified copies thereof and all amendments or modifications of any thereof;

                 iv) any loans, including any other credit arrangements by Gonzales Bank, to any holder of ten percent (10%) or more of Gonzales Holding Common Stock, to any of Gonzales Bank's or Gonzales Holding's directors or executive officers, to any members of the immediate families of any of Gonzales Bank's or Gonzales Holding's directors or executive officers or to any corporation, firm or other organization in which any of such directors or executive officers has a financial interest; and

                 v) any pending application, including any documents or materials relating thereto, which has been filed by Gonzales Bank or Gonzales Holding with any bank regulatory authority in order to obtain the approval of such bank regulatory authority for the establishment of a new branch bank or a new subsidiary bank.

         (b) Except as set forth in Schedule 3.20 hereto, neither Gonzales Bank nor Gonzales Holding is a party to or bound by, nor have any bids or proposals been made by or to Gonzales Bank or Gonzales Holding with respect to, any written or oral, express or implied:

                 i) contract relating to the matters referred to in paragraph (a) above;

                 ii) contract with or arrangement for directors, officers, employees, former employees, agents or consultants with respect to salaries, bonuses, percentage compensation, pensions, deferred compensation or retirement payments, or any profit-sharing, stock option, stock purchase or other employee benefit plan or arrangement;

                 iii)     collective bargaining or union contract or agreement;

                 iv) contract, commitment or arrangement for the borrowing of money or for a line of credit in an amount greater than $50,000;

                 v) contract, commitment or arrangement for the lending of money or for the granting of a line of credit in an amount greater than $100,000;

                 vi) contract or agreement for the future purchase by it of any materials, equipment, services, or supplies, which is not in the ordinary course of business, and has a term of more than twelve
         (12) months (including periods covered by any option to renew by either party);

                 vii) contract containing covenants purporting to limit its freedom to compete;

                 viii) contract or commitment for the acquisition, construction or refurbishment of any property, plant or equipment, other than contracts and commitments for the acquisition, construction or refurbishment of any property, plant or equipment not in excess of $20,000 for any one establishment or $50,000 in the aggregate.

         (c) Each of Gonzales Bank and Gonzales Holding have performed in all material respects all the obligations required to be performed by it under any material contract, agreement, arrangement, commitment or other instrument to which it is a party (including, without limitation, any of those described in paragraphs (a) and (b) of this Section 3.20), and there is not, with respect to any such contract, agreement, commitment or other instrument, (i) any notice of violation, or (ii) any existing default (or event which, with or without due notice or lapse of time or both, would constitute a default) on the part of Gonzales Bank or Gonzales Holding, which default would have a material adverse effect on its business, operations, properties, assets or financial condition, and neither Gonzales Bank nor Gonzales Holding has received notice of any such default, nor has Gonzales Bank or Gonzales Holding knowledge of any facts or circumstances which would reasonably indicate that it will be or may be in default under, any such contract, agreement, arrangement, commitment or other instrument subsequent to the date hereof.

         3.21 Disclosure. All facts material to the business, operations, properties, assets, liabilities (contingent or otherwise), financial condition and prospects of Gonzales Bank and Gonzales Holding have been disclosed to DGC, CNC, and CNB in writing in or pursuant to this Agreement. No representation or warranty contained in this Agreement, and no statement contained in any schedule or certificate, list or other writing furnished to DGC or CNB pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to this transaction which is necessary to make the representations and warranties herein contained not misleading has been withheld from, or has not been delivered in writing to, DGC and CNB.

         3.22 Litigation. Except (a) as disclosed in a Gonzales Holding SEC Document, (b) that are not material individually or in the aggregate, or
(c) as listed on Schedule 3.22, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Gonzales Holding or Gonzales Bank, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting Gonzales Holding or Gonzales Bank or any of their subsidiaries or any of the directors, officers, or employees of the foregoing, and to the knowledge of Gonzales Holding or Gonzales Bank no facts or circumstances exist that would be likely to result in the filing of any such action that would have a material adverse effect on Gonzales Holding or Gonzales Bank. Neither Gonzales Holding or Gonzales Bank nor any of their subsidiaries is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

         3.23 Environmental Matters. (a) To the best knowledge of each, Gonzales Holding and Gonzales Bank are, and have been, in compliance with all applicable federal, state and local laws, regulations, rules and decrees pertaining to pollution or protection of the environment ("Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Louisiana Environmental Quality Act, La. R.S. 30: 2001 et seq., or any similar federal, state or local law, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Gonzales Holding and Gonzales Bank.

         (b) To the best knowledge of each, all property owned, leased, operated or managed by Gonzales Holding or Gonzales Bank, or in which Gonzales Holding or Gonzales Bank has any interest, including any mortgage or security interest ("Business Property"), and all businesses and operations conducted on any of the Business Property (whether by Gonzales Holding or Gonzales Bank, a mortgagor, or any other person), are, and have been, in compliance with all applicable Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Gonzales Holding or Gonzales Bank.

         (c) To the best knowledge of each, there is no judicial, administrative, arbitration or other similar proceeding pending or threatened before any court, governmental agency, authority or other forum in which Gonzales Holding or Gonzales Bank or any prior owner of any Business Property has been or, with respect to threatened matters, is threatened to be named as a party relating to (i) alleged noncompliance with any applicable Environmental Law or (ii) the release or threatened release into the environment of any Hazardous Substance (as defined below), and relating to any of the Business Property, except for such proceedings pending or threatened that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Gonzales Holding or Gonzales Bank, and to the knowledge of each there is no reasonable basis for any such proceeding. The term "Hazardous Substance" means any pollutant, contaminant, or toxic or hazardous substance, chemical, or waste defined, listed or regulated by any Environmental Law (and specifically shall include, but not be limited to, asbestos, polychlorinated biphenyls, and petroleum and petroleum products).

         (d) To the best knowledge of each, there has been no release or threatened release of a Hazardous Substance in, on, under, or affecting any of its Business Property, except such release or threatened release that is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Gonzales Holding or Gonzales Bank.

         3.24 Contract Termination Provisions. Except for those contracts set forth in Schedule 3.24 hereto, all contracts between Gonzales Bank or Gonzales Holding and any employee thereof or independent contractor thereto shall, by the terms of such contracts or a written addendum thereto, be terminable by DGC, CNC, or CNB following the Mergers, upon no more than thirty
(30) day's written notice to the employee or independent contractor.


                                  Article IV.

               REPRESENTATIONS AND WARRANTIES OF DGC, CNC AND CNB

         DGC, CNC and CNB represent and warrant to Gonzales Bank and Gonzales Holding as follows:

         4.01 Corporate Organization. DGC and CNC are corporations duly organized, validly existing and in good standing under the laws of the States of Mississippi and Louisiana, respectively, and CNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States. DGC, CNC, and CNB, respectively, have the corporate power and authority (and CNB has received appropriate authorizations from the OCC to own or lease all of their properties and assets and to carry on their businesses as they are now being conducted.

         4.02 Capitalization. The authorized capital stock of DGC consists of 50,000,000 shares of DGC Common Stock, 10,000,000 shares of Class A Voting Preferred Stock, no par value, and 10,000,000 shares of Class B Non-Voting Preferred Stock, no par value (collectively, "the DGC Preferred Stock"). At the close of business on December 31, 1995, there were 19,379,643 shares of DGC Common Stock issued and outstanding and no shares of DGC Preferred Stock had been issued. In addition, options to acquire 442,852 shares of DGC Common Stock were outstanding. The authorized capital stock of CNC consists of 5,000,000 shares, no par value. At the close of business on December 31, 1995, there were 4,200,000 shares of CNC Common Stock issued and outstanding, one hundred percent (100%) of which shares were owned by DGC. The authorized capital stock of CNB consists of 234,121 shares of CNB Common Stock. At the close of business on December 31, 1995, there were 234,121 shares of CNB Common Stock issued and outstanding, one hundred percent (100%) of which shares were owned by CNC. All issued and outstanding shares of DGC Common Stock have been, and the shares of DGC Common Stock to be issued pursuant to the Holding Company Merger will be, duly authorized and validly issued, and all such shares are and will be fully paid. Except as referred to above, DGC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of DGC Common Stock or DGC Preferred Stock or any security representing the right to purchase or otherwise receive any DGC Common Stock or DGC Preferred Stock.

         4.03 Authority; No Violation. (a) DGC, CNC, and CNB, respectively, have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The respective Boards of Directors of DGC, CNC, and CNB, or a majority thereof, and DGC as the sole shareholder of CNC, have duly and validly approved and adopted this Agreement and the transactions contemplated hereby, have executed or authorized the execution of and have authorized the delivery of this Agreement, and except for approval by CNC, as the sole shareholder of CNB, no other corporate proceedings on the part of DGC, CNC, or CNB are necessary or desirable to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by DGC, CNC, and CNB and constitutes a valid and binding obligation of each of DGC, CNC, and CNB, enforceable in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement by DGC, CNC, or CNB nor the consummation by DGC, CNC, or CNB of the transactions contemplated hereby, nor compliance by DGC, CNC, or CNB with any of the provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of DGC, or CNC, or the Articles of Association or Bylaws of CNB, (ii) to the best knowledge of DGC, CNC, and CNB violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DGC, CNC, CNB, or any of their subsidiaries or any of their respective properties or assets, or (iii) to the best knowledge of DGC, CNC, and CNB violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of DGC, CNC, CNB, or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DGC, CNC, CNB, or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such conflicts, breaches or defaults as are set forth in
Schedule 4.03 hereto, or which either individually or in the aggregate will not have a material adverse effect on the business, operations, properties, assets or financial condition of DGC, CNB or any of their respective subsidiaries.

         4.04 Consents and Approvals. Except for consents and approvals of, or filings or registrations, with the SEC, OCC, the Federal Reserve Bank, the FDIC, and the Commissioner, no consents or approvals of or filings or registrations with any third party or any public body or authority are necessary in connection with (i) the execution and delivery by DGC, CNC, and CNB of this Agreement or (ii) the consummation of the Mergers and the other transactions contemplated hereby.

         4.05 SEC Documents; Financial Statements; Liabilities. (a) DGC has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1992 (the "DGC SEC Documents"), complete copies of which have been provided to Gonzales Holding. As of their respective dates, the DGC SEC Documents, and any such reports, forms and documents filed by DGC with the SEC after the date hereof, complied, or will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such DGC SEC Documents, and none of the DGC SEC Documents contained, or will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any DGC SEC Document has been revised or superseded by a later filed DGC SEC Document, none of the DGC SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The DGC financial statements included in the DGC SEC Documents have been audited by KPMG Peat Marwick LLP, certified public accountants (in the case of the DGC audited financial statements) in accordance with generally accepted auditing standards, have been prepared in accordance with generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly the financial position of DGC and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the DGC interim financial statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The DGC interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Neither DGC nor any of its consolidated subsidiaries has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) that is material individually or in the aggregate, except as and to the extent reflected on the latest balance sheet included in the DGC interim financial statements (the "DGC Latest Balance Sheet"), or as may have been incurred or may have arisen since the date of the DGC Latest Balance Sheet in the ordinary course of business.

         (c) Since the date of the DGC Latest Balance Sheet, there has been no change that has had or is likely to have a material adverse effect on DGC or its subsidiaries.

         4.06      Litigation.  Except (a) as disclosed in a DGC SEC Document,
(b) that are not material individually or in the aggregate, or (c) as listed on
Schedule 4.06, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of DGC, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting DGC or any of its subsidiaries or any of the directors, officers, or employees of the foregoing, and to the knowledge of DGC no facts or circumstances exist that would be likely to result in the filing of any such action that would have a material adverse effect on DGC. Neither DGC nor any of its subsidiaries is subject to any currently pending material judgment, order or decree entered in any lawsuit or proceeding.

         4.07 Legality of DGC Common Stock. The DGC Common Stock to be issued in connection with the Holding Company Merger, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, and free of pre-emptive rights.

         4.08 Statements are True and Correct. None of the information included in (a) the Registration Statement to be filed by DGC with the SEC in connection with the DGC Common Stock to be issued in the Holding Company Merger in accordance with Section 5.06 hereof, (b) the Proxy Statement to be mailed to the shareholders of Gonzales Holding in connection with its shareholders meeting, and (c) any other documents to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby that has been or will be supplied by DGC or any of its subsidiaries, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the shareholders of Gonzales Holding, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Gonzales Holding shareholders' meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that DGC is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will comply in all material respects with the provisions of applicable law.

         4.09 No Shareholder Vote. No vote of any class of shareholders of DGC is required to approve this Agreement or the transactions contemplated hereby in order to comply with the Mississippi Business Corporation Act, DGC's Articles of Incorporation or Bylaws, or the rules and regulations of any exchange on which the DGC Common Stock is listed or traded.

         4.10 Broker's and Finder's Fee. No agent, broker, person or firm acting on behalf of DGC, CNC or CNB is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

         4.11 Disclosure. No representations or warranties by DGC, CNC or CNB in this Agreement and no statement contained in the schedules or exhibits or in any certificates to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   Article V.

                            COVENANTS OF THE PARTIES

         5.01 Conduct of Business. Except with the consent of the other parties hereto, during the period from the date of this Agreement to the Effective Date:

         (a) Gonzales Bank and Gonzales Holding will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice.

         (b) Neither Gonzales Holding nor Gonzales Bank shall (i) increase by more than ten percent (10%) the compensation payable by Gonzales Bank or Gonzales Holding to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase would be in excess of $25,000 per annum, (ii) grant or pay any extraordinary bonus, percentage compensation, service award or other like benefit to any such director, officer, agent, consultant or employee, or (iii) make or agree to any extraordinary welfare, pension, retirement or similar payment or arrangement for the benefit of any such director, officer, agent, consultant or employee.

         (c) Neither Gonzales Holding nor Gonzales Bank shall sell or dispose of material assets except in the ordinary course of business.

         (d) Neither Gonzales Holding nor Gonzales Bank shall enter into any new capital commitments or make any capital expenditures, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business.

         (e) Neither Gonzales Bank nor Gonzales Holding shall authorize or issue any additional shares of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, nor shall Gonzales Bank or Gonzales Holding otherwise authorize or affect any change in its capitalization.

         (f) No dividends shall be paid by Gonzales Holding, except for (i) a special dividend by Gonzales Holding in February, 1996 of $2.00 per share, and (ii) regular quarterly dividends in 1996 of $.35 per share for each complete calendar quarters that elapses prior to the Effective Date. No dividends shall be paid by Gonzales Bank except dividends by Gonzales Bank to Gonzales Holding to the extent necessary to fund authorized dividends of Gonzales Holding and to pay necessary and routine expenses of Gonzales Holding.

         5.02 Limitation on Actions. Prior to the Effective Date or until the termination of this Agreement, Gonzales Holding shall not, without the prior approval of the chief executive officer of DGC,

         (a)     solicit or encourage inquiries or proposals with respect to; or

         (b) except as may be necessary as advised in writing by its counsel to discharge its fiduciary duties, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Gonzales Holding or any subsidiary thereof, or any business combination with Gonzales Holding or any subsidiary thereof, other than as contemplated by this Agreement; and shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Gonzales Holding from taking any action that counsel to Gonzales Holding has advised in writing is required to discharge his or her fiduciary duties to Gonzales Holding and its shareholders.

         Gonzales Bank and Gonzales Holding agree to notify DGC by telephone within twenty-four hours of receipt of any inquiry with respect to a proposed merger, consolidation, assets acquisition, tender offer or other takeover transaction with another person or receipt of a request for information from the FDIC, OCC or other governmental authority with respect to a proposed acquisition of Gonzales Bank or Gonzales Holding by another party.

         5.03 Current Information. During the period from the date of this Agreement to the Effective Date, Gonzales Bank and Gonzales Holding will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of DGC and to report the general status of its ongoing operations. In addition, separate reporting on matters involving the loan portfolio will occur monthly and will include, but not be limited to,
(i) all board reports, (ii) new and renewed loans (including loan applications), (iii) delinquency reports, (iv) loan extensions, (v) to the extent possible, loan policy exceptions, loan documentation exceptions, and financial statement exceptions, (vi) watch list reports, (vii) all written communications concerning problem loan accounts greater than $50,000, (viii) notification and written details involving new loan products and/or loan programs, and (ix) such other information regarding specific loans, the loan portfolio and management of the loan portfolio as may be requested. Gonzales Bank and Gonzales Holding will promptly notify DGC of any material change in the normal course of their business or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving either party, and will keep DGC fully informed of such events.

         5.04 Access to Properties and Records; Confidentiality. (a) For purposes of allowing DGC, CNC, and CNB and their counsel to prepare regulatory submissions, and for other relevant purposes, Gonzales Bank and Gonzales Holding shall permit DGC reasonable access to their properties during normal business hours, and shall disclose and make available to DGC and its agents all books, papers and records relating to their assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to: their books of account (including their general ledgers); tax records; minute books of directors' and shareholders' meetings; charter documents; bylaws; material contracts and agreements; filings with any regulatory authority; litigation files; compensatory plans affecting its employees; and any other materials pertaining to business activities, projects or programs in which the other parties may have a reasonable interest in light of the proposed Mergers. No member of the Gonzales Consolidated Group shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) All information furnished by any member of the Gonzales Consolidated Group pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers contemplated hereby and, if such Mergers shall not occur, DGC, CNC, and CNB shall return to Gonzales Holding all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all of such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed Mergers are abandoned and shall not apply to (a) any information which (i) DGC, CNC and CNB can establish by convincing evidence was already in its possession prior to the disclosure thereof by Gonzales Holding or Gonzales Bank, (ii) was then generally known to the public or set forth in public records, (iii) became known to the public through no fault of DGC, CNC or CNB, or (iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality, or (b) disclosures in accordance with an order of a court of competent jurisdiction.

         5.05 Interim Financial Statements. As soon as reasonably available, but in no event more than fifteen (15) days after the end of each month ending after the date of this Agreement, Gonzales Bank and Gonzales Holding will deliver to DGC copies of their monthly financial statements.

         5.06 Regulatory Matters. (a) DGC shall prepare and file a registration statement with the SEC on Form S-4 under the Securities Act (the "Registration Statement"), including a proxy statement (the "Proxy Statement") to be mailed to Gonzales Holding shareholders in connection with the meeting to be called to consider the Holding Company Merger, as soon as reasonably practicable following the date of this Agreement. The Registration Statement shall comply in all material respects with the Securities Act and DGC will use its best efforts to cause the Registration Statement to be declared effective as soon as practicable, to qualify the DGC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

         (b) DGC will use its best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including those required by the OCC, the Federal Reserve Board, the FDIC and the Commissioner.

         (c) Gonzales Holding shall cooperate in preparing the Registration Statement and the Proxy Statement. Gonzales Holding will promptly furnish all such data and information relating to it and its subsidiaries as DGC may reasonably request for the purpose of including such data and information in the Registration Statement.

         (d) DGC will indemnify and hold harmless Gonzales Holding, each of its directors, each of its officers and each person, if any, who controls Gonzales Holding within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the Securities Act, any state securities or blue sky laws, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred, promptly as they are incurred, by such person in connection with investigating or defending any such action or claim; provided, however, that DGC shall not be liable in any case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon or in conformity with information furnished to DGC by or on behalf of the Gonzales Consolidated Group for use therein.

         (e) Promptly after receipt by an indemnified party under subparagraph (d) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against DGC under such subparagraph, notify DGC in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify DGC of the commencement thereof, DGC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from DGC to such indemnified party of its election so to assume the defense thereof, DGC shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if DGC elects not to assume such defense or counsel for the indemnified parties advises in writing that there are material substantive issues which raise conflicts of interest between DGC or Gonzales Holding and one or more of the indemnified parties, such indemnified parties may retain counsel satisfactory to them, and DGC shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received.

         5.07 Approval of Shareholders. Gonzales Holding will (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, (ii) subject to the provisions of Section 5.02(b) hereof, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement, and (iii) cooperate and consult with DGC, CNC, and CNB with respect to each of the foregoing matters. Gonzales Holding, as the sole shareholder of Gonzales Bank, shall approve this Agreement and the Bank Merger. CNC, as the sole shareholder of CNB, shall approve this Agreement and the Bank Merger.

         5.08 Compliance with SEC Rules 144 and 145. Gonzales Holding shall identify in a letter to DGC, after consultation with its counsel and with DGC and its counsel, persons who may be deemed to be affiliates of Gonzales Holding as that term is defined in Rule 145 under the Securities Act and who will become beneficial owners of Common Stock of DGC pursuant to the Holding Company Merger ("Gonzales Holding Affiliates"). Gonzales Holding shall use its best efforts to cause all Gonzales Holding Affiliates to execute and deliver to DGC written agreements to comply with the applicable resale restrictions set forth in Rules 144 and 145 under the Securities Act.

         5.09 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

         5.10 Public Announcements. DGC, CNC, CNB, Gonzales Bank and Gonzales Holding will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby. No party to this agreement shall make any public announcement or otherwise make any disclosure (either public or private), other than such disclosure to employees or agents of any such party as may be required to carry out the transactions contemplated by this Agreement and except as may be required by law, without the express written consent of all parties hereto. Each party hereto shall undertake such reasonable steps as may be required to ensure that its employees and agents comply with the provisions of this Section 5.10.

         5.11 Benefits. (a) From and after the Effective Date, DGC will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all Gonzales Bank employees under all DGC employee benefit plans for which they are eligible, as soon as practicable after the Effective Date. All prior years of service of Gonzales Bank employees will be counted for vesting and eligibility purposes under all applicable DGC employee benefit plans to the extent permitted by applicable law. Any Gonzales Bank employee who, immediately prior to the Effective Date, is covered by or is a participant in a Gonzales Bank employee benefit plan listed in Schedule 3.20 of this Agreement, shall, on the Effective Date, be covered by or participate in the comparable DGC employee benefit plan if a comparable plan otherwise is maintained by DGC and if the eligibility requirements of the DGC plan are met.

         (b) After the Effective Date, CNB will honor the employment agreements described in Schedule 5.11 and will provide severance benefits to former employees of Gonzales Bank that are at least equivalent to the benefits that would have been provided under the current severance policy of Gonzales Bank, a copy of which has been provided to CNB.

         5.12      Election of Directors.  For a period of not less than three
(3) years after the Effective Date, DGC and CNC shall elect at least two (2) former members of the Board of Directors of Gonzales Bank to serve as directors of CNB.

         5.13 Indemnification and Liability Insurance. (a) From and after the Effective Date, CNC shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of Gonzales Holding (each such director, officer, employee or agent referred to as a "Holding Company Indemnified Party") against all losses, claims, damages, liabilities, judgments (and related expenses including but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Holding Company Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana Law or by Gonzales Holding's Articles of Incorporation and Bylaws as in effect on the date hereof, whichever is greater.

         (b) From and after the Effective Date, CNB shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of Gonzales Bank (each such director, officer, employee or agent referred to as a "Bank Indemnified Party") against all losses, claims, damages liabilities, judgments (and related expenses including but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Bank Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana Law or by Gonzales Bank's Articles of Incorporation and Bylaws as in effect on the date hereof, whichever is greater.

         (c) CNB and CNC shall use its best efforts to maintain the existing directors' and officers' liability insurance policy of Gonzales Bank and Gonzales Holding, respectively, covering persons who are currently covered by such insurance for a period of five (5) years after the Effective Date on terms generally no less favorable than those in effect on the date of this Agreement; provided, however, that CNB and CNC may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of this Agreement.


                                  Article VI.

                               CLOSING CONDITIONS

         6.01 Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, none of which may be waived:

         (a) This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Gonzales Holding Common Stock, voted at the special meeting of shareholders of Gonzales Holding called pursuant to
Section 5.07 hereof.

         (b) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Mergers.

         (c) DGC, CNC, CNB, Gonzales Holding and Gonzales Bank shall have received an opinion of Messrs. Watkins Ludlam & Stennis, P.A. substantially to the effect that the transactions contemplated by this Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Code.

         (d) A Registration Statement relating to the shares of DGC Common Stock to be issued pursuant to this Agreement shall have become effective under the Securities Act and shall not be subject to any stop order or a threatened stop order. All necessary consents or permits from or registrations or filings with state securities commissions shall have been obtained or made.

         (e) This Agreement and the transactions contemplated hereby shall have been approved by the OCC and all other applicable federal and state authorities.

         6.02 Conditions to the Obligations of DGC, CNC, and CNB under this Agreement. The obligations of DGC, CNC, and CNB under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by DGC, CNC, and CNB:

         (a) Each of the obligations of Gonzales Bank and Gonzales Holding required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of Gonzales Bank and Gonzales Holding contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement) and DGC, CNC, and CNB shall have received a certificate to that effect signed by the president and the chief financial officer of Gonzales Bank and Gonzales Holding.

         (b) All action required to be taken by, or on the part of, Gonzales Bank and Gonzales Holding to authorize the execution, delivery and performance of this Agreement by Gonzales Bank and Gonzales Holding and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of Gonzales Bank and Gonzales Holding and DGC, CNC, and CNB shall have received certified copies of the resolutions evidencing such authorization.

         (c) Any and all permits, consents, waivers, clearances, approvals and authorizations (in addition to those referred to in Section 6.01 hereof) of all third parties and governmental bodies shall have been obtained by Gonzales Bank and Gonzales Holding, which are necessary in connection with the consummation of the Mergers by Gonzales Holding and Gonzales Bank and the other transactions contemplated hereby.

         (d) DGC, CNC, and CNB shall have received an opinion from Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P., counsel to Gonzales Bank and Gonzales Holding, dated the date of the Closing, in form satisfactory to CNB, DGC, and CNC to the effect that:

                 i) Gonzales Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Gonzales Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of Louisiana (a) has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, (b) is duly authorized to conduct a general banking business under the Banking Laws of the State of Louisiana, and (c) is an insured bank as defined in the Federal Deposit Insurance Act;

                 ii) This Agreement has been duly and validly authorized, executed and delivered by Gonzales Holding and Gonzales Bank and is valid and enforceable against each of them, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles;

                 iii) The authorized capital stock of Gonzales Holding consists of 10,000,000 shares of Gonzales Holding Common Stock, of which, as of December 31, 1995, 561,801 shares have been duly issued, are presently outstanding and are fully paid and non-assessable;

                 iv) The authorized capital stock of Gonzales Bank consists of 600,000 of Gonzales Bank Common Stock of which, as of December 31, 1995, 440,000 shares are issued and outstanding; all of such outstanding shares are validly issued, fully paid and non-assessable;

                 v) The execution and delivery by Gonzales Holding and Gonzales Bank of this Agreement, consummation by Gonzales Holding and Gonzales Bank of the transactions contemplated hereby and compliance by Gonzales Holding and Gonzales Bank with the provisions hereof will not violate the Articles of Incorporation of Gonzales Holding or Gonzales Bank or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which Gonzales Holding or Gonzales Bank is a party or to which they may be subject;

                 vi) Such counsel has participated in several conferences with representatives of the parties of this Agreement and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement to be filed in connection with the transactions contemplated by this Agreement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of the parties to this Agreement) nothing has come to the attention of such counsel that would lead them to believe that such Registration Statement or the Proxy Statement, as amended or supplemented if it has been amended or supplemented, at the time it became effective and as amended or supplemented, (in the case of the Registration Statement) or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein, as to which no opinion need be rendered).

         As to matters of fact, counsel to Gonzales Holding and Gonzales Bank may rely, to the extent they deem appropriate, upon certificates of officers of Gonzales Holding and Gonzales Bank, provided, such certificates are delivered to DGC and CNB prior to the Closing or attached to the opinion of counsel.

         (e) There shall not have occurred any material adverse change in the financial condition, results of operations, business or prospects of Gonzales Holding or Gonzales Bank from the date of the Gonzales Latest Balance Sheet to the Closing.

         (f) Gonzales Holding shall have used it bests efforts to cause all Affiliates to execute and deliver to DGC written agreements to comply with the applicable resale restrictions set forth in Rule 145 under the Securities Act.

         Gonzales Bank and Gonzales Holding will furnish DGC, CNC, and CNB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.02 as DGC, CNC, and CNB may reasonably request.

         6.03 Conditions to the Obligations of Bank of Gonzales and Bank of Gonzales Holding Company, Inc. under this Agreement. The obligations of Gonzales Bank and Gonzales Holding under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by Gonzales Bank and Gonzales Holding:

         (a) Each of the obligations of DGC, CNC, or CNB, respectively, required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of DGC, CNC, and CNB contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement) and Gonzales Bank and Gonzales Holding shall have received certificates to that effect signed by the presidents and chief financial officers of DGC, CNC, and CNB, respectively.

         (b) All action required to be taken by, or on the part of, DGC, CNC, and CNB to authorize the execution, delivery and performance of this Agreement of DGC, CNC, and CNB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of DGC, CNC, and CNB, respectively, and Gonzales Bank and Gonzales Holding shall have received certified copies of the resolutions evidencing such authorization.

         (c) Gonzales Holding shall have received a letter from Alex Sheshunoff & Co., or another financial advisor selected by Gonzales Holding, dated within five (5) days of the date of mailing of the Proxy Statement to its shareholders to the effect that the terms of the Holding Company Merger are fair to its shareholders from a financial point of view.

         (d) There shall not have occurred any material adverse change in the financial condition, results of operations, business or prospects of DGC, CNC or CNB from the date of the DGC Latest Balance Sheet to the Closing.

         (e) Gonzales Holding and Gonzales Bank shall have received from Messrs. Watkins, Ludlam and Stennis, P.A., counsel for DGC, CNC and CNB (or as to certain matters involving Louisiana law from Louisiana counsel to DGC, CNC and CNB), an opinion, dated as of the Closing, in form and substance satisfactory to Gonzales Holding and Gonzales Bank, to the effect that:

                 i) DGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. DGC is qualified to do business as a foreign corporation in Louisiana.
         CNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CNB is a state banking corporation duly organized, validly existing and in good standing under the laws of Louisiana (a) has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, (b) is duly authorized to conduct a general banking business under the Banking Laws of the State of Louisiana, and (c) is an insured bank as defined in the Federal Deposit Insurance Act;

                 ii) This Agreement has been duly and validly authorized, executed and delivered by DGC, CNC, and CNB is valid and enforceable, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles;

                 iii) The authorized capital stock of DGC consists of 50,000,000 shares of DGC Common Stock, 10,000,000 shares of Class A Voting Preferred Stock, no par value, and 10,000,000 shares of Class B Non-Voting Preferred Stock, no par value of which, as of December 31, 1995, 19,379,643 shares of Common Stock have been duly issued, are presently outstanding and are fully paid and non-assessable. All shares of DGC Common Stock to be issued to holders of Gonzales Holding Common Stock will be, when issued as described in this Agreement and the Registration Statement, duly authorized and validly issued, fully paid and non-assessable, free of liens, security interests, pledges or other encumbrances and all preemptive or similar rights other than liens, security interests, pledges or other encumbrances placed thereon by the holders of Gonzales Holding Common Stock;

                 iv) The authorized capital stock of CNC consists of 5,000,000 shares of CNC Common Stock, of which, as of December 31, 1995, 4,200,000 shares have been duly issued, are presently outstanding and are fully paid and non-assessable;

                 v) The authorized capital stock of CNB consists of 234,121shares of CNB Common Stock of which, as of December 31, 1995, 234,121 shares are issued and outstanding; all of such outstanding shares are validly issued, fully paid and non-assessable;

                 vi) The execution and delivery by DGC, CNC, and CNB of this Agreement, consummation by DGC, CNC, and CNB of the transactions contemplated hereby and compliance by DGC, CNC, and CNB with the provisions hereof will not violate the Articles of Incorporation or Association of DGC, CNC, and CNB or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which DGC, CNC, and CNB is a party or to which they may be subject;

                 vii) the Registration Statement has become effective, and to such counsel's knowledge, no stop order suspending its effectiveness has been issued nor have any proceedings for that purpose been instituted;

                 viii) the Registration Statement and each amendment or supplement thereto, as of their respective effective or issue dates, complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and we do not know of any contracts or documents required to be filed as exhibits to the Registration Statement which are not filed as required; it being understood that such counsel need express no opinion as to the financial statements or other financial or statistical data contained in or omitted from the Registration Statement or the Proxy Statement; and

                 ix) Such counsel has participated in several conferences with representatives of the parties of this Agreement and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement to be filed in connection with the transactions contemplated by this Agreement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of the parties to this Agreement) nothing has come to the attention of such counsel that would lead them to believe that such Registration Statement or the Proxy Statement, as amended or supplemented if it has been amended or supplemented, at the time it became effective and as amended or supplemented, (in the case of the Registration Statement) or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein, as to which no opinion need be rendered).

         As to matters of fact, counsel to DGC, CNC and CNB may rely, to the extent they deem appropriate, upon certificates of officers of DGC, CNC, and CNB, provided, such certificates are delivered to Gonzales Holding and Gonzales Bank prior to the Closing or attached to the opinion of counsel.

         DGC, CNC, and CNB will furnish Gonzales Bank and Gonzales Holding with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.03 as Gonzales Bank and Gonzales Holding may reasonably request.


                                  Article VII.

                                    CLOSING

         7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the offices of DGC, One Deposit Guaranty Plaza, 210 East Capitol Street, Jackson, Mississippi 39205 at 9:00 A.M., local time, on the first business day after the date on which all of the conditions contained in Article VI, to the extent not waived, are satisfied or at such other place, at such other time, or on such other date as DGC, CNC, CNB, Gonzales Holding and Gonzales Bank may mutually agree upon for the Closing to take place.

         7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to DGC, CNC, CNB, Gonzales Holding and Gonzales Bank the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.


                                 Article VIII.

                                  TERMINATION

         8.01 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Holding Company Merger by the shareholders of Gonzales Holding:

         (a) by mutual written consent of the parties, properly authorized by their respective Boards of Directors;

         (b) by DGC, CNC, and CNB, if at the time of such termination there shall be a material adverse change in the consolidated financial condition of Gonzales Bank or Gonzales Holding from that set forth in Gonzales Bank's or Gonzales Holding's Financial Statements for the period ended December 31, 1995;

         (c) by any party hereto, if a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the transactions contemplated by this Agreement violate the antitrust laws of the United States;

         (d) by any party hereto, if at the special meeting of shareholders to be called by Gonzales Holding pursuant to this Agreement, this Agreement shall not have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Gonzales Holding Common Stock voted at the special meeting of shareholders of Gonzales Holding called pursuant to
Section 5.07 hereof;

         (e) by DGC, CNC, and CNB, in the event there are dissenting shareholders who hold more than ten percent (10%) of the shares of Gonzales Holding Common Stock;

         (f) by any party hereto if Closing shall not have occurred by December 31, 1996; or

         (g)     by Gonzales Holding's Board of Directors in accordance with
Section 5.02(b) hereof upon payment of the expenses referenced in Section 9.01 hereof.

         8.02 Effect of Termination. In the event of termination of this Agreement by either DGC, CNC, CNB, Gonzales Holding or Gonzales Bank as provided above, this Agreement shall forthwith become void and except as provided in Section 5.04 and Section 9.01 hereof there shall be no further liability on the part of Gonzales Bank, Gonzales Holding, DGC, CNC, CNB, or their respective officers or directors.


                                  Article IX.

                                 MISCELLANEOUS

         9.01 Expenses. Except as set forth below, all out-of-pocket costs and expenses incurred in connection with the Mergers (including, but not limited to, counsel fees) shall be paid by the party incurring such costs and expenses.

         In recognition of the fact that DGC will bear the bulk of the expense in preparing for regulatory approvals, in the event Gonzales Holding terminates or seeks to terminate this Agreement without cause, or if the shareholders of Gonzales Holding fail to approve the transaction because of action taken by an officer or director of Gonzales Holding upon advice of counsel pursuant to
Section 5.02(b), Gonzales Holding shall indemnify DGC for all expenses reasonably incurred by DGC in attempting to comply with the terms of the Agreement.

         9.02 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified first class mail (return receipt requested) or by facsimile, cable, telegram or telex addressed as follows:

         (a)     If to DGC,  CNC, or CNB, to:

                 Deposit Guaranty Corporation
                 One Deposit Guaranty Plaza
                 210 East Capitol Street
                 P.0. Box 730
                 Jackson, Mississippi  39205
                 Attention:  Arlen L. McDonald
                 Fax Number: (601) 354-8192

                 Copy to:

                 Watkins Ludlam & Stennis, P.A.
                 633 North State Street  (39202)
                 Post Office Box 427
                 Jackson, Mississippi  39205-0427
                 Attention: L. Keith Parsons, Esq.
                 Fax Number: (601) 949-4804

         (b)     If to Gonzales Bank or Gonzales Holding, to:

                 Bank of Gonzales Holding Company, Inc.
                 South Burnside Avenue at Worthey Road
                 P.O. Box 1089
                 Gonzales, La. 70709-1089
                 Attn: D. Dale Gaudet
                 Fax Number: (504) 621-7239

                 Copy to:

                 Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. 201 St. Charles Ave., Suite 5100
                 New Orleans, La. 70170
                 Attn:  W. Philip Clinton
                 Fax Number: (504) 582-8012

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         9.03 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and with respect to Sections 5.12 and 5.13, the additional parties referenced therein, and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         9.04 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Mergers, whether before or after approval thereof by the Gonzales Holding shareholders, DGC, CNC, CNB, Gonzales Holding and Gonzales Bank may, by action taken by their respective Boards of Directors (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section
6.01 hereof; provided, however, that, subject to Section 1.01 hereof, after any approval of the Holding Company Merger by the shareholders of Gonzales Holding, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which changes the amount or form of consideration to be delivered to shareholders of Gonzales Holding. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         9.05 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

         9.06 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Date, or the earlier termination of this Agreement pursuant to Article VIII hereof. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or a warranty by the other party shall be to not consummate the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6.02(a) or 6.03(a) hereof, provided, however, that the foregoing shall not be deemed a waiver of any claim for intentional misrepresentation or fraud.

         9.07 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         9.08 Governing Law. This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to the principles of conflicts of laws thereof.

         9.09 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, a majority of the members of the Boards of Directors of CNB and Gonzales Bank, respectively, have each executed this Agreement and directed the authorized signature and seal of each respective bank to be set hereunto by its President and attested to by its Secretary or Cashier, and the Boards of Directors of DGC, CNC, and Gonzales Holding have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

Attest:                                 DEPOSIT GUARANTY CORP.



                                        By
- ------------------------------             ------------------------------------
Secretary                                          President


Attest:                                 COMMERCIAL NATIONAL
                                        CORPORATION


                                        By
- ------------------------------             ------------------------------------
Secretary                                          President


Attest:                                 BANK OF GONZALES HOLDING
                                        COMPANY, INC.


                                        By
- ------------------------------             ------------------------------------
Secretary                                          President


[EXECUTION BELOW BY CITIZENS NATIONAL BANK AND BANK OF GONZALES]

Attest:                                 CITIZENS NATIONAL BANK


                                        By
- ------------------------------             ------------------------------------
Secretary                                        President



(Seal of Bank)



Attest:                                 BANK OF GONZALES


                                        By
- ------------------------------             ------------------------------------
Secretary                                        President



(Seal of Bank)

                                   EXHIBIT B

                         FAIRNESS OPINION OF SHESHUNOFF

                                   EXHIBIT B


                                                      May ___, 1996
Board of Directors
Bank of Gonzales Holding Company, Inc.
P.O. Box 1089
Gonzales, Louisiana 70707

Members of the Board:

We understand that Bank of Gonzales Holding Company, Inc., Gonzales, Louisiana ("Gonzales Holding") and Deposit Guaranty Corporation, Jackson, Mississippi ("DGC") have entered into an Agreement and Plan of Merger, dated as of February 5, 1996 (the "Agreement"), which provides, among other things, for the merger (the "Merger") of Gonzales Holding with and into DGC. Pursuant to the Merger, each share of common stock, no par value, of Gonzales Holding (the "Gonzales Holding Common Stock") issued and outstanding immediately prior to the Effective Date other than shares of Gonzales Holding Company Common Stock owned by stockholders who, pursuant to the Louisiana Business Corporation Law ("LBCL"), perfect dissenters' rights ("Dissenting Shares"), shall, by virtue of the Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares of common stock, no par value, of DGC (the "DCG Common Stock") equal to the Exchange Ratio, as defined below, subject to adjustment as provided herein and, in respect of fractional shares, subject to Section 1.06 of the Agreement.

The Exchange Ratio shall equal 634,000 divided by the number of shares of Gonzales Holding Common Stock outstanding on the date immediately preceding the Effective Date. If prior to the Effective Date DGC should split or combine DGC Common Stock, or pay a dividend or other distribution in DGC Common Stock, then the exchange ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution. The terms and conditions of the Merger are more fully set forth in the Agreement. Based upon 541,611 of Gonzales Holding Common Stock outstanding and a stock price of $46.75 per share as of March 22, 1996 for DGC's Common Stock, DGC will issue 634,000 common shares to Gonzales Holding shareholders for a total transaction value of $29,639,500.

You have requested our opinion, as an independent financial advisor, as to whether the Agreement is fair from a financial point of view to holders of Gonzales Holding Common Stock, as of the date hereof.

In connection with our opinion, we have: (i) reviewed the Agreement; (ii) reviewed certain publicly available financial statements and other information of Gonzales Holding and DGC; (iii) reviewed certain internal financial statements and other financial and operating data concerning Gonzales Holding and DGC; (iv) discussed the past and current operations and financial condition and the prospects of Gonzales Holding and DGC with senior executives; (v) reviewed certain historical market prices and trading volumes of DGC and compared them to other publicly traded companies deemed relevant; (vi) compared Gonzales Holding and DGC from a financial point of view with certain other companies which we deemed to be relevant; (vii) reviewed the results of certain regulatory examinations of Gonzales Holding and DGC with the senior management of the respective companies; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (ix) performed such other analyses and examinations as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. In addition, we have not made an independent evaluation of the assets or liabilities of Gonzales Holding and DGC, nor have we been furnished with any such appraisals. In addition, we are not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate adequate to cover such losses. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. With respect to financial forecasts, as well as projected cost savings, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of Gonzales Holding and DGC, as to the future financial performance of Gonzales Holding and DGC, respectively, and we have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby.

Our opinion is limited to the fairness, from a financial point of view, to the holders of Gonzales Holding Common Stock of the Agreement and does not address Gonzales Holding's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

                                        Very truly yours,


                                        ALEX SHESHUNOFF & CO.
                                        INVESTMENT BANKING

                                   EXHIBIT C

                     SECTION 131 OF THE LOUISIANA BUSINESS
                                CORPORATION LAW

                                   EXHIBIT C



                             La. R.S. 12:131 (1993)

Section 131. Rights of a shareholder dissenting from certain corporate actions

         A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty percent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

         B. The right to dissent provided by this Section shall not exist in the case of:

         (1) A sale pursuant to an order of a court having jurisdiction in the premises.

         (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

         (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

         C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

         D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

         E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

         F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

         G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

         H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Deposit Guaranty is incorporated under the laws of Mississippi. Subarticle E of Article 8 of the Mississippi Business Corporation Act prescribes the conditions under which indemnification may be obtained by a present or former director or officer of Deposit Guaranty who incurs expenses or liability as a consequence of matters arising out of his activities as a director or officer.

         Article Nine of Deposit Guaranty's Articles of Incorporation also provides for indemnification of officers and directors under certain circumstances. Deposit Guaranty has purchased a liability policy which, subject to any limitations set forth in the policy, indemnifies Deposit Guaranty's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed by such person in his capacity as an officer or director.


ITEM 21.  EXHIBITS

         The following exhibits are furnished (or incorporated by reference) as a part of this Registration Statement:

         Exhibit Number                            Description
         --------------                            -----------

               2 Agreement and Plan of Merger dated as of February 5, 1996, as amended, included as Exhibit A to the Proxy Statement/Prospectus contained herein.

               5                  Opinion of Watkins Ludlam & Stennis, P.A.
                                  regarding legality of common stock registered hereby.

               8                  Opinion of Watkins Ludlam & Stennis, P.A.
                                  regarding tax matters.

               23(a) Consent of KPMG Peat Marwick LLP, independent accountants

               23(b)              Consent of Basil M. Lee and Company,
                                  independent accountants

               23(c) Consent of Watkins Ludlam & Stennis, P.A. is contained in their opinion filed as Exhibit 5 to this Registration Statement

               23(d)              Consent of Alex Sheshunoff & Co.

               24                 Power of attorney included as part of
                                  signature page

               99                 Form of Proxy

ITEM 22.  UNDERTAKINGS

         (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (5) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Deposit Guaranty certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on this the 30th day of April, 1996.

DEPOSIT GUARANTY CORP.



BY:    /s/ E. B. Robinson, Jr.
    -----------------------------------
       E. B. Robinson, Jr.
       Chairman of the Board and
       Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints E. B. Robinson, Jr., Howard L. McMillan, Jr., and Robert G. Barnett, and each of them (with full power to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and affix his name and signature to and file any and all documents relating to the registration under the Securities Act of 1933 of shares of Deposit Guaranty Common Stock for issuance to Gonzales Holding in accordance with the Merger Agreement, and do hereby grant to said attorneys, and each of them full power and authority to do and perform each and every act and thing necessary to be done in and about the premises in order to effectuate such registration as fully to all intents and purposes as he might do personally, and do hereby ratify and confirm all that said attorneys, or any of them, may lawfully do or cause to be done by virtue hereof. The documents referred to include a Registration Statement under the Securities Act of 1933 on Form S-4, and any amendments (including post effective amendments) thereto, and all documents deemed necessary or desirable by said attorneys-in-fact to be filed with departments or agencies of the several states regulating the qualification or registration of securities under Blue Sky laws of said states, together with any and all documents and all exhibits relating to the registration statement, amendments, or exhibits required to be filed with any administrative or regulatory agency or authority.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         NAME                               TITLE                                       DATE
/s/ E. B. Robinson, Jr.           Chairman of the Board                           April 30, 1996
- ------------------------------    and Director  (Principal
E. B. Robinson, Jr.               Executive Officer)


                                  President and Director                          April __, 1996
- ------------------------------
Howard L. McMillan, Jr.

/s/ Arlen L. McDonald             Executive Vice President                        April 30, 1996
- ------------------------------    (Principal Financial
Arlen L. McDonald                 Officer)



/s/ Stephen E. Barker             Controller (Principal                           April 30, 1996
- ------------------------------    Accounting Officer)
Stephen E. Barker


                                  Director                                        April __, 1996
- ------------------------------
Michael B. Bemis


/s/ Richard H. Bremer             Director                                        May 1, 1996
- ------------------------------
Richard H. Bremer


                                  Director                                        April __, 1996
- ------------------------------
Warren A. Hood, Jr.


                                  Director                                        April __, 1996
- ------------------------------
Charles L. Irby


/s/ Richard D. McRae, Jr.         Director                                        April 30, 1996
- ------------------------------
Richard D. McRae, Jr.


/s/ W. R. Newman, III             Director                                        April 30, 1996
- ------------------------------
W. R. Newman, III


/s/ John N. Palmer                Director                                        April 30, 1996
- ------------------------------
John N. Palmer


/s/ Steven C. Walker              Director                                        May 1, 1996
- ------------------------------
Steven C. Walker


/s/ J. Kelley Williams            Director                                        May 1, 1996
- ------------------------------
J. Kelley Williams

                               INDEX TO EXHIBITS


Exhibit Number      Description                                                                Page Number
- --------------      -----------                                                                -----------
2                   Agreement and Plan of Merger dated as of February 5, 1996, as amended, included as Exhibit A to the Proxy Statement/Prospectus contained herein.


5                   Opinion of Watkins Ludlam & Stennis, P.A. regarding legality of common stock registered hereby.

8                   Opinion of Watkins Ludlam & Stennis,P.A. regarding tax matters.

23(a)               Consent of KPMG Peat Marwick LLP, independent accountants

23(b)               Consent of Basil M. Lee and Company, independent accountants

23(c) Consent of Watkins Ludlam & Stennis, P.A. is contained in their opinion filed as Exhibit 5 to this Registration
                    Statement

23(d)               Consent of Alex Sheshunoff & Co.

24                  Power of attorney included as part of signature page

99                  Form of Proxy